UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Tyson Foods, Inc.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Tyson Foods, Inc.
2200 West Don Tyson Parkway
Springdale, Arkansas 72762-6999
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
February 10, 2022
To Tyson Foods, Inc. Shareholders:
Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Tyson Foods, Inc., a Delaware corporation (the “Company”), will be held at the Holiday Inn Springdale/Fayetteville Area, 1500 South 48th Street, Springdale, Arkansas, on Thursday, February 10, 2022 at 10:00 a.m., Central time, for the following purposes:
1.To elect the thirteen (13) director nominees named in the accompanying Proxy Statement to the Company’s Board of Directors;
2.To ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the Company for the fiscal year ending October 1, 2022;
3.To consider and act upon the shareholder proposal described in the accompanying Proxy Statement, if properly presented at the Annual Meeting; and
4.To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on December 13, 2021, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. If you plan to attend the Annual Meeting, an admission ticket is required and can be obtained by contacting Tyson Foods Investor Relations via email at ir@tyson.com or by telephone at (479) 290-4524. The Annual Meeting will also be webcast live on the Company’s Investor Relations website at http://ir.tyson.com.

The health and well-being of our employees and shareholders is our top priority. As we continue to monitor ongoing COVID-19 developments and any guidance from public health officials in the coming months, we may announce alternative arrangements for the Annual Meeting, which may include switching to a hybrid in-person/virtual format, a virtual-only meeting format or changing the time, date or location of the Annual Meeting. If we take this step, we will announce any changes in advance in a press release available on our website (http://ir.tyson.com) and filed with the Securities and Exchange Commission (“SEC”) as additional proxy materials.

This year we will again take advantage of the rules of the SEC that allow us to furnish our proxy materials over the Internet. As a result, we are sending a Notice of Internet Availability of Proxy Materials to our shareholders rather than a full paper set of the proxy materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials on the Internet, as well as instructions on how shareholders may obtain a paper copy of our proxy materials. This process helps the environment and substantially reduces the costs associated with printing and distributing our proxy materials. To make it easier for you to vote, Internet and telephone voting are available. The instructions on the Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, the proxy card, describe how to use these convenient services.

By Order of the Board of Directors,

Springdale, Arkansas	Amy Tu, Executive Vice President, Chief Legal Officer and Secretary, Global Governance and Corporate Affairs
December 22, 2021
YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE AS SOON AS POSSIBLE BY INTERNET, TELEPHONE OR MAIL SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. SUBMITTING A PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE ANNUAL MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON FEBRUARY 10, 2022: The Company’s Proxy Statement and Annual Report on Form 10-K for the fiscal year ended October 2, 2021 are also available at http://ir.tyson.com or http://www.proxyvote.com.

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PROXY STATEMENT SUMMARY

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting, or at any adjournments or postponements thereof. This summary highlights information contained elsewhere in this Proxy Statement but does not contain all of the information you should consider before voting your shares. For more complete information regarding the proposals to be voted on at the Annual Meeting, or at any adjournments or postponements thereof, and our fiscal year 2021 performance, please review the entire Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended October 2, 2021.

INFORMATION ABOUT OUR ANNUAL MEETING

Date and Time:	Thursday, February 10, 2022 at 10:00 a.m., Central time

Place:	Holiday Inn Springdale/Fayetteville Area 1500 South 48th Street Springdale, Arkansas

Record Date:	December 13, 2021

Attendance/Voting:	Only shareholders of record at the close of business on the record date for the Annual Meeting are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Each share of Class A Common Stock will entitle the holder to one vote for each director nominee and one vote for each other proposal, and each share of Class B Common Stock will entitle the holder to ten votes for each director nominee and ten votes for each other proposal.

Advance Voting:	Even if you plan to attend the Annual Meeting in person, please vote right away using one of the following advance voting methods:
•Visit the website listed on your Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction form to vote by Internet.
•If you have requested a paper copy of the proxy materials, call the telephone number on your proxy card or voting instruction form to vote by telephone.
•If you have requested a paper copy of the proxy materials, mark, sign, date and return your proxy card or voting instruction form in the envelope provided to vote by mail.

PROPOSALS AND VOTING RECOMMENDATIONS

Voting Items	Board Recommendation	Votes Required for Approval	Page No.
Election of directors	FOR All Nominees	Majority of votes cast	8
Ratification of selection of independent registered public accounting firm	FOR	Majority of votes cast	23
Shareholder proposal	AGAINST	Majority of votes cast	25

DIRECTOR NOMINEES
The following table contains information about the candidates who have been nominated for election to the Board of Directors (the “Board”) of the Company, including committee assignments as of the last day of fiscal year 2021 (October 2, 2021). Each nominee, except Donnie King, is currently a director of the Company. Additional biographical information about the nominees can be found in the section titled “Election of Directors” in this Proxy Statement. Effective August 12, 2021, the Board decreased its size from fifteen (15) to fourteen (14) following the resignation of Dean Banks from the Board. Gaurdie E. Banister, Jr. and Robert C. Thurber, who are also currently directors of the Company, were not re-nominated for election to the Board and their respective terms will, therefore, end at the Annual Meeting. Until the date of the Annual Meeting, Mr. Banister will continue to serve as a member of the Compensation and Leadership Development Committee and as a member of the Strategy and Acquisitions Committee, and Mr. Thurber will continue to serve as a member of the Governance and Nominating Committee. Effective November 18, 2021, Ms. Miller was appointed chair of the Compensation and Leadership Development Committee. In addition, on November 18, 2021, the Board nominated Mr. King, the Company’s President and Chief Executive Officer, to be elected as a member of the Board at the Annual Meeting. In addition, effective as of the end of the Annual Meeting, the Board decreased its size from fourteen (14) to thirteen (13), effective as of the date of the Annual Meeting.

				Committee Assignments
Name	Age	Director Since	Independent	Audit	Compensation and Leadership Development	Governance and Nominating	Strategy and Acquisitions	Executive
John H. Tyson m	68	1984	No					✓
Les R. Baledge	64	2020	Yes			✓*
Mike Beebe	74	2015	Yes			✓
Maria Claudia Borras	52	2021	Yes	✓			✓
David J. Bronczek	67	2020	Yes	✓		✓
Mikel A. Durham	58	2015	No**		✓		✓
Donnie King	59	2021	No
Jonathan D. Mariner :	67	2019	Yes	✓*
Kevin M. McNamara † :	65	2007	Yes					✓
Cheryl S. Miller*** :	49	2016	Yes	✓	✓*
Jeffrey K. Schomburger	59	2016	Yes		✓		✓*
Barbara A. Tyson	72	1988	Yes					✓
Noel Whites	63	2018	No
m Chairman of the Board † Lead Independent Director and Vice Chairman of the Board *Committee Chairperson :Audit Committee Financial Expert sExecutive Vice Chairman of the Board **Ms. Durham was an independent director during fiscal year 2021 and was determined not to be independent as of October 2, 2021. If re-elected, she will be considered as non-independent for fiscal year 2022. ***Effective November 18, 2021, Ms. Miller was appointed chair of the Compensation and Leadership Development Committee.

DIRECTOR NOMINEE DIVERSITY, TENURE AND AGE
The following charts provide summary information about our director nominees’ personal characteristics, including gender, ethnicity, independence and tenure, to illustrate the diversity of perspectives of our director nominees. Additional biographical information about the nominees can be found in the section titled “Election of Directors” in this Proxy Statement.

DIRECTOR NOMINEE SKILLS AND EXPERIENCE

Executive Leadership	Strategy & Growth Experience
Executive leadership experience brings skills and qualifications that help our Board advise and support our management team and execute our strategies.	Strategy and growth experience assists our Board with evaluating potential strategic acquisitions, joint ventures or divestitures.

Financial Expertise	Foodservice and Consumer Products Industry Experience
Financial expertise experience assists our Board in overseeing our financial reporting, capital structure and internal audit and controls processes.	Foodservice and consumer products industry experience and market knowledge bring a deep understanding of factors affecting our industry, operations, business needs and strategic goals.

Public Company Board Experience	Global Experience
Public company board experience provides insight into new and best practices for corporate governance and mitigating significant business risks.	Directors with a global perspective help us make key strategic decisions in international markets.

FISCAL YEAR 2021 BUSINESS HIGHLIGHTS
During fiscal year 2021, the Company continued to take actions to strengthen its operations and create long-term value for shareholders, and experienced strong year-over-year growth in a number of key financial and operational benchmarks. The Company’s total sales in fiscal year 2021 were $47.0 billion as compared to $43.2 billion in fiscal year 2020. Operating income for the same period was $4.4 billion as compared to $3.0 billion for fiscal year 2020. The Board of Directors increased dividends on our common stock by 6% over fiscal year 2020 dividends. For a more detailed discussion regarding fiscal year 2021 business highlights, see the section titled “Compensation Discussion and Analysis—Fiscal Year 2021 Financial Performance Highlights” in this Proxy Statement.
FISCAL YEAR 2021 ENVIRONMENTAL, SOCIAL AND GOVERNANCE AND HUMAN CAPITAL MANAGEMENT HIGHLIGHTS
Environmental, Social and Governance
During fiscal year 2021, we realized some key achievements against our larger Environmental, Social and Governance (“ESG”) strategy. We created a Chief Medical Officer position and partnered with Axiom Medical, a third-party medical provider (“Axiom Medical”), to support team members and their families affected by the ongoing global novel coronavirus pandemic (“COVID-19” or “pandemic”) by providing health services, access to licensed medical professionals and ongoing education to reduce and protect against the spread of illness. We also partnered with Matrix Medical, a third-party expert (“Matrix Medical”), to ensure that our U.S. team members are educated about, and have access to, COVID-19 vaccines. In addition, we gave away over 16 million pounds of food, valued at nearly $36 million. To support organizations working to combat racial hate crimes and protect the civil and human rights of Asian Americans, we committed to awarding a series of grants to several national non-profits and also made financial contributions to a number of local community organizations that facilitate racial equity and social justice. Furthermore, we appointed our first Chief Equity, Inclusion and Diversity Officer, established a company-wide Diversity, Equity and Inclusion Council and recommitted our support and sponsorship of the Company’s Business Resources Groups (“BRGs”), which have doubled in membership and resulted in the addition of LatinX, Asian and Allies and African Ancestry Alliance BRGs. Previously, in 2020, we signed the Northwest Arkansas Leadership Pledge for diversity and inclusion, signifying our commitment to foster and expand a more just, equitable and inclusive region—and also awarded five grants of $1 million each to organizations working to advance racial justice and drive positive societal change, including the Equal Justice Initiative, the National Museum of African American History & Culture, National Urban League, The Executive Leadership Council and Immigrant Connection. In 2020, we also provided approximately $300 million in thank you bonuses and other benefits to our team members for their efforts during the global pandemic, transitioned virgin fiber paperboard across our Jimmy Dean® brand to 100% post-consumer recycled content, diverted almost 5.2 million pounds of waste from landfills and became the first company to receive audit certification for all poultry audit tools across our U.S. Tyson Foods vertically integrated supply chain from the Professional Animal Auditor Certification Organization. For a more detailed discussion regarding ESG highlights, see the section titled “Board of Directors and Corporate Governance Information—Environmental, Social and Governance” in this Proxy Statement.

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Human Capital Management
In fiscal year 2021, in response to the COVID-19 pandemic and its related variants, we implemented and continue to implement various safety measures in all of our facilities. To protect our team members, their families and our communities, we require our team members in the U.S. to be fully vaccinated against COVID-19 as a condition of employment. We also embrace the diversity of our team members, customers, stakeholders and consumers, including their unique backgrounds, experiences, perspectives and talents. Our talent strategy is focused on attracting the best talent and recognizing and rewarding their performance, while continually developing, engaging and retaining them. Consistent with this focus, through our Upward Academy Program, we offer English as a second language, financial literacy and digital literacy training to all team members, and we have also launched Upward Pathways, a frontline career development program that helps team members further hone professional skills and creates opportunities for our team members to advance to higher-paying, more senior-level positions within the Company through job skills training and workforce certifications at no cost. For a more detailed discussion regarding human capital management highlights, see the section titled “Board of Directors and Corporate Governance Information—Human Capital Management” in this Proxy Statement.
GOVERNANCE HIGHLIGHTS
The Company is committed to good corporate governance, which promotes the long-term interests of shareholders, strengthens the Board of Directors and management accountability, and helps build public trust in the Company. Some of the Company’s key governance features include:
•11 of 14 directors independent during fiscal year 2021
•Board and committee meeting attendance of over 97%
•Deferred shares for directors and strong ownership requirements for directors and senior officers
•Majority-independent board committees, with four of five standing Board committees composed entirely of independent directors during fiscal year 2021
•Majority voting for directors in uncontested elections
•Regular executive sessions for independent directors, presided over by the Lead Independent Director
•Robust director nomination process
•Robust governance policies and procedures, including our Code of Conduct
•Board composition highlighted by strong leadership, diversity and experience
•Active Board participation in succession planning for senior management roles

The following table contains certain information about the Board of Directors and its committees during fiscal year 2021:

	Number of Members at the End of Fiscal Year 2021	Independence %	Number of Meetings During Fiscal Year 2021
Board of Directors	14	79%	12 (and acted by written consent 2 times)
Audit Committee	4	100%	10
Compensation and Leadership Development Committee	4	100%	9 (and acted by written consent 3 times)
Governance and Nominating Committee	4	100%	5 (and acted by written consent 1 time)
Strategy and Acquisitions Committee	4	100%	6 (and acted by written consent 1 time)
Executive Committee	3	67%	0 (and acted by written consent 4 times)
EXECUTIVE COMPENSATION SUMMARY
Our executive compensation program is based on a strong link between pay and performance, which we believe results in a better alignment of compensation with Company goals and shareholder interests. Through our executive compensation program, we emphasize attainment of Company goals, both short- and long-term, and seek to foster a commitment to performance that enhances sustainable shareholder value. Our key executive compensation practices include the following:

•High percentage of pay is variable and at risk
•Strong stock ownership guidelines
•Balanced mix of short- and long-term incentives
•Performance targets set at challenging levels that seek to balance short- and long-term goals
We provide a compensation package designed to attract, motivate and retain top executive talent for the long-term. We believe that total compensation opportunities should reflect each executive officer’s role, skills, experience level and individual contributions to the Company and be competitive with the organizations with which we compete for talent. We also believe that as an executive officer’s responsibility increases, a significant portion of his or her compensation should be dependent on Company earnings and performance goals. In fiscal year 2021, approximately 84% of the target total compensation opportunity for our continuing named executive officers was at risk. In addition, in fiscal year 2021, we added a “People Goals” modifier to our Executive Incentive Plan (as defined below) to ensure a linkage between compensation and our ESG goals.
Detailed information regarding our executive compensation programs, practices and philosophy can be found in the sections titled “Compensation Discussion and Analysis” and “Executive Compensation” in this Proxy Statement.
HOW PAY IS TIED TO COMPANY PERFORMANCE
Incentive payments under the Company’s Annual Incentive Compensation Plan for Senior Executives (the “Executive Incentive Plan”) are based on performance measures established by the Compensation and Leadership Development Committee. For fiscal year 2021, the Compensation and Leadership Development Committee selected Adjusted Operating Income, which is operating income adjusted for unusual or unique items, as the performance measure under the Executive Incentive Plan. The Compensation and Leadership Development Committee believes Adjusted Operating Income is an appropriate measure of Company performance to utilize in making performance-based compensation decisions because it is a good indicator of value creation and is used by senior management to evaluate the day-to-day performance of the business. In addition to the Adjusted Operating Income metric, in fiscal year 2021, the Compensation and Leadership Development Committee approved the inclusion of a “People Goals” modifier to the Executive Incentive Plan to promote and reward behaviors in support of (1) diversity, equity and inclusion, (2) health, safety and wellness and (3) talent development. Each of the three above-referenced factors can modify annual incentive payments based on actual Adjusted Operating Income performance by plus or minus 5% of target performance incentive payments, with a total potential impact of plus or minus 15% of target performance incentive payments. A positive modifier applies if we achieve or exceed these goals, and a negative modifier applies if we maintain status quo or see a decrease in these measured goals. Adjusted Operating Income for purposes of incentive payments for fiscal year 2021 was $4.223 billion, which generally resulted in performance incentive payment eligibility for our NEOs at 200% of each of their respective target annual incentive payment amounts. As discussed in greater detail in the section titled “Compensation Discussion and Analysis” in this Proxy Statement, because of mixed results in our achievement of the various “People Goals,” no net payout modifier was applied to our NEOs’ fiscal year 2021 annual incentive payments.
Performance stock grants under the Company’s equity compensation plans are also based on performance measures chosen by the Compensation and Leadership Development Committee. For fiscal year 2021, the Compensation and Leadership Development Committee selected the achievement of a three-year cumulative Adjusted Operating Income performance goal measured from the beginning of fiscal year 2021 and a comparison of the relative total shareholder return on the Company’s Class A Common Stock to the total shareholder return of a compensation peer group over the same three-year period. Each performance criterion accounts for one-half of the performance stock award. Three-year cumulative Adjusted Operating Income was selected to further focus our executive officers on what we believe to be the drivers of long-term value creation and relative total shareholder return was selected to assess and motivate our executive officers to outperform peer group companies and further align their interests with shareholder value creation.

Tyson Foods, Inc.
2200 West Don Tyson Parkway
Springdale, Arkansas 72762-6999
PROXY STATEMENT
For
ANNUAL MEETING OF SHAREHOLDERS
To Be Held
February 10, 2022
GENERAL INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING
Why am I receiving these proxy materials?
The Company has made this Proxy Statement for the Annual Meeting and the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2021 (together, the “proxy materials”) available to you in connection with the solicitation of proxies on behalf of the Company by the Board of Directors of the Company, for use at the Annual Meeting, to be held at the Holiday Inn Springdale/Fayetteville Area, 1500 South 48th Street, Springdale, Arkansas, on Thursday, February 10, 2022 at 10:00 a.m., Central time. These materials were first sent or made available to shareholders on or about December 22, 2021. As a shareholder of the Company, you are entitled to vote on the important proposals described in this Proxy Statement. Since it is not practical for all shareholders to attend and vote at the Annual Meeting, the Board is seeking your proxy to vote on these matters.
Why did I receive a one-page notice in the mail regarding the availability of the proxy materials instead of a full set of the proxy materials?
Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials over the Internet rather than mailing paper copies to each shareholder. Accordingly, on or about December 22, 2021, the Company sent a Notice Regarding the Availability of Proxy Materials (the “Notice”) to shareholders of record. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of our proxy materials, including a proxy card. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. We encourage you to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of the Annual Meeting.
How can I get electronic access to the proxy materials?
The Notice provides you with instructions regarding how to view the proxy materials for the Annual Meeting on the Internet and how to instruct the Company to send future proxy materials, including the Notice, to you electronically by email. The Company’s proxy materials are also available on the Company’s Investor Relations website at http://ir.tyson.com.
If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials electronically will remain in effect until you terminate it.
What is “householding”?
We are sending only one copy of the Notice or one copy of our proxy materials to shareholders who share the same last name and address, unless they have notified us that they want to receive multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and printing and postage costs. If any shareholder residing at such address wishes to receive a separate copy of our proxy materials in the future, or if any shareholders sharing an address are receiving multiple copies of the Notice or our proxy materials and would like to request delivery of a single copy, he or she may contact the corporate secretary by mail at

2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999 or our Investor Relations department at (479) 290-4524, and provide his or her name, the name of each of his or her brokerage firms or banks where his or her shares are held, and his or her account numbers. If you hold shares in “street name,” you may contact your brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
What items will be voted on at the Annual Meeting?
The following matters will be presented for shareholder consideration and voting at the Annual Meeting:
•To elect the thirteen (13) director nominees named in this Proxy Statement to the Board;
•To ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the Company for the fiscal year ending October 1, 2022; and
•To consider and act upon the shareholder proposal described in this Proxy Statement, if properly presented at the Annual Meeting.
What are the Board’s voting recommendations?
The Board recommends that you vote your shares:
•FOR the election of each of the director nominees named in this Proxy Statement to the Board;
•FOR ratification of the selection of PwC as the Company’s independent registered public accounting firm for the fiscal year ending October 1, 2022; and
•AGAINST the shareholder proposal.
What is the difference between a shareholder of record and a beneficial owner of shares held in street name?
Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare, Inc., you are considered the shareholder of record with respect to those shares and the Notice was sent directly to you by the Company. As a shareholder of record, you can vote your shares via the Internet, telephone, mail or by attending the annual meeting. If you request printed copies of the proxy materials by mail, you will also receive a proxy card.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will also receive a voting instruction form from the organization holding your shares.
If I am a shareholder of record of the Company’s shares, how do I vote?
If you are a shareholder of record, you may vote using any of the following methods:
•Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice, or, if you request printed copies of the proxy materials be sent to you by mail, by following the instructions provided on the proxy card.
•By telephone. If you request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by calling the toll-free number found on the proxy card.
•By mail. If you request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by marking, signing and dating the proxy card and returning it in the envelope provided.
•In person. You may vote in person at the Annual Meeting. If you desire to vote in person at the Annual Meeting, please request an admission ticket by contacting Tyson Foods Investor Relations via email at ir@tyson.com or by telephone at
(479) 290-4524 and then request a ballot when you arrive.
.

If I am a beneficial owner of shares held in street name, how do I vote?
If you are a beneficial owner of shares, you may vote using any of the following methods:
•Via the Internet. You may vote by proxy via the Internet by visiting http://www.proxyvote.com and entering the control number found in the Notice, or, if you request printed copies of the proxy materials be sent to you by mail, by following the instructions provided in the voting instruction form you received from the organization holding your shares.
•By telephone. If you request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form you received from the organization holding your shares.
•By mail. If you request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by marking, signing and dating the voting instruction form you received from the organization that holds your shares and returning it in the envelope provided.
•In person. You may vote in person at the Annual Meeting by first obtaining a legal proxy from the organization that holds your shares. If you obtain such a proxy and desire to vote in person at the Annual Meeting, please request a ballot when you arrive.
Can I change my vote after I have submitted my vote using the Internet or telephone or mailed in my proxy card or voting instruction form?
You may revoke your proxy and change your vote at any time before it is voted at the Annual Meeting by:
•Voting again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted);
•Marking, signing and returning a proxy card with a later date;
•Delivering a written notice of revocation to the Company’s corporate secretary at 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999, prior to the Annual Meeting; or
•Attending the Annual Meeting and voting in person.
Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your proxy be revoked by delivering written notice of revocation to the Company’s corporate secretary as set forth above.
If you are a beneficial owner of shares held in street name, you must contact your broker, bank or other nominee for specific instructions on how to revoke your proxy and change your vote.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:
•as necessary to meet applicable legal requirements;
•to allow for the tabulation and certification of votes; and
•to facilitate a successful proxy solicitation.
Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Company’s management and the Board.
Where can I find the voting results of the Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by Broadridge Financial Solutions, Inc., the inspector of the Annual Meeting, and published within four business days following conclusion of the Annual Meeting.

How can I attend the Annual Meeting?
Only persons owning shares at the close of business on December 13, 2021, the record date for the Annual Meeting, will be entitled to attend and vote at the Annual Meeting and any adjournments or postponements thereof. The Annual Meeting will be held at the Holiday Inn Springdale/Fayetteville Area, 1500 South 48th Street, Springdale, Arkansas on Thursday, February 10, 2022 at 10:00 a.m., Central time. If you plan to attend the Annual Meeting, an admission ticket is required and can be obtained by contacting Tyson Foods Investor Relations via email at ir@tyson.com or by telephone at (479) 290-4524. The Annual Meeting will also be webcast live on the Company’s Investor Relations website at http://ir.tyson.com. A replay of the Annual Meeting will be viewable as soon as practical after the Annual Meeting at http://ir.tyson.com.
The health and well-being of our employees and shareholders is our top priority. As we continue to monitor ongoing COVID-19 developments and any guidance from public health officials in the coming months, we may announce alternative arrangements for the Annual Meeting, which may include switching to a hybrid in-person/virtual format, a virtual-only meeting format or changing the time, date or location of the Annual Meeting. If we take this step, we will announce any changes in advance in a press release available on our website (http://ir.tyson.com) and filed with the SEC as additional proxy materials.

OUTSTANDING STOCK AND VOTING RIGHTS
Generally. As of December 13, 2021, the outstanding shares of the Company’s capital stock consisted of 293,070,922 shares of Class A Common Stock, $0.10 par value (“Class A Common Stock”), and 70,010,355 shares of Class B Common Stock, $0.10 par value (“Class B Common Stock”). The holders of record of the shares of Class A Common Stock and Class B Common Stock outstanding at the close of business on December 13, 2021, the record date for the Annual Meeting, will vote together as a single class on all matters submitted to shareholders and such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof. Each share of Class A Common Stock will entitle the holder to one vote on all such matters and each share of Class B Common Stock will entitle the holder to ten votes on all such matters.
Quorum. The holders of a majority of the voting power of the Company’s outstanding Class A Common Stock and Class B Common Stock, treated as a single class, must be present in person or represented by proxy to hold the Annual Meeting.
Approval Standards. The Company’s by-laws provide that in an uncontested election of directors, each director nominee will be elected by a majority of the votes cast for his or her election at the meeting. A majority of votes cast means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. In a contested election (an election in which the number of nominees exceeds the number of directors to be elected), the directors will be elected by a plurality of the votes cast on the election of directors. The election of directors to be held at the Annual Meeting is an uncontested election, and, therefore, the majority of votes cast standard will apply.
A majority of the votes cast at the Annual Meeting is also required to ratify the selection of PwC as the independent registered public accounting firm for the Company for the fiscal year ending October 1, 2022 and to approve the shareholder proposal.
The form of proxy card or voting instruction form provides a method for shareholders to vote for, against or to abstain from voting with respect to (i) each director nominee, (ii) the ratification of the selection of PwC as the Company’s independent registered public accounting firm, and (iii) the shareholder proposal.
Broker Non-Votes and Abstentions. Under the rules of the New York Stock Exchange (“NYSE”), brokers, banks or other similar organizations holding shares in street name for customers who are beneficial owners of such shares are prohibited from voting or giving a proxy to vote such customers’ shares on “non-routine” matters in the absence of specific instructions from such customers. This is commonly referred to as a “broker non-vote.” Broker non-votes will be counted for quorum purposes but will not be counted as votes cast either for or against a proposal. In other words, broker non-votes are not considered “votes cast.” The election of directors and the shareholder proposal are considered “non-routine” matters under applicable NYSE rules. Therefore, if you hold your shares through a bank, broker or other similar organization, the organization may not vote your shares on these matters absent specific instructions from you. As such, there may be broker non-votes with respect to these matters. However, broker non-votes will have no impact on the outcome of these matters because, as stated above, they are not considered “votes cast” for voting purposes. On the other hand, the ratification of the selection of PwC as the Company’s independent registered public accounting firm is considered a “routine” matter under the current rules of the NYSE. Therefore, the organization that holds your shares may vote on this matter without instructions from you and no broker non-votes will occur with respect to this matter.
As with broker non-votes, abstentions are counted for quorum purposes but will not be counted as votes cast either for or against a proposal. In other words, abstentions are not considered “votes cast.” Accordingly, abstentions will have no impact on the outcome of the proposals contained in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The table below sets forth certain information as of December 13, 2021 regarding the only persons known by the Company to own, directly or indirectly, more than 5% of either of its two classes of Common Stock:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Class B Common Stock	Tyson Limited Partnership 2200 West Don Tyson Parkway Springdale, AR 72762-6999	70,000,000	(1)	99.99%
Class A Common Stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	32,444,167	(2)	11.07%
Class A Common Stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	20,422,495	(3)	6.97%
_______________________________
(1)70,000,000 shares of Class B Common Stock and 2,743,680 shares of Class A Common Stock are owned of record by the Tyson Limited Partnership, a Delaware limited partnership (“TLP”). The limited partners (and their respective partnership interests in the TLP) are as follows: the DT Family 2009, LLC (53.4881%), the BT 2015 Fund (45.2549%) and the JCC Family, LLC (.1257%). Trusts for the descendants of Don Tyson, including Mr. John H. Tyson, Chairman of the Board of the Company, are the sole members of the DT Family 2009, LLC and the JCC Family, LLC. Ms. Barbara A. Tyson, a director of the Company, is the sole income beneficiary of and has limited dispositive power with respect to the BT 2015 Fund. Mr. John H. Tyson is one of the contingent beneficiaries of the BT 2015 Fund. The general partners of the TLP, who in the aggregate have a 1.1313% partnership interest in the TLP, are the Tyson Family GP Trust of which Mr. John H. Tyson is the Investment Trustee, the Barbara Tyson GP Revocable Trust of which Ms. Tyson is the trustee, the Harry C. Erwin, III GP Revocable Trust of which Mr. Harry C. Erwin, III is the trustee and the Donald J. Tyson Revocable Trust of which Mr. John H. Tyson, Mr. Erwin and Mr. John R. Tyson are the trustees. A managing general partner of the TLP has the exclusive right, subject to certain restrictions, to do all things on behalf of the TLP necessary to manage, conduct, control and operate the TLP’s business, including the right to vote all shares or other securities held by the TLP, as well as the right to mortgage, pledge or grant security interests in any assets of the TLP. However, the TLP has no managing general partner at this time. Until a new managing general partner is selected, the management rights of the managing general partner may be exercised by a majority of the percentage interests of the general partners, which no single general partner currently possesses. The percentage of general partnership interests of the TLP are as follows: Donald J. Tyson Revocable Trust (44.44%); Tyson Family GP Trust (33.33%); Barbara Tyson GP Revocable Trust (11.115%); and Harry C. Erwin, III GP Revocable Trust (11.115%). The TLP terminates December 31, 2040. The descendants of Don Tyson, including Mr. John H. Tyson, are the sole beneficiaries of the Donald J. Tyson Revocable Trust. The descendants of John H. Tyson are the sole beneficiaries of the Tyson Family GP Trust. Ms. Tyson is the sole beneficiary of the Barbara Tyson GP Revocable Trust. Mr. Erwin is the sole beneficiary of the Harry C. Erwin, III GP Revocable Trust. Additionally, the TLP may be dissolved upon the occurrence of certain events, including (i) a written determination by the managing general partner that the projected future revenues of the TLP will be insufficient to enable payment of costs and expenses, or that such future revenues will be such that continued operation of the TLP will not be in the best interest of the partners, (ii) an election to dissolve the TLP by the managing general partner that is approved by the affirmative vote of a majority in percentage interest of all general partners, or (iii) the sale of all or substantially all of the TLP’s assets and properties. The withdrawal of the managing general partner or any other general partner (unless such partner is the sole remaining general partner) will not cause the dissolution of the TLP. Upon dissolution of the TLP, each partner, including all limited partners, will receive in cash or otherwise, after payment of creditors, loans from any partner, and return of capital account balances, their respective percentage interests in the TLP assets.
(2)This amount includes 475,127 shares, 31,145,127 shares and 1,299,040 shares in which the holder exercises shared voting power, sole dispositive power and shared dispositive power, respectively. The information provided is based solely on information obtained from a Schedule 13G/A filed with the SEC on or about February 10, 2021, by The Vanguard Group. The information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in such Schedule 13G/A.
(3)This amount includes 17,787,356 shares and 20,422,495 shares in which the holder exercises sole voting power and sole dispositive power, respectively. The information provided is based solely on information obtained from a Schedule 13G/A filed with the SEC on or about February 1, 2021, by BlackRock, Inc. The information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in such Schedule 13G/A.

SECURITY OWNERSHIP OF MANAGEMENT

The table below sets forth information with respect to the beneficial ownership of Class A Common Stock, as of December 13, 2021, by (i) each of the named executive officers (“NEOs”) identified in the Summary Compensation Table in this Proxy Statement, (ii) each director or nominee for director of the Company and (iii) all directors, nominees and current executive officers as a group (who, individually or collectively, do not directly own any shares of Class B Common Stock):

Name of Beneficial Owner	Amount and Nature Of Beneficial Ownership (#)(1)	Percent of Class
John H. Tyson (2)(3)(4)	3,755,800	1.28%
Les R. Baledge (5)	24,000	*
Gaurdie E. Banister Jr. (5)	12,007	*
Mike Beebe (5)	11,439	*
Maria Claudia Borras	0	*
David J. Bronczek (5)	0	*
Mikel A. Durham (5)	5,169	*
Donnie King (4)	212,950	*
Jonathan D. Mariner (5)	0	*
Kevin M. McNamara (5)	31,002	*
Cheryl S. Miller (5)	4,323	*
Jeffrey K. Schomburger (5)	4,993	*
Robert C. Thurber (5)	3,230	*
Barbara A. Tyson (2)(5)	202,267	*
Noel White (4)	382,535	*
Stewart Glendinning (4)	174,398	*
Chris Langholz (4)	80,253	*
Amy Tu (4)	124,734	*
Dean Banks (4)(5)(6)	515,114	*
All directors, nominees and current executive officers as a group (26 persons)	5,413,473	1.85%
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*    Indicates less than 1%.
(1)    The amounts in this column include beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Accordingly, the shares shown in the table include shares owned directly, shares held in such person's account under the Company's Employee Stock Purchase Plan, shares owned by certain of the individual's family members and shares held by the individual as a trustee or in a fiduciary or other similar capacity, unless otherwise disclaimed and/or described below. The amounts in this column also include shares subject to options exercisable on or within 60 days of December 13, 2021, held by Mr. Tyson (1,059,076); Mr. King (46,959), Mr. White (271,729), Mr. Glendinning (128,685), Mr. Langholz (26,833), Ms. Tu (77,165), Mr. Banks (501,974), and the other executive officers as a group (219,259). Mr. White is an employee but not an executive officer of the Company.
(2)    The amounts in these rows do not include any shares of Class A Common Stock or Class B Common Stock owned by the TLP. The TLP owns 99.99% of the outstanding shares of Class B Common Stock and 0.94% of the outstanding shares of Class A Common Stock, which results in the TLP controlling 70.76% of the aggregate vote of Class A Common Stock and Class B Common Stock. When combined with the total ownership of directors and executive officers as a group, the aggregate voting percentage increases to 71.30%. The TLP and its ownership of such stock are further described in footnote (1) to the table titled “Security Ownership of Certain Beneficial Owners” in this Proxy Statement.
(3)    Mr. Tyson’s amount includes 1,555,844 shares pledged as security for loans.
(4)    The amounts in these rows do not include unvested restricted stock units, the balance of which vest subject to the employee’s continued employment through the applicable vesting date, granted to each of Mr. Tyson (9,104); Mr. Glendinning (4,426); Mr. King (5,732); Mr. White (18,825), Mr. Langholz (3,161); Ms. Tu (3,920), and the other executive officers as a group (8,556). Mr. White is an employee but not an executive officer of the Company.
(5)    The amounts in these rows do not include grants of deferred stock awards of Class A Common Stock made in connection with the election or re-election to the Board by shareholders (see the section titled “Director Compensation for Fiscal Year 2021” in this Proxy Statement) to each of Mr. Baledge (4,580); Mr. Banister (12,119); Governor Beebe (2,929); Ms. Borras (2,492); Mr. Bronczek (4,594); Ms. Durham (12,566); Mr. Mariner (6,223); Mr. McNamara (60,586); Ms. Miller (7,429); Mr. Schomburger (9,637); Mr. Thurber (46,282); and Ms. Tyson (36,987).

(6)    Mr. Banks separated from the Company effective as of June 2, 2021. The treatment of Mr. Banks’ outstanding equity awards upon his termination is described in the section titled “Executive Compensation—Potential Payments Upon Termination—Separation of Dean Banks” in this Proxy Statement.
ELECTION OF DIRECTORS
The number of directors that will serve on the Board following the Annual Meeting is expected to be thirteen (13) but may be changed in the manner provided in the Company’s by-laws. Each director is elected until the next annual meeting of shareholders and until such director’s successor is duly elected and qualified. Our by-laws provide that no person shall be nominated to serve as a director after he or she has passed his or her 72nd birthday (the “Retirement Age By-law”), unless the Board has voted, on an annual basis, to waive or continue to waive the Retirement Age By-law for a nominee.
Set forth below is biographical information for each director nominee chosen by the Board to stand for election at the Annual Meeting. The slate consists of nine (9) independent director nominees and four (4) non-independent director nominees. Gaurdie E. Banister, Jr. and Robert C. Thurber, who are also currently directors of the Company, were not re-nominated for election to the Board and their respective terms will, therefore, end at the Annual Meeting. Each of the director nominees, except Donnie King, is currently serving as a director of the Company and was elected at the 2021 annual meeting of shareholders. The Board recommends that each director nominee be elected at the Annual Meeting.

John H. Tyson, 68, is Chairman of the Board. Mr. Tyson has been a member of the Board since 1984, has served as Chairman since 1998, and served as Chief Executive Officer from 2000 until 2006. Mr. Tyson has devoted his professional career to the Company and brings extensive understanding of the Company, its operations and the protein and food processing industries to the Board. Through his leadership experience gained as Chief Executive Officer, Mr. Tyson provides the Board with critical insight into the Company’s business. In addition, Mr. Tyson, through his association with the Tyson Limited Partnership and his individual shareholding interests, has a substantial personal interest in the Company. The Board believes that Mr. Tyson’s leadership experience and knowledge of the Company acquired through his years of service to the Company and his personal stake in its success qualify him to serve on the Board.
John H. Tyson

Les R. Baledge, 64, a private investor, was executive vice president and general counsel of the Company from 1999 to his retirement in 2004. Prior to joining the Company, Mr. Baledge practiced corporate and finance law with Kutak Rock LLP and Rose Law Firm, both located in Little Rock, Arkansas. In addition, he previously served on the boards of BMP Sunstone Corp. and Fairfield Communities, Inc. Mr. Baledge has been a member of the Board since February 2020. The Board believes that Mr. Baledge’s experience as a former executive of the Company and his expertise in legal, regulatory and compliance matters qualify him to serve on the Board.
Les R. Baledge

Mike Beebe, 74, currently serves as a member of the Governors’ Council of the Bipartisan Policy Center (“BPC”) in Washington, D.C. Prior to joining the BPC, he served as the Governor of the State of Arkansas from 2007 to 2015. Prior to the governorship, he served as the state’s Attorney General from 2003 to 2007, prior to which he served as a state senator for 20 years. Governor Beebe also serves on the board of Home BancShares, Inc. Governor Beebe has been a member of the Board since 2015. The Board believes that his extensive leadership experience, ability to collaborate and his long-time support and understanding of business qualify him to serve on the Board. In consideration of these qualities and Governor Beebe's tenure on the Board, the Board waived the Retirement Age By-law and nominated him to serve on the Board for the coming year.
Mike Beebe

Maria Claudia Borras, 52, is Executive Vice President, Oilfield Services, at Baker Hughes Company, an international energy technology company. The Baker Hughes Oilfield Services product company is one of the world’s largest oilfield services businesses. Ms. Borras has served in this position since 2017, immediately following a two-year period during which she served as Chief Commercial Officer for General Electric Company’s Oil and Gas operations. Prior to 2015 and beginning in 1994, Ms. Borras served in various other executive and management roles, both domestic and international, at Baker Hughes Incorporated. In her current position, Ms. Borras leads approximately 25,000 employees across more than 120 countries. During her 25-year career, Ms. Borras has gained deep experience in both industrial manufacturing and services for complex project environments, while consistently improving underperforming businesses, growing market share, and helping deliver sustainable results. Ms. Borras has been a member of the Board since February 2021. The Board believes that her successful record and broad experience in organizational transformations, process improvements, and growth strategies, as well as her extensive experience overseeing operations in multiple countries, qualify her to serve on the Board.
Maria Claudia Borras

David J. Bronczek, 67, previously served as president and chief operating officer of FedEx Corporation, the global logistics and transportation company, until his retirement in 2019. He worked at FedEx for more than 40 years, starting as a courier and progressing into the company’s management ranks. His roles included leading FedEx Express in Canada, Europe, the Middle East and Africa, and later serving for 17 years as president and CEO of FedEx Express. Mr. Bronczek also has experience as an independent public company director, currently serving on the board of Yellowstone Acquisition Co. since October 2020, where he is the chair of its compensation committee and a member of its audit committee, and previously served on the board of International Paper from 2006 to 2019. Mr. Bronczek has been a member of the Board since May 2020. The Board believes that his extensive experience managing the logistical operations of a large, global company qualify him to serve on the Board.
David J. Bronczek

Mikel A. Durham, 58, is Chief Executive Officer of American Seafoods Group, a private company that harvests and markets a diverse array of seafood products and develops innovative new products for human and animal nutrition, having served in that capacity since 2017. She previously served as the Chief Commercial Officer of CSM Bakery Solutions LLC, a global bakery supply manufacturer, from 2014 to 2016. Prior to that, Ms. Durham served as Global Growth Officer PepsiCo Foodservice, President, Global Supply Chain Cadbury-Schweppes, and President, Burger King North America, amongst other roles. Ms. Durham has been a member of the Board since 2015. The Board believes her background in branded consumer packaged goods, deep understanding of the foodservice industry and experience leading international growth strategies qualify her to serve on the Board.
Mikel A. Durham

Donnie King, 59, has served as President and Chief Executive Officer since June 2021 after serving as Chief Operating Officer since February 2021 and Group President Poultry since September 2020. Mr. King served as Group President, International and Chief Administration Officer from February 2019 to September 2020, in addition to the role of Group President, International from January 2019 to February 2020. Mr. King previously served as President, North American Operations from 2015 to 2016 and President, North American Operations and Foodservice in 2014. Mr. King was initially employed by Valmac Industries in 1982. Valmac Industries was acquired by the Company in 1984. Mr. King was self-employed from 2016 to February 2019 before returning to the Company. The Board believes Mr. King’s more than 38 years of experience in the food industry and his successful tenure in various senior leadership roles with the Company qualify him to serve on the Board.
Donnie King

Jonathan D. Mariner	Jonathan D. Mariner, 67, has been the Chief Administrative Officer of Enjoy Technologies, based in Menlo Park, California, since December 1, 2020 and is a member of its board of directors. He is also the founder and president of TaxDay, LLC, a private software firm. Mr. Mariner previously served, on an interim basis in 2019, as the Head of Regional Sports Networks for the Walt Disney Company. In addition, he served as chief investment officer for Major League Baseball from 2015 to 2016 and as chief financial officer from 2002 to 2014, where he led the league’s accounting, treasury and budgeting functions, completed more than a dozen franchise purchase and sale transactions, and helped create the league’s strategic investment fund. Prior to his position at Major League Baseball, Jonathan was the CFO for the Florida Marlins Baseball Club, Florida Panthers Hockey Club and Dolphins Stadium. Mr. Mariner was elected to the board of Rocket Companies, Inc., a technology-driven real estate, mortgage and financial services business in November 2020, where he also serves as the chair of its audit committee. He also serves on audit committees of private companies, including OneStream, IEX Stock Exchange, and Little League International. He previously served as a director for Ultimate Software, a software company engaged in research, development, and delivery of human capital management technology, from 2017 to 2019, where he served as the chair of its audit committee and on the compensation committee, and chaired the audit committee of McGraw Hill Education. He has been a member of the Board since 2019. His experience overseeing financial reporting processes, internal accounting and financial controls, as well as managing independent auditor engagements, qualifies him as an “audit committee financial expert” within the meaning of the regulations of the SEC. The Board believes that Mr. Mariner’s financial expertise and management experience as both a principal financial officer and director of other public and private companies qualify him to serve on the Board.

Kevin M. McNamara, 65, is the founding principal of McNamara Family Ventures, a family investment office providing venture and growth capital to health care companies. He is currently a director at SignifyHealth (formerly CenseoHealth), a nationwide leader in physician in-home health assessments, after having served as its Chief Executive Officer from 2015 to June 2018. Mr. McNamara has been a member of the Board since 2007, has served as Lead Independent Director since September 2019 and was appointed Vice Chairman of the Board in February 2020. Mr. McNamara’s financial expertise and professional experience are critical to the Board and its committees. His experience overseeing financial reporting processes, internal accounting and financial controls, as well as managing independent auditor engagements, qualifies him as an “audit committee financial expert” within the meaning of the regulations of the SEC. The Board believes that Mr. McNamara’s financial expertise and management experience as both a principal financial officer and director of other public companies qualify him to serve on the Board.
Kevin M. McNamara

Cheryl S. Miller, 49, is Executive Strategic Advisor for JM Family Enterprises, a diversified automotive company, where she previously served as Executive Vice President and Chief Financial Officer from January 2021 to April 2021. She also currently serves on the board of directors and as chair of the audit committee of Celsius Holdings, a global lifestyle fitness drink company. She previously served as President and Chief Executive Officer of AutoNation, Inc., a publicly traded automotive retailer with major metropolitan franchises and e-commerce operations from July 2019 to April 2020, prior to which she served as Executive Vice President and Chief Financial Officer of AutoNation since 2014, and as its Treasurer and Vice President of Investor Relations since 2010. Ms. Miller also served on the Board of AutoNation, Inc. from July 2019 to July 2020. Ms. Miller has been a member of the Board since 2016. Her experience overseeing financial reporting processes, internal accounting and financial controls, as well as managing independent auditor engagements, qualifies her as an “audit committee financial expert” within the meaning of the regulations of the SEC. The Board believes that Ms. Miller’s more than 20 years of corporate finance experience, financial statement expertise and deep understanding of public company shareholder matters qualify her to serve on the Board.
Cheryl S. Miller

Jeffrey K. Schomburger, 59, retired as Global Sales Officer, Customer Business Development, for The Procter & Gamble Company (P&G) in 2019, a position he held since 2015. He previously held numerous leadership positions with P&G since joining the company in 1984, including President of P&G’s global Walmart team from 2005 to 2015. Mr. Schomburger has been a member of the Board since 2016. The Board believes that Mr. Schomburger’s deep understanding of the branded consumer packaged goods business and his extensive management experience qualify him to serve on the Board.
Jeffrey K. Schomburger

Barbara A. Tyson, 72, served as Vice President of the Company until 2002, when she retired and became a consultant to the Company. She ceased serving as a consultant in 2011. Ms. Tyson has been a member of the Board since 1988. Through her years of experience as both an officer and director of the Company, Ms. Tyson developed an understanding of the Company and its operations, which allows her to assist the Board in its development of the Company’s long-term strategy. Ms. Tyson, as the sole income beneficiary of the BT 2015 Fund, also has a substantial personal interest in the Company. Ms. Tyson has also served on the Board of Arkansas Children’s Hospital Northwest since July 2017. The Board believes that Ms. Tyson’s management experience, understanding of the Company and personal interest in the Company’s success qualify her to serve on the Board. In consideration of these qualities and Ms. Tyson's tenure on the Board, the Board waived the Retirement Age By-law and nominated her to serve on the Board for the coming year.
Barbara A. Tyson

Noel White, 63, has served as Executive Vice Chairman of the Board since October 3, 2020, prior to which he served as Chief Executive Officer of the Company from September 2018 to October 3, 2020, and as President from September 2018 to December 2019. Mr. White has been a member of the Board since October 2018. Prior to his appointment as President and Chief Executive Officer, he served as a Group President Fresh Meats and International and Chief Operations Officer for the Company in 2017, prior to which he served as a President, Poultry since 2013 after serving as a Senior Group Vice President, Fresh Meats since 2009. The Board believes Mr. White’s more than 35 years of experience in the food industry with the Company and IBP, inc. (which was acquired by the Company in 2001) and his successful tenure in senior leadership roles with the Company qualify him to serve on the Board.
Noel White

Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE DIRECTORS NOMINATED BY THE BOARD.
PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” EACH BOARD NOMINEE UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.
Vote Required
Approval of a nominee for director requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.
Shareholders are not entitled to cumulate voting with respect to the election of directors. The Board contemplates that all of the director nominees will be able to stand for election, but should any director nominee become unavailable for election, all proxies will be voted for the election of a substitute nominated by the Board (unless the Board chooses to reduce the number of directors on the Board).

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION
Family and Other Relationships
Barbara A. Tyson is the aunt of John H. Tyson, and John H. Tyson’s son, John R. Tyson, is an executive officer of the Company. There are no other family relationships among the director nominees or the Company’s executive officers. By reason of its beneficial ownership of the Company’s common stock, the TLP is deemed to be a controlling person of the Company. Other than the TLP, none of the companies or organizations listed in the director nominees’ biographies above is a parent, subsidiary or affiliate of the Company.
Director Independence
After reviewing all relevant relationships of the directors, the Board has determined that each of director nominees Mr. Baledge, Governor Beebe, Ms. Borras, Mr. Bronczek, Mr. Mariner, Mr. McNamara, Ms. Miller, Mr. Schomburger and Ms. Tyson, as well as departing directors Mr. Banister and Mr. Thurber, qualify as independent directors in accordance with the NYSE corporate governance rules. While Ms. Durham was determined to have been independent for fiscal year 2021, the Board has determined that Ms. Durham no longer qualifies as an independent director in accordance with the NYSE rules as of October 2, 2021 for fiscal year 2022. In making its independence determinations, the Board considered all relevant transactions, relationships or arrangements disclosed in this Proxy Statement in the section titled “Certain Transactions” in this Proxy Statement and the following:
•Ms. Durham is Chief Executive Officer of American Seafoods Group. In fiscal year 2019, the Company acquired MFG (USA) Holdings, Inc., a subsidiary of which is a customer of American Seafoods Group. During fiscal years 2021, 2020 and 2019, which included prior- and post-acquisition periods, this subsidiary paid American Seafoods Group $9,699,743, $7,006,874 and $8,786,416, respectively, for direct purchases of fish for the manufacture of certain products for a customer of the Company. Under the NYSE rules, a director may be considered independent if payments made to an entity with which the director is affiliated are less than the greater of $1,000,000 or two percent (2%) of the affiliated entity's gross revenues in each of the last three fiscal years. While the amounts paid represented less than two percent (2%) of American Seafoods Group’s gross revenues in fiscal years 2020 and 2019, the amount paid in fiscal year 2021 exceeded the two percent (2%) threshold set forth under the NYSE rules for director independence. Ms. Durham did not personally benefit from any of the purchases. Based on the foregoing facts, the Board has determined that although Ms. Durham qualified as an independent director for fiscal year 2021, Ms. Durham no longer qualifies as an independent director as of October 2, 2021 and for fiscal year 2022 under the NYSE rules.
Board and Shareholder Meetings
The Board held twelve meetings and undertook two actions by written consent during fiscal year 2021. Directors’ attendance rate during fiscal year 2021 for all Board and committee meetings was over 97%. All directors attended at least 75% of the Board and committee meetings they were eligible to attend during fiscal year 2021. The Company expects all directors to attend each annual meeting of shareholders as if it were a regular Board meeting. All directors as of the 2021 annual meeting of shareholders attended the 2021 annual meeting.
Board Leadership Structure
The Board’s current leadership structure consists of a Chairman of the Board, a Vice Chairman and Lead Independent Director and an Executive Vice Chairman of the Board. The Company’s by-laws were amended in fiscal year 2020 to provide for, among other amendments, the authority of the Board to appoint one or more Vice Chairmen. Pursuant to the Company’s Corporate Governance Principles, the Board is permitted to either separate or combine the positions of Chief Executive Officer and Chairman of the Board as it deems appropriate from time to time. Since 2006, these positions have been held by separate individuals. The Lead Independent Director is annually selected by the Board from among the independent directors. The Board reviews the continued appropriateness and effectiveness of this leadership structure at least annually. At the present time, the Board believes that separation of the positions of Chief Executive Officer and Chairman of the Board, combined with the roles of the Vice Chairman and Lead Independent Director and Executive Vice Chairman, improves the ability of the Board to exercise its oversight role over management, provides multiple opportunities for discussion and evaluation of management decisions and the direction of the Company, and ensures a significant role for non-management directors in the oversight and leadership of the Company. The Board understands that maintaining qualified independent and non-management directors on the Board is an integral part of effective corporate governance. Accordingly, it believes the current leadership structure of the Board strikes an appropriate balance between independent directors, management and directors affiliated with the TLP, the Company’s controlling shareholder, which allows the Board to effectively represent the best interests of the Company’s entire shareholder base.

Board Role in Risk Oversight
Management has the primary responsibility for identifying and managing the risks facing the Company, subject to the oversight of the Board. The Board’s committees assist in discharging its risk oversight role by performing the subject matter responsibilities outlined below in the descriptions of each committee. The Board retains full oversight responsibility for all subject matters not specifically assigned to a committee, including risks presented by competition, regulation, general industry trends and capital structure and allocation. The Board receives regular reports from the committee chairs, as well as reports directly from officers of the Company to ensure it is apprised of risks, how these risks may relate to one another and how management is addressing these risks. In addition, the Company has established a Whistle Blower Policy which has been approved by the Audit Committee and which sets forth procedures for the receipt, retention, and treatment of information or complaints regarding accounting, internal accounting controls, or auditing matters. Such procedures are intended to reduce risk by encouraging the reporting of any issues or concerns regarding questionable accounting matters and ensuring that such complaints are promptly and effectively addressed. Management conducts an enterprise risk assessment with monitoring on a regular basis as well as an evaluation and alignment of its risk mitigation activities. Management reviews the results of these periodic assessments with the appropriate committees of the Board. The risks considered as part of this assessment include but are not limited to those inherent in the Company’s business, as well as the risks from external sources such as supply chain operations, food safety, animal welfare, regulatory and legislative developments, and cybersecurity and data protection risks. The objectives of the risk assessment process include but are not limited to (i) determining whether there are risks that require additional or higher priority mitigation efforts; (ii) developing a defined list of key risks to be shared with the Governance and Nominating Committee, the Board and senior management; (iii) contributing to the development of internal audit plans; and (iv) facilitating discussion of the risk factors to be included in Item 1A of the Company’s Annual Report on Form 10-K.
The Board’s administration of its risk oversight function has not specifically affected the Board’s leadership structure. In establishing the Board’s current leadership structure, risk oversight was one factor among many considered by the Board, and the Board believes that the current leadership structure is conducive to and appropriate for its risk oversight function. The Board regularly reviews its leadership structure and evaluates whether it, and the Board as a whole, is functioning effectively. If in the future the Board believes that a change in its leadership structure is required to, or potentially could, improve the Board’s risk oversight function, it may make changes it deems appropriate.
Executive Sessions; Lead Independent Director
Independent directors meet in executive session without management present each time the Board holds its regularly scheduled quarterly meetings, and these sessions are presided over by the Lead Independent Director. Mr. McNamara served as the Lead Independent Director for fiscal year 2021. The independent directors held four executive sessions during fiscal year 2021. In addition, each Board committee regularly holds an executive session after each quarterly meeting with the chair of the committee presiding over the executive session.
Committees of the Board
The Board of Directors has the authority to appoint committees to perform certain management and administrative functions and currently has (i) an Audit Committee, (ii) a Compensation and Leadership Development Committee, (iii) a Governance and Nominating Committee, (iv) a Strategy and Acquisitions Committee and (v) an Executive Committee.
Audit Committee. The Audit Committee’s primary function is to assist the Board in fulfilling its responsibilities through regular review and oversight of the Company’s financial reporting, audit and accounting processes, financial statements, compliance with legal and regulatory requirements, disclosure controls and matters involving the Company’s independent registered public accounting firm and internal auditor. See the section titled “Report of the Audit Committee” in this Proxy Statement. During fiscal year 2021, the members of the Audit Committee were Mr. Mariner, as chairperson, Ms. Borras (since February 2021), Mr. Bronczek and Ms. Miller. On November 18, 2021, Ms. Borras’ and Mr. Bronczek’s committee assignments concluded and Mr. McNamara was appointed to the committee. Each of the foregoing individuals qualifies as an “independent” director under the SEC rules and the NYSE listing standards relating to audit committees. The Board has determined that each member of the Audit Committee is knowledgeable and qualified to review financial statements. In addition, the Board has determined that each of Mr. Mariner, Ms. Miller and Mr. McNamara qualifies as an “audit committee financial expert” within the meaning of the regulations of the SEC. The Audit Committee held ten meetings during fiscal year 2021.
Compensation and Leadership Development Committee. The Compensation and Leadership Development Committee’s primary functions are to (i) review and oversee the Company’s compensation policies and strategy, (ii) oversee the administration of the Company’s employee benefit plans and (iii) oversee the development, retention and succession of the Company’s executive officers. During fiscal year 2021, the members of the Compensation and Leadership Development Committee were Mr. Banister, as chairperson, Ms. Durham, Ms. Miller and Mr. Schomburger. Mr. Banister was not re-nominated for election to the Board and his term as a director will, therefore, end at the Annual Meeting. Mr. Banister will continue to serve on the Board and will remain as a member of the Compensation and Leadership Development Committee through the Annual Meeting. Effective November 18, 2021, Ms. Miller was appointed chair of the Compensation and Leadership Development Committee. Ms. Durham no longer serves on the

Compensation and Leadership Development Committee effective as of the Board’s determination that she was no longer an independent director as of fiscal year end 2021 under the NYSE rules, in accordance with the Compensation and Leadership Development Committee’s charter requirements regarding director independence and the Company’s Corporate Governance Principles. Ms. Borras and Mr. Bronczek were appointed to the committee to replace the vacancy resulting from Ms. Durham no longer serving the committee and to ensure a smooth transition once Mr. Banister leaves the Board at the Annual Meeting. Each member of the Compensation and Leadership Development Committee (including each former member at the time such member served on the Compensation and Leadership Development Committee) qualifies as an “independent” director under the SEC rules and the NYSE listing standards relating to compensation committees. In addition, each member of the Compensation and Leadership Development Committee (including each former member at the time such member served on the Compensation and Leadership Development Committee) meets the definition of “outside director” under Section 162(m) of the Internal Revenue Code (the “Code”), as in effect prior to the 2017 changes in the tax law (“Section 162(m)”) and “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation and Leadership Development Committee held nine meetings and undertook three actions by written consent during fiscal year 2021.
The Compensation and Leadership Development Committee is currently composed entirely of independent directors, is governed by a charter in accordance with NYSE rules and intends to conduct annual performance evaluations. However, the Company has elected to rely on the “controlled company” exemption from certain of the NYSE corporate governance rules applicable to compensation committees, including the requirements that the Compensation and Leadership Development Committee:
•determine and approve the compensation of the Chief Executive Officer; and
•take into consideration any factors relevant to a person’s independence from management before selecting such person as a compensation consultant, legal counsel or other adviser to the Compensation and Leadership Development Committee.
While the Company has elected not to implement NYSE corporate governance rules requiring the Compensation and Leadership Development Committee to determine the compensation of the Chief Executive Officer, the Compensation and Leadership Development Committee has approved the employment contracts and total compensation for our Chief Executive Officer since 2003. For more information regarding the duties of the Compensation and Leadership Development Committee, see the section titled “Compensation Discussion and Analysis—How We Determine Compensation—Role of the Compensation and Leadership Development Committee” in this Proxy Statement.
Governance and Nominating Committee. The Governance and Nominating Committee’s primary functions are to (i) review and recommend to the Board Corporate Governance Principles applicable to the Company, (ii) review and recommend to the Board a Code of Conduct applicable to the Company, (iii) oversee and review related party and other special transactions between the Company and directors, executive officers or affiliates of the Company, (iv) identify, evaluate and recommend individuals qualified to be directors of the Company for either appointment to the Board or to stand for election at a meeting of the shareholders and (v) oversee the annual performance evaluation of the Board and its committees and management. In addition, in fiscal year 2021, comprehensive oversight of ESG activities was formally delegated to the Governance and Nominating Committee.
During fiscal year 2021, the members of the Governance and Nominating Committee were Mr. Baledge, Governor Beebe, Mr. Bronczek and Mr. Thurber. On August 12, 2021, Mr. Baledge was appointed to replace Mr. Thurber as chairperson. Mr. Thurber was not re-nominated for election to the Board and his term as a director will, therefore, end at the Annual Meeting. Mr. Thurber will continue to serve on the Board and will remain as a member of the Governance and Nominating Committee through the Annual Meeting. The Governance and Nominating Committee held five meetings and undertook one action by written consent during fiscal year 2021.
Strategy and Acquisitions Committee. The Strategy and Acquisitions Committee’s primary purpose is to assist the Board in fulfilling its oversight responsibilities relating to long-term strategy for the Company, risks and opportunities relating to such strategy, and strategic decisions regarding investments, acquisitions and divestitures by the Company. Among other things, the Strategy and Acquisitions Committee is required to develop, together with the Chief Executive Officer and enterprise leadership team, and recommend to the Board an annual strategic plan and long-term strategy and to continuously monitor the Company’s progress against such plan. On April 13, 2021, Mr. Schomburger was appointed to replace Ms. Durham as chairperson. Through the rest of fiscal year 2021, the members of the Strategy and Acquisitions Committee were Mr. Schomburger, as chairperson, Mr. Banister, Ms. Borras and Ms. Durham. Although Mr. Banister was not re-nominated for election to the Board, he will remain on the Strategy and Acquisitions Committee through the Annual Meeting. In compliance with the Company’s Corporate Governance Principles, as amended, and the Strategy and Acquisitions Committee’s charter, Ms. Durham will continue to serve as a member of the Strategy and Acquisitions Committee as a non-independent director for fiscal year 2022, should she be re-elected at the Annual Meeting. The Strategy and Acquisitions Committee held six meetings and undertook one action by written consent during fiscal year 2021.
Executive Committee. The Executive Committee’s primary function is to act on behalf of the Board during intervals between regularly scheduled meetings of the Board. The Executive Committee may exercise all powers of the Board, except as otherwise provided by law and the Company’s by-laws. However, its actions are typically ministerial, such as approving (i) the opening and closing of bank accounts related to benefit plans where Board approval is required to open or close such accounts and (ii) amendments to benefit plans for which Compensation and Leadership Development Committee approval is not required. All actions taken by the Executive Committee between meetings of the Board are reviewed for ratification by the Board at the following quarterly Board meeting. The present members of the Executive Committee are Mr. Tyson, Mr. McNamara and Ms. Tyson. The Executive Committee did not meet and undertook four actions by written consent during fiscal year 2021.
Director Candidates
While the Company has not established minimum qualifications for director nominations, the Company has established, and the Governance and Nominating Committee charter contains, criteria by which the Governance and Nominating Committee is to evaluate candidates for recommendation to the Board. In evaluating candidates, the Governance and Nominating Committee takes into account the applicable requirements for directors under the Exchange Act, the rules and regulations promulgated thereunder and the listing standards of the NYSE. The Governance and Nominating Committee also may take into consideration the factors and criteria set forth in the Company’s Corporate Governance Principles and by-laws and such other factors or criteria that the Governance and Nominating Committee deems appropriate in evaluating a candidate, including but not limited to the applicable requirements for members of committees of the Board. The Governance and Nominating Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for a prospective nominee. While the Governance and Nominating Committee does not have a formal policy on diversity with regard to its consideration of nominees, it considers diversity in its selection process and seeks to nominate candidates with a diverse range of views, backgrounds, leadership and business experiences.
The Governance and Nominating Committee may consider candidates suggested by management or other members of the Board. In addition, the Governance and Nominating Committee may consider shareholder recommendations for candidates to the Board. In order to recommend a candidate to the Board, shareholders should submit the recommendation to the Chairman of the Governance and Nominating Committee in the manner described in the section of this Proxy Statement titled “Shareholder Communications.” Shareholders who wish to nominate a candidate to the Board must submit such nominations in accordance with the Company’s by-laws as discussed in the section titled “Shareholder Proposals and Director Nominations” in this Proxy Statement.
Board Refreshment
We believe the quality, focus and diversity of skills and experience of the Board have been a key driver of the Company’s success. Our Governance and Nominating Committee regularly monitors the composition of the Board and identifies ways we can strengthen the Board, including to address particular skill and expertise areas, enhance diversity or replace directors that are expected to retire in the near future, while continuing to balance the benefits of having a board with significant Company knowledge and experience. The consistent, thoughtful and strategic approach of the Governance and Nominating Committee and the Board with respect to strengthening is illustrated by changes to the Board in the last few years, including the appointment of Maria Claudia Borras, Executive Vice President, Oilfield Services at Baker Hughes Company, which addressed, among other things, the Board’s strategic goal of expanding its expertise in international operations.
Corporate Governance Principles; Committee Charters; Code of Conduct
The Board has adopted Corporate Governance Principles, and each of the Board committees, other than the Executive Committee, has adopted a written charter. The Board has also adopted a Code of Conduct applicable to all directors, officers and employees. Copies of these corporate governance documents are available on the Company’s Investor Relations website at
http://ir.tyson.com and in print to any shareholder who sends a request to Tyson Foods, Inc., Attention: Office of the Secretary, 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999.
Compensation Committee Interlocks and Insider Participation
During fiscal year 2021, the members of the Compensation and Leadership Development Committee were Mr. Banister, as chairperson, Ms. Durham, Ms. Miller and Mr. Schomburger. All members of the Compensation and Leadership Development Committee during fiscal year 2021 were independent directors, and no member was an officer or employee of the Company or a former officer or employee of the Company. Other than as set forth below in the section of this Proxy Statement titled “Certain Transactions,” no member of the Compensation and Leadership Development Committee serving during fiscal year 2021 was party to a transaction, relationship or arrangement requiring disclosure under Item 404 of Regulation S-K. During fiscal year 2021, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation and Leadership Development Committee or Board.
Environmental, Social and Governance
Throughout our history, we have found innovative and creative ways to feed people responsibly, and we’re on a journey to find new ways to do so in the future. We are committed to helping build a food system that supports all people and sustains our planet.

Through our Formula to Feed the Future, we aim to bring together a diverse set of expertise and the scalable resources needed to take on the difficult dilemmas facing our world in the 21st century and beyond.
As we navigated a global pandemic, our top priority was, has always been and continues to be the health and safety of our team members. We have invested substantial resources in a series of measures designed to help fight the spread of COVID-19 and to protect our team members, their families and our communities, including:
•Requiring team members to be fully vaccinated against COVID-19 as a condition of employment;
•Offering front-line team members a one-time cash bonus payment upon verification of their vaccination status and compensating hourly team members for up to four hours of pay for getting the vaccine outside their normal shifts;
•Equipping our U.S. facilities with protective measures and supplying our team members with personal protective equipment;
•Expanding our health services staff by adding a Chief Medical Officer and creating over 200 nurse and administrative support staff positions to serve our frontline team members and their families; and
•Offering free, on-site vaccinations to team members and their family members, as well as others in their household.
ESG Governance Structure
In fiscal year 2021, comprehensive oversight of ESG activities was formally delegated to the Governance and Nominating Committee of the Board of Directors and is reflected in the Governance and Nominating Committee’s Charter. The Governance and Nominating Committee takes an active role in the oversight of the Company’s ESG strategy and public reporting. To ensure that ESG is appropriately managed throughout the organization, we have designed the following governance structures:
•Board of Directors: Receives regular reports from the Governance and Nominating Committee on key ESG activities and initiatives.
•Governance and Nominating Committee: Oversees ESG activities, including ESG strategy and reporting.
•Chief Executive Officer: Provides executive direction on ESG strategy.
•Enterprise Leadership Team (“ELT”): Conducts periodic reviews of the Formula to Feed the Future strategy, data and progress against our commitments and goals and emerging ESG risks, challenges and opportunities. Our Executive Vice President, Strategy & Chief Sustainability Officer (“Chief Sustainability Officer”), collectively with our Chief Executive Officer and other members of the ELT, oversees the development and implementation of ESG strategy, communications, disclosures and reporting, and reports to our Chief Executive Officer.
•Chief Sustainability Officer: In addition to joint oversight of ESG strategy and ESG communications and reporting, leads the development and implementation of the Company’s ESG strategy, including by overseeing the development, coordination and execution of ESG programs to achieve enterprise-wide goals.
•Various ESG Councils: Enterprise-wide, internal cross-functional councils from all levels of management which provide input on forward-looking strategy, track emerging challenges and opportunities, and drive collaboration, transparency, and continuous progress toward our ESG goals. For example, we have an ESG Council within our ELT, as well as a global sustainability working group of small and medium-sized enterprises across our company departments and business units. We also have an expert external ESG advisory council which advises and supports our Chief Sustainability Officer and the entire Company sustainability team.
Our Key ESG Priorities
We are committed to working with a broad range of stakeholders as we aim to sustainably feed the world, and our work focuses on a clear set of solutions and priorities with respect to people, natural resources and agriculture. Our sustainability strategy consists of three major pillars:
•empowering people, customers and communities;
•conserving natural resources and protecting our planet; and
•innovating for smart, responsible agriculture.
Empowering People, Customers and Communities. We are leading a transparent, people-first business that values inclusion and equal opportunities, investing in communities, fighting hunger and empowering our team members to bring their best selves to a safe working environment.

Conserving Natural Resources and Protecting Our Planet. We are focused on, among other things, eliminating manufacturing and food waste and designing and using packaging that is reusable, recyclable or compostable.
Innovating for smart, responsible agriculture. We are cultivating a food system that prioritizes agriculture in our global supply chain through land stewardship, animal welfare, education, transparency and traceability.
A key strength of our approach to ESG is a robust process to identify and understand our most material ESG priorities. Our approach ensures that we keep pace with emerging priorities and stakeholder expectations. This materiality analysis also helps us to assess the level of importance of different topics for our stakeholders and our business. We are currently in the process of reviewing and updating our ESG materiality assessment with a view toward identifying and prioritizing ESG issues that are critical to the Company’s future success. This assessment is key toward creating a long-term 2030 sustainability strategy which will drive our actions across the enterprise with specific ESG goals and time-bound metrics.
This approach allows for increased engagement across the organization and will help us to continue to meet the expectations of our consumers, customers, investors, and other stakeholders. Our ESG strategy advances these efforts and others, and we will continue to report on our progress in our annual Sustainability Report.
Our Key ESG Achievements
During fiscal year 2021, we realized some key achievements against our larger ESG strategy. We created a Chief Medical Officer position and partnered with Axiom Medical to support team members and their families affected by the COVID-19 global pandemic by providing health services, access to licensed medical professionals and ongoing education to reduce and protect against the spread of illness. We also partnered with Matrix Medical to ensure that our U.S. team members are educated about, and have access to, COVID-19 vaccines. In fiscal year 2021, we also gave away over 16 million pounds of food, valued at nearly $36 million. In addition, in 2020, we provided approximately $300 million in thank you bonuses and other benefits to our team members for their efforts during the global pandemic and gave away more food in a year than ever before in the Company’s 85-year history, amounting to more than 30 million pounds, equal to 124 million meals, and valued at $65 million. Furthermore, in 2020, we signed the Northwest Arkansas Leadership Pledge for diversity and inclusion, signifying our commitment to foster and expand a more just, equitable and inclusive region—and also awarded five grants of $1 million each to organizations working to advance racial justice and drive positive societal change, including the Equal Justice Initiative, the National Museum of African American History & Culture, National Urban League, The Executive Leadership Council and Immigrant Connection. In fiscal year 2021, to support organizations working to combat racial hate crimes and protect the civil and human rights of Asian Americans, we committed to awarding a series of grants to several national non-profits, including Asian Americans Advancing Justice, Asian Americans Advancing Justice–Chicago and the National Association of Asian American Professionals. In addition, in fiscal year 2021, we made financial contributions to a number of local community organizations that facilitate racial equity and social justice. In fiscal year 2021, among other things, we also appointed our first Chief Equity, Inclusion and Diversity Officer, established a company-wide Diversity, Equity and Inclusion Council, and recommitted our support and sponsorship of the Company’s BRGs, which have doubled in membership and resulted in the addition of LatinX, Asian and Allies and African Ancestry Alliance BRGs. We have also recently donated funding to assist our team members in covering childcare costs, including with respect to transportation and tutoring.
In addition, we stay abreast of innovations in packaging technology and ways to source renewable packaging materials. In 2020, we transitioned virgin fiber paperboard across our Jimmy Dean® brand to 100% post-consumer recycled content and diverted almost 5.2 million pounds of waste from landfills, a 60% increase from the prior year. In addition, we became the first company to receive audit certification for all poultry audit tools across our U.S. Tyson Foods vertically integrated supply chain from the Professional Animal Auditor Certification Organization. Finally, we established an internal Global Animal Welfare Council and continued to engage in multi-stakeholder efforts focused on key areas such as social and environmental sustainability, responsible antibiotic usage and animal welfare to drive continuous improvement in animal agriculture at scale.
We are also signatories to the UN Global Compact, and to provide comparable, consistent and meaningful ESG data that enables investors to make informed investment and voting decisions, we:

•conduct our ESG reporting substantially in accordance with the standards of the Sustainability Accounting Standards Board and the Global Reporting Initiative; and
•collaborate with the Science Based Target Initiative with respect to the development of our science-based targets.

Our External Recognitions

Religious Equity, Diversity & Inclusion Index (REDI)	Women on Boards	U.S. Poultry & Egg Association	Fortune	Newsweek
#2 (tied) for Religious Inclusion—Corporate	“Winning” Company for Gender Diverse Board	2020 Clean Water Award	#1 Food Production World’s Most Admired Companies	#4 America’s Most Responsible Companies in 2021
Learn More About Tyson Foods ESG
We invite you to view our 2020 Progress Report at www.tysonsustainability.com. The information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated by reference into any of our other filings with the SEC.
Human Capital Management
Health and Safety
In fiscal year 2021, in response to COVID-19 and its related variants, we implemented and continue to implement various safety measures in all of our facilities. To protect our team members, their families and our communities, we require our team members in the U.S. to be fully vaccinated against COVID-19 as a condition of employment. In addition, as described above, we (1) expanded our medical team with the addition of a Chief Medical Officer position and created over 200 nurse and administrative support staff positions to assist our efforts to protect frontline team members during the pandemic while also enhancing our culture of health, safety and wellness; and (2) partnered with third-party experts to assist in our efforts to educate our U.S. team members about COVID-19 vaccines, provide our U.S. team members, their families and members of their household access to COVID-19 vaccines and case assessment of team members and their families affected by the pandemic.
Diversity, Equity and Inclusion
We embrace the diversity of our team members, customers, stakeholders and consumers, including their unique backgrounds, experiences, perspectives and talents. We strive to cultivate a culture and vision that supports diversity, equity and inclusion in our community and enhances our ability to recruit, develop and retain diverse talent at every level. As described above, in fiscal year 2021, we appointed our first Chief Equity, Inclusion and Diversity Officer and established a company-wide Diversity, Equity and Inclusion Council.
Consistent with our commitment to diversity, we implemented a goal to have at least 80% of our candidate slates for domestic team member positions at the director level and above be diverse. In fiscal 2021, we exceeded our goal, with approximately 92% of our candidate slates for such domestic positions diverse as of October 2, 2021. As of October 2, 2021, our domestic workforce identified as approximately 39% gender diverse, approximately 32% white, approximately 28% Hispanic or LatinX, approximately 25% Black or African American, and approximately 10% Asian American and Pacific Islander. In addition, as of October 2, 2021, approximately 31% of our domestic team members in management roles identified as women and approximately 30% identified as ethnically diverse.
Talent and Development
Our talent strategy is focused on attracting the best talent, recognizing and rewarding their performance, while continually developing, engaging and retaining them. Consistent with this focus, through our Upward Academy Program, we offer English as a second language, financial literacy and digital literacy training to all team members. To complement Upward Academy, we have also launched Upward Pathways, a frontline career development program that helps team members further hone professional skills and creates opportunities for our team members to advance to higher-paying, more senior-level positions within the Company through job skills training and workforce certifications at no cost. We have a goal to be the employer of choice and strive to grow and develop the different capabilities and skills that we need for the future, while maintaining a robust pipeline of talent throughout the organization.

Political Contributions and Expenditures Policy
The Company participates in the public policy process to advance the best interests of the Company and its shareholders. To guide its activities, the Company has adopted a Political Contributions and Expenditures Policy (the “Political Contributions Policy”). Political contributions aligned with the Company’s public policy objectives are made through the Tyson Foods, Inc. Political Action Committee (“TYPAC”), as well as through corporate contributions for state and local candidates in states where laws allow. The Governance and Nominating Committee, composed entirely of independent directors, is informed of political contributions, including the use of corporate funds, and the processes by which such contributions and expenditures are made. The Governance and

Nominating Committee is informed of the annual political plan for political contributions, including one or more annual authorized contribution budgets. In addition, the Senior Vice President for Global Government Affairs annually informs the Governance and Nominating Committee on lobbying and political activities.
The Company is committed to providing shareholders with transparency regarding political contributions and expenditures. The Company discloses on its corporate website all political contributions made pursuant to the Political Contributions Policy by TYPAC and the Company to political candidates, parties and committees (as defined under Section 527 of the Internal Revenue Code), or to influence the outcome of a ballot measure, including recipient names and amounts. The Company also discloses on its corporate website a list of trade associations to which the Company pays $50,000 or more in annual dues, including the portion of such dues that such trade associations inform us are allocable to any nondeductible lobbying expenses. The Political Contributions Policy and the disclosures thereunder are available at http://ir.tyson.com. In addition, the Company files publicly available federal lobbying reports each quarter, which disclose the Company’s lobbying expenditures, describe legislation and general issues that were the topic of communication, and identify the individuals who lobbied on behalf of the Company.
DIRECTOR COMPENSATION FOR FISCAL YEAR 2021
The Company’s compensation program for non-employee directors (the “Director Compensation Policy”) is designed to enable the Company to attract, retain and motivate highly qualified directors to serve on the Board. The Director Compensation Policy is also intended to be competitive with those of other companies in the Compensation Peer Group (as defined in the section titled “Compensation Discussion and Analysis—How We Determine Compensation—Role of Compensation Consultants/Benchmarking” in this Proxy Statement) and to further align the interests of these directors with those of our shareholders by compensating directors with a mix of cash and equity-based compensation. Directors who are employees of the Company receive no additional compensation for serving on the Board or its committees.
The Compensation and Leadership Development Committee is responsible for recommending to the Board changes in director compensation. The Compensation and Leadership Development Committee periodically reviews non-employee director compensation trends and data from the Compensation Peer Group and other relevant and comparable market data including reports on the competitiveness of compensation for non-employee directors received from the Company’s compensation consultant. Each of the Company’s non-employee directors currently receives the compensation described below.

In fiscal year 2021, the Company’s Director Compensation Policy provided the following elements of compensation to non-employee directors:
•An annual retainer of $105,000 (payable in quarterly installments).
•A grant of a deferred stock award for shares of Class A Common Stock having a value of $160,000 (with an additional $110,000 in value to the Lead Independent Director and Vice Chairman) on the date of election or re-election as a director at the Annual Meeting, which award does not become payable until 180 days after the director ceases to serve on the Board. The director may elect different deferral and distribution options, including having the award distributed on the date of election or re-election, as applicable.
•An additional annual retainer (payable in quarterly installments) for each of the following positions in the amounts shown:

Lead Independent Director and Vice Chairman	$125,000
Chairperson of the Audit Committee	$20,000
Chairperson of the Compensation and Leadership Development Committee	$20,000
Chairperson of the Governance and Nominating Committee	$20,000
Chairperson of the Strategy and Acquisitions Committee	$20,000
Directors do not receive individual meeting fees. Each non-employee director also had the option to defer any portion of his or her cash retainer (which would be credited with interest semi-annually) or to receive Class A Common Stock in lieu of the cash retainer. None of our non-employee directors opted to defer any portion of the cash retainer or to receive Class A Common Stock in lieu of the cash retainer. As discussed in greater detail in the section titled “Compensation Discussion and Analysis—Stock Ownership Requirements” in this Proxy Statement, the Board has established stock ownership requirements for the non-employee directors to strengthen the alignment between the interests of the Company’s directors and senior officers and the interests of its shareholders.
The fiscal year 2021 non-employee director compensation program remained the same as compared to the Company’s fiscal year 2020 program.

The table below summarizes the total compensation earned or paid by the Company to non-employee directors with respect to fiscal year 2021.

Name(1)	Fees earned or paid in cash ($)	Stock awards ($)(2)(3)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Les R. Baledge	105,000	160,000	0	0	0	0	265,000
Gaurdie E. Banister Jr.(4)	125,000	160,000	0	0	0	0	285,000
Mike Beebe	105,000	160,000	0	0	0	0	265,000
Maria Claudia Borras(5)	78,750	160,000	0	0	0	0	238,750
David J. Bronczek	105,000	160,000	0	0	0	0	265,000
Mikel A. Durham(6)	118,352	160,000	0	0	0	0	278,352
Jonathan Mariner	125,000	160,000	0	0	0	0	285,000
Kevin M. McNamara(7)	230,000	270,000	0	0	0	0	500,000
Cheryl S. Miller	105,000	160,000	0	0	0	0	265,000
Jeffrey K. Schomburger(6)	111,648	160,000	0	0	0	0	271,648
Robert C. Thurber(8)	125,000	160,000	0	0	0	0	285,000
Barbara A. Tyson(9)	105,000	160,000	0	0	0	68,713	333,713
Noel White(10)	0	0	0	0	0	3,695,981	3,695,981
_______________________________
(1)As Company employees, Messrs. Tyson, King, White and Banks (Mr. Banks separated from the Company effective as of June 2, 2021) are not separately compensated for their service on the Board. Messrs. Tyson’s, King’s and Banks’ compensation is included in the section titled “Executive Compensation—Summary Compensation Table” in this Proxy Statement. For information regarding the compensation arrangement with Mr. White, see footnote (10) below.
(2)The amounts in this column represent the grant date fair value of deferred stock awards granted in fiscal year 2021 ($65.34 per share on the date of grant). The Company has determined the fair value of these awards (as well as Mr. White’s awards described in footnote (10) below) in accordance with the stock-based compensation accounting rules set forth in Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used in the calculation of the amounts shown are included in Note 15 to our audited consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended October 2, 2021. Recipients of these awards are entitled to dividends during the deferral period. These dividends are converted to additional shares and credited to each recipient, who then receives these additional shares upon distribution.
(3)As of the last day of fiscal year 2021, outstanding deferred stock awards, per individual elections, for individuals serving as non-employee directors during fiscal year 2021 were as follows: Mr. Baledge (4,580); Mr. Banister (12,119); Governor Beebe (2,929); Ms. Borras (2,492); Mr. Bronczek (4,594); Ms. Durham (12,566); Mr. Mariner (6,223); Mr. McNamara (60,586); Ms. Miller (7,429); Mr. Schomburger (9,637); Mr. Thurber (46,282); and Ms. Tyson (36,987).
(4)Mr. Banister was not re-nominated for election to the Board, and his term will, therefore, end at the Annual Meeting.
(5)Ms. Borras was elected to the Board in February 2021.  She received quarterly retainers during fiscal year 2021 for her participation in three quarterly meeting cycles.
(6)On April 13, 2021, Mr. Schomburger was appointed to replace Ms. Durham as chairperson of the Strategy and Acquisitions Committee. Accordingly, Mr. Schomburger’s and Ms. Durham’s fees set forth in the above table reflect a prorated amount of the $20,000 annual retainer paid for the period that each of them served as chairperson of the Strategy and Acquisitions Committee.
(7)Mr. McNamara receives quarterly retainers in connection with his role as Lead Independent Director and Vice Chairman.
(8)Mr. Thurber was not re-nominated for election to the Board, and his term will, therefore, end at the Annual Meeting.
(9)The amount in the “All other compensation” column includes the Executive Rewards Allowance, pursuant to which she receives an annual cash allowance of $12,000, $38,634 for personal use of Company-owned aircraft, premiums paid by the Company for a health insurance plan for Ms. Tyson in the amount of $11,830 and $6,249 for tax reimbursement. The values expressed for personal use of Company-owned aircraft in footnotes (9) and (10) are based on the aggregate incremental cost to the Company using a method that accounts for fuel, maintenance, landing fees, other associated travel costs and charter fees.
(10)In connection with Mr. White’s retirement as the Company’s CEO, Mr. White entered into a second amended and restated employment agreement on October 3, 2020. This employment agreement provides for, among other things, an annual base salary of $1,250,000 for the fiscal year beginning October 4, 2020; $1,150,000 for the fiscal year beginning October 3, 2021; and $1,000,000 for the period beginning October 2, 2022 and ending December 31, 2023. It also provides for the possibility of special equity incentive awards as approved by the Compensation and Leadership Development Committee, and participation in the Company’s benefit plans. Additionally, Mr. White is entitled to personal use of Company-owned aircraft in a manner consistent with the Company’s policy governing aircraft use by executive officers. The amount in the “All other compensation” column represents Mr. White’s annual base salary of $1,250,000 for the fiscal year 2021, $81,452 for personal use of Company-owned aircraft, $23,425 for retirement gifts, and $406,104 in other employee benefits (including Company contributions to his Retirement Savings Plan account in the amount of $11,600, his Employee Stock Purchase Plan account in the amount of $31,250 and his Executive Savings Plan account in the amount of $238,285, premiums paid by the Company for a long-term disability benefit in the amount of $1,524 and life insurance in the amount of $58,003, and taxes reimbursed in the amount of $65,442). In addition, on October 5, 2020, Mr. White was granted an award of restricted stock units (“RSUs”) with a grant date fair value of $800,000, which will vest in equal annual increments on each of the first, second and third anniversary dates of the grant and are settled in shares of Class A common stock. Mr. White was also granted an award of RSUs on November 20, 2020 with a grant date fair value of $1,135,000, which will vest in equal annual increments on each of the first and second anniversary dates of the grant and are settled in shares of Class A common stock. These grants were made under the Tyson Foods, Inc. 2000 Stock Incentive Plan. As of the last day of fiscal year 2021, Mr. White held 304,550 stock options, 163,688 performance shares (assuming the maximum possible payout that would result if the highest levels of performance goals are achieved), 43,543 shares of restricted stock with performance criteria (assuming the performance criterion pertaining to such awards is met) and 33,021 RSUs.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Company’s Audit Committee has selected PwC to serve as the Company’s independent registered public accounting firm for the fiscal year ending October 1, 2022. Shareholders are asked to ratify this selection at the Annual Meeting. Representatives of PwC are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from the shareholders. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
Audit Fees
The fees for professional services rendered by PwC for the audit of the Company’s annual financial statements for each of the fiscal years ended October 2, 2021 and October 3, 2020, and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q and for services that are normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings or engagements for each of those fiscal years were $6,067,205 and $5,468,899, respectively.
Audit-Related Fees
Aggregate fees billed or expected to be billed by PwC for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements for each of the fiscal years ended October 2, 2021 and October 3, 2020, and not included in the audit fees listed above, were $0 and $47,500, respectively. For the fiscal year ended October 3, 2020, these services comprised engagements to perform audits of employee benefit plans, a due diligence project and audit work related to information systems and new accounting pronouncements in the year prior to implementation.
Tax Fees
Aggregate fees billed or expected to be billed by PwC for tax compliance, tax advice and tax planning, which included expatriate tax services, international tax restructuring, federal research and development credit consulting and tax audit assistance, for each of the fiscal years ended October 2, 2021 and October 3, 2020, were $1,003,829 and $332,798, respectively.
All Other Fees
For each of the fiscal years ended October 2, 2021 and October 3, 2020, PwC billed the Company $2,700 and $2,700, respectively, for services rendered, other than those services covered in the sections captioned “Audit Fees,” “Audit-Related Fees” and “Tax Fees.” These amounts were for online research tools for accounting and financial reporting rules and guidance.
None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.
Audit Committee Pre-Approval Policy
The Audit Committee has adopted policies and procedures for the pre-approval of all audit and non-audit services to be performed by the Company’s independent registered public accounting firm. The Audit Committee charter provides that the Audit Committee must approve in advance all audit services to be performed by the independent registered public accounting firm. The Audit Committee has approved a separate written policy for the approval of engagements for non-audit services to be performed by the independent registered public accounting firm. For non-audit services, any person requesting that such services be performed by the independent registered public accounting firm must prepare a written explanation of the project (including the scope, deliverables and expected benefits), the reason for choosing the independent registered public accounting firm over other service providers, the estimated costs, the estimated timing and duration of the project and other pertinent information. Non-audit services must first be pre-approved by each of the Company’s Chief Accounting Officer and Chief Financial Officer before being submitted for pre-approval to the Audit Committee, and then the Audit Committee or a designated member of the Audit Committee must pre-approve the proposed engagement before the engagement can proceed. The requirement for Audit Committee pre-approval of an engagement for non-audit services may be waived only if (i) the aggregate amount of all such non-audit services provided is less than five percent (5%) of the total amount paid by the Company to the independent registered public accounting firm during the fiscal year when the services are provided; (ii) the services were not recognized by the Company at the time of the engagement to be non-audit services; and (iii) the services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit of the fiscal year in which the non-audit services were provided.

Board Recommendation
THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS OF THE COMPANY RECOMMEND THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING OCTOBER 1, 2022.
PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.
Vote Required
Ratification of PwC as the Company’s independent registered public accounting firm for the fiscal year ending October 1, 2022 requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class. Ratification of the selection of PwC by shareholders is not required by the Company’s by-laws or otherwise. However, as a matter of policy, such selection is being submitted to the shareholders for ratification at the Annual Meeting because the Board considers a proposal for shareholders to ratify the appointment to be an opportunity for shareholders to provide direct feedback to the Audit Committee on an important aspect of corporate governance and good corporate practice. If shareholders fail to ratify the selection of this firm, the Audit Committee will consider whether it is appropriate to select another registered independent public accounting firm.

SHAREHOLDER PROPOSAL
The Company has received notice of the intention of a shareholder to present one proposal for voting at the Annual Meeting. The text of the shareholder proposal and supporting statement appears exactly as received by the Company. All statements contained in a shareholder proposal and supporting statement are the sole responsibility of the proponent of such shareholder proposal. The Company will provide the names, addresses and shareholdings (to the Company’s knowledge) of the proponent of any shareholder proposal upon request made to the Company’s corporate secretary by mail at 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999, or by calling (479) 290-4524.
SHAREHOLDER PROPOSAL REGARDING REPORT ON SUSTAINABLE PACKAGING EFFORTS

Whereas: Tyson Foods uses plastic packaging, including flexible plastic and polystyrene foam, which are not curbside recyclable.

Only 9% of all plastic made in the last 60 years has been recycled. An estimated 11 million tons of plastic waste is released into the ocean annually, killing over 1 million marine animals. Flexible plastic, used widely by Tyson, represents 59% of all plastic production but accounts for 80% of plastic leakage to oceans. Microplastics can now be found in our food and water, with one study finding humans may consume a credit card’s worth of plastic every week.

A Pew Charitable Trust study found that existing industry and government commitments will only reduce marine plastic pollution 7% by 2040. Without stronger corporate commitments to plastic reduction, the amount of plastic entering the ocean could triple by 2040.

Consumer concern for plastic waste is growing and could pose reputational risk to the Company. One recent survey found that 84% of U.S. shoppers are concerned about plastic and packaging waste. In another, two-thirds of Millennial and Gen Z respondents reported taking steps to reduce their single-use plastic usage, and both generations named climate change and the environment as their top societal concerns.

Tyson’s lagging plastic policies also may leave it vulnerable to a changing regulatory landscape. This past summer, Maine and Oregon adopted the nation’s first producer responsibility laws for consumer packaging, which will make producers financially responsible for post-consumer packaging waste management, and nine other states considered similar legislation. Future bills could require producers of non-recyclable packaging to pay more than those of recyclable packaging, heightening the potential risk posed to Tyson.

Customers Kroger and Target as well as Tyson’s largest customer, Walmart, have quantitative goals for addressing their plastic packaging footprints and either currently report or have committed to reporting on their plastic use. Tyson could risk losing market access if it hinders progress toward its customers’ plastics goals.

Despite the business risks and broad societal impact, Tyson does not disclose the amount of plastic packaging it uses and currently has no quantitative goal or timeline for reducing its plastic packaging footprint. As a result, Tyson received an F grade for its laggard status in a recent As You Sow report comparing plastic policies across packaged food companies.

Resolved: Shareholders request that Tyson issue a report, at reasonable cost and omitting proprietary information, assessing if and how the Company can increase the scale, pace, and rigor of its sustainable packaging efforts by reducing its absolute plastic packaging use.

Supporting Statement: Proponents defer to management on the content of the report, but suggest that indicators meaningful to shareholders may include:

•Quantitative, time-bound goals for reducing absolute plastic use, reducing virgin plastic use, and increasing post-consumer recycled plastic use; and
•Annual disclosure of metrics related to the Company’s plastic use.
Board of Directors’ Statement
In Opposition to Shareholder Proposal Regarding Report on Sustainable Packaging Efforts
The Board recommends that shareholders vote AGAINST this shareholder proposal. We share the proponent’s commitment to environmental sustainability and recognize the need for efforts aimed at reducing plastic and packaging waste. We are committed to undertaking such efforts and have been and will continue to work towards innovations in sustainable packaging. Given our current practices and disclosures, the Board believes that the proposal’s requested report would not provide material benefits or additional disclosure not already available to shareholders, and, therefore, this proposal is not in the best interests of the Company or its shareholders.
Our packaging strategy aligns with the five “Rs”—Remove, Reduce, Reuse, Recycle and Renew—and is guided by the recommended packaging metrics and definitions set forth by the Sustainable Packaging Coalition and the Global Packaging Project1. The packaging design process prioritizes increasing the use of recyclable and renewable materials, as well as minimizing packaging where possible. At the same time, our packaging must be sufficiently durable to endure handling through receipt, inventory, packing use, distribution, point of sale, consumer use and disposal, as well as meeting our high standards for food quality and safety and protecting perishable products.
We stay abreast of innovations in packaging technology and ways to source renewable packaging materials. We do not use single-use plastics, and we have undertaken efforts over the last two years to increase the amount of post-consumer recycled (“PCR”) content in plastic packaging. Although we are approaching the theoretical maximum use of PCR content and post-industrial recycled (“PIR”) content possible in our corrugated packaging, while maintaining product integrity requirements, we continue to innovate ways in which both types of content can be used. In 2020, total recycled content was 37.5% of packaging, with 29.3% PCR content and 8.2% PIR content. We also transitioned virgin fiber paperboard across our Jimmy Dean® brand to 100% PCR content in 2020. This brought total conversion of PCR paperboard in the 2019 and 2020 fiscal years to 36,945 tons. In addition, we use reusable plastic containers in our Case Ready Fresh Meats business and are implementing reusable plastic pallets in certain parts of our business. Furthermore, in 2020 we continued the development of replacements for polystyrene foam trays, expanded the use of reusable plastic containers in our fresh beef and pork operations (replacing the need for one-way corrugated containers), and continued development toward eliminating polyvinyl chloride film overwrap in our operations. Our packaging innovation labs and pilot plants at our Discovery Centers in Springdale, Arkansas, and Downers Grove, Illinois, remain committed to further developing sustainable packaging solutions. In addition, in partnership with our suppliers, we are actively exploring new advancements in packaging suitable for our products.
We also work to improve U.S. waste management and recycling through our membership in Sustainable Packaging Coalition, How to Recycle and The Association of Plastic Recyclers and by applying their guidelines for recyclability to our packaging efforts. Moreover, through our major packaging supply partners and film suppliers, we collaborate with numerous other organizations, including:
•The U.S. Plastics Pact, a consortium of business, governmental entities, non- governmental organizations, research institutions and other stakeholders working toward a common vision of a circular economy for plastics;
•The Alliance to End Plastic Waste, a group of over 80 member companies and allies that partners with communities around the world to end plastic waste through innovative and impactful solutions3;
•The Association of Plastic Recyclers (APR), an international trade association representing the plastics recycling industry and committed to the success of plastics recycling4;
•The Ellen MacArthur Foundation/New Plastics Economy Global Commitment, a charitable organization committed to creating a circular economy5; and
•The American Chemistry Counsel, a trade association representing more than 190 companies engaged in the business of chemistry and committed to creating more sustainable products6.
We recognize that there are many challenges to making progress on the issue of plastics recycling, including challenges particular to our Company. The plastics recycling infrastructure in the U.S. remains severely limited, for example, and varies from city to city and state to state. The U.S. has traditionally exported much of its recyclable waste, instead of investing in domestic sustainable recycling infrastructure.7 Furthermore, plastics that have been in contact with raw meat and blood are not accepted for recycling, restricting our ability to sustainably dispose of our packaging materials.8 Despite these challenges—many of which are out of our direct control—we remain committed to our sustainability efforts and to collaborating with our partners to develop sustainable solutions for the future of plastics recycling. Our environmental management experts continuously explore innovations in packaging and waste diversion to reduce operational waste output, increase our recycling footprint and reuse waste to add value to products or create new sources of energy. For example, we diverted approximately 5.2 billion pounds of waste from landfills during fiscal 2020, a 60% increase from the prior year. Our recycle and beneficial reuse (which includes composting, land application and digestion) rate in the past three fiscal years has always been at or above 80%.
We have also been transitioning some of our brands to using bio-based plastic material, which are made from renewable biological resources. For example, our Raised & Rooted® brand packaging is made from 60% bio-based plastic material which helps significantly lower carbon dioxide emissions compared to low-density polyethylene material. The cartons of products under this brand are FSC certified, made from 100% recycled material and are fully recyclable.
Furthermore, we remain committed to engaging with our shareholders and other key stakeholders to ensure productive dialogue around the issue of sustainability, recycling and plastics, which is a core area of focus for the Company. For example, we have actively engaged with As You Sow (“AYS”) on their 2021 Plastics Pollution Scorecard. In connection with this engagement, we identified several areas of weakness in AYS’ scoring methodology, such as USDA requirements governing meat protein packaging which prevent us from reusing or refilling packaging and tradeoffs in the use of post- consumer recycled content versus designing for recyclability, which AYS has indicated that they will take into account in the development of their 2022 scorecard. This dialogue has recently helped Tyson to improve its score with AYS. We expect to continue to engage with AYS to ensure that their methodology presents a fairer and more nuanced view of the specific challenges facing the meat protein packaging that the Company is working to solve.
As the proposal points out, a number of our large customers have set quantitative goals for reducing plastic packaging. We are actively working with these customers to help meet their goals and expect to engage these customers further as we develop our own time-bound goals and disclose our progress against such goals.
As evidenced by our existing initiatives, partnerships and progress, we are committed to reviewing and addressing the proposal’s concern for reducing plastic pollution (which we share), by conscientiously taking steps to address this concern and disclosing information regarding the steps we are taking and the progress we are making. We will continue to share our efforts and progress to our shareholders and the public. As such, we believe that the report requested by this proposal would not add meaningfully to our ongoing sustainability, plastics recycling and sustainable packaging efforts, or to our current public disclosures about such efforts, at this time. Accordingly, the Board recommends that shareholders vote AGAINST this proposal.
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1 See https://sustainablepackaging.org; https://www.theconsumergoodsforum.com/wp-content/uploads/2018/05/Global-Packaging-Report-2021.pdf.
2 See https://usplasticspact.org.
3 See https://endplasticwaste.org/en.
4 See https://plasticsrecycling.org/about.
5 See https://ellenmacarthurfoundation.org.
6 See https://www.americanchemistry.com/about-acc.
7 See https://www.theguardian.com/us-news/2019/jun/17/recycled-plastic-america-global-crisis.
8 See https://www.rubicon.com/blog/recycling-contamination.
Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “AGAINST” THIS SHAREHOLDER PROPOSAL UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.
Vote Required
Approval of this shareholder proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis explains the Company’s philosophy and program for compensating its executive officers, as well as the compensation paid to its NEOs for fiscal year 2021. During fiscal year 2021, the Company’s NEOs were:
•John H. Tyson, Chairman of the Board (“Chairman”)
•Donnie King, President and Chief Executive Officer (“CEO”)
•Stewart Glendinning, Executive Vice President and Chief Financial Officer
•Chris Langholz, President International
•Amy Tu, Executive Vice President, Chief Legal Officer and Secretary,
Global Governance and Corporate Affairs
•Dean Banks, Former President and Chief Executive Officer
Fiscal Year 2021 Financial Performance Highlights
During fiscal year 2021, the Company continued to take actions to strengthen the Company’s operations and create long-term value for shareholders, and experienced strong year-over-year growth in the following key financial and operational benchmarks:
•Total sales in fiscal year 2021 were $47.0 billion as compared to $43.2 billion in fiscal year 2020.
•Operating income for fiscal year 2021 was $4.4 billion as compared to $3.0 billion for fiscal year 2020.
•Earnings per share increased 47.9% to $8.34 for fiscal year 2021 as compared to $5.64 for fiscal year 2020.
•Total operating margin was 9.3% for fiscal year 2021 as compared to 7.0% for fiscal year 2020.
In addition, in fiscal year 2021, the Company generated $3.8 billion of operating cash flows, reduced total debt by approximately $2.0 billion and closed the sale of its pet treats business for $1.2 billion. The Company also increased dividends on its common stock by 6% over fiscal year 2020 dividends.
This strong performance was reflected in our fiscal year 2021 pay outcomes, as all of our NEOs received annual cash incentive awards above their respective target amounts. These fiscal year 2021 pay outcomes for our NEOs were consistent with the Company’s pay-for-performance philosophy described in more detail below.
Fiscal Year 2021 Actions by the Compensation and Leadership Development Committee
Compensation Decisions in Response to COVID-19
Throughout the pandemic, the Compensation and Leadership Development Committee regularly discussed how best to balance and fairly recognize the achievements of our ELT (which includes all of our NEOs other than the Chairman) and the Chairman to successfully navigate the Company through the pandemic and into the future while at the same time taking into account the adverse impact of the pandemic on our business. Based on input from Korn Ferry, the Company’s compensation consultant, and with the Compensation and Leadership Development Committee’s compensation philosophy and objectives in mind (as discussed below), in November 2020 the Compensation and Leadership Development Committee determined to make an additional award of restricted stock units (the “Additional RSU Award”) to the participants of the Executive Incentive Plan, including the NEOs, equal in value to the decreased payout under the Executive Incentive Plan from the impact of the direct incremental expenses related to COVID-19 in fiscal year 2020. The Additional RSU Award will vest 50% over each of the following two years, adding a retention element to the grant. The Compensation and Leadership Development Committee determined that the Additional RSU Award was appropriate based on improved performance trends in the second half of fiscal year 2020, the leadership demonstrated by the participants in the Executive Incentive Plan in the face of the ongoing COVID-19 pandemic, and the tremendous efforts to safeguard our team members during the crisis. See the section titled “Elements of Compensation—Additional RSU Award” in this Proxy Statement for details describing leadership accomplishments recognized by the Compensation and Leadership Development Committee.
Adoption of Annual Incentive Compensation Design Changes to Recognize “People Goals”
Recognizing the importance of our team members, in 2021 the Compensation and Leadership Development Committee adopted an Annual Incentive Award modifier for all ELT members that is subject to a performance objective intended to (1) promote diversity, equity and inclusion, (2) improve the health and safety of team members and (3) focus our efforts on talent development. The People Goals apply a modifier of plus or minus 5% of target performance incentive payments based on demonstrated measurable progress towards achieving each of these three objectives for a total possible impact of plus or minus 15% of target performance incentive payments. A positive modifier applies if we achieve or exceed these goals, and a negative modifier applies if we maintain status quo or see a decrease in these measured goals, as more fully described in the section titled “Elements of Compensation—Annual Incentive Payments” in this Proxy Statement.
Adoption of Clawback Policy
As discussed in greater detail in the subsection titled “Clawback Policy,” in May 2021, the Compensation and Leadership Development Committee and the Board adopted a Clawback Policy (the “Clawback Policy”), allowing the Company to recoup certain incentive-based compensation in the event of a financial restatement of our financial statements or specific acts of improper conduct (as defined in the Clawback Policy). Pursuant to the Clawback Policy, any performance-based compensation granted on or after October 3, 2021, including stock incentive plan compensation and annual incentive plan compensation, is subject to recoupment in the event of a financial restatement (with certain exceptions as set forth in the Clawback Policy) or the employee engaging in fraud, willful misconduct or certain other acts that causes reputational or financial harm to the Company, as described in the Clawback Policy.
Executive Transitions
Appointment of Dean Banks as President and Chief Executive Officer
On October 3, 2020, as a result of the retirement of former Chief Executive Officer, Noel White, Mr. Banks was appointed President and Chief Executive Officer. Prior to the appointment, Mr. Banks served as President of the Company since December 2019. Upon his retirement, Mr. White was appointed Executive Vice Chairman of the Board (the “Executive Vice Chairman”) but was not an executive officer of the Company for fiscal year 2021.
Appointment of Donnie King as Chief Operating Officer
On February 21, 2021, the Company appointed Mr. King to the newly created position of Chief Operating Officer where he would report directly to Mr. Banks, the Company’s then-President and Chief Executive Officer. Mr. King continued to serve as Group President Poultry. As a result of the appointment, the Group Presidents of the Company’s Fresh Meats and Prepared Foods business segments, as well as the Company’s President International and the Company’s Chief Customer Officer, would report directly to Mr. King. Mr. King had previously retired from the Company in 2017 and rejoined the Company as Group President International on January 22, 2019. He then assumed the role of Chief Administration Officer on February 24, 2019 and became Group President Poultry on September 8, 2020. In connection with his appointment, Mr. King was granted restricted stock in the amount of $214,000 to revise his annual target total compensation to compensate him for his additional duties.
Appointment of Donnie King as President and Chief Executive Officer; Departure of Dean Banks
On June 1, 2021, the Company appointed Mr. King as the Company’s President and Chief Executive Officer, effective as of June 2, 2021. Mr. King succeeded Mr. Banks, who had served as the Company’s President and Chief Executive Officer since October 3, 2020.
In connection with Mr. King’s appointment as President and CEO, he entered into an employment agreement with the Company on June 1, 2021, effective as of June 2, 2021, which is described in further detail in the section titled “Employment Contracts and Executive Severance Plan—Donnie King” in this Proxy Statement. Korn Ferry provided input to Management and the Compensation and Leadership Development Committee on Mr. King’s employment agreement. Furthermore, as also described in the section titled “Employment Contracts and Executive Severance Plan—Donnie King” in this Proxy Statement, in June 2021, in connection with his promotion to the role of President and CEO, Mr. King received additional stock awards consisting of non-qualified stock options and restricted stock in recognition of the added responsibilities of his new role. In connection with Mr. Banks’ separation from the Company, his employment contract with the Company terminated effective as of June 2, 2021 and he received payments consistent with a termination without cause under such employment contract, as discussed in the section titled “Executive Compensation— Potential Payments Upon Termination—Separation of Dean Banks” in this Proxy Statement.
Compensation Philosophy and Objectives
Our executive compensation philosophy is to provide competitive compensation necessary to attract, motivate and retain talented and experienced executives to achieve short- and long-term corporate goals that enhance shareholder value. Consistent with this philosophy, the following are the key objectives of our executive compensation program.
Shareholder Alignment. We work to appropriately link executive pay with the Company’s financial performance and shareholder value creation.

Attract, Motivate and Retain Key Employees. We shape our executive compensation to be competitive with the organizations with which we compete for talent in the food industry and with other public and private companies so that we can attract, motivate and retain superior executive talent for the long-term.
Link Pay to Performance. We make a substantial portion of executive compensation variable, or “at-risk,” through incentive awards based on Company earnings and performance goals.

Compensation Governance
	What we do		What we don’t do
☑	Pay-for-performance – Pay outcomes are aligned with performance of the Company.	☒
No employment contracts except for the Chairman, the CEO and the Executive Vice Chairman – Employment contracts are provided only to the Chairman, one member of our ELT (the CEO) and the Executive Vice Chairman.

☑	Performance measures support strategic objectives – Performance measures used in compensation programs reflect strategic and operating objectives, creating long-term value for shareholders.
		☒	No dividends on unearned shares – Dividends are not paid on performance stock awards during the performance cycle.

		☒	No hedging of Company stock – Our officers (including all NEOs) and directors are prohibited from entering into hedging transactions related to our stock.
☑
Include “double-trigger” change in control provisions in equity awards – In the event of a change in control, acceleration of vesting of long-term incentive awards will not occur unless there is also a qualifying termination of employment upon or within two years following the change in control.

☒
No pledging of Company stock without prior approval – Our senior officers (including all NEOs) and directors are prohibited from holding our company’s securities in a margin account or pledging our company’s securities as collateral for a loan without prior approval from the Chief Legal Officer or a designee.

☑	Significant stock ownership guidelines – Our NEOs and other executives are required to accumulate and hold stock equal to a multiple of base salary.

		☒	No repricing of underwater options – Our Stock Incentive Plan prohibits repricing or exchange of underwater stock options without stockholder approval.
☑	Provide limited perquisites – Perquisites offered to NEOs with sound business rationale.
☑
Have a Clawback Policy – The Compensation and Leadership Development Committee can seek repayment of incentive-based compensation in the event of a financial statement restatement or in the event of improper conduct.

How We Determine Compensation
Determining Performance Measures. The Compensation and Leadership Development Committee sets challenging but realizable performance measures that are fully achieved only as a result of strong performance. As part of our pay-for-performance philosophy, if targets and pre-determined goals are not fully met, payouts may be reduced or not paid. Consistent with the Company’s pay-for-performance philosophy, the Compensation and Leadership Development Committee selects financial performance measures under the annual and stock incentive plans that support the Company’s short- and long-term business plans and strategies and incent management to focus on actions that create sustainable shareholder value. In setting targets for the short- and long-term performance measures, the Compensation and Leadership Development Committee considers the Company’s annual and long-term business goals and strategies and certain other factors, including the Company’s projected operating environment and economic and industry conditions. The Compensation and Leadership Development Committee recognizes that performance goals will change over time to reflect market practices and evolving business priorities. Accordingly, the Compensation and Leadership Development Committee regularly reassesses the performance measures and goals used.
Role of the Compensation and Leadership Development Committee. In general, the Compensation and Leadership Development Committee works with management and external experts to set the Company’s executive compensation philosophy and objectives and to compensate key executives accordingly. More specifically, the Compensation and Leadership Development Committee periodically reviews and approves:
•the Company’s stated compensation philosophy, corporate goals and objectives relevant to management compensation and total compensation policy to evaluate whether they support business objectives, create shareholder value, are consistent with shareholder interests, attract, motivate and retain key executive talent and link compensation to corporate performance;

•the peer group used for competitive pay/performance benchmarking (see the below subsection titled “Role of Compensation Consultants/Benchmarking” for additional details); and
•the total compensation for NEOs and other executive officers.
The Compensation and Leadership Development Committee’s charter describes additional duties and responsibilities of the Compensation and Leadership Development Committee with respect to the administration, oversight and determination of executive compensation. A copy of the Compensation and Leadership Development Committee’s charter can be found on the Company’s Investor Relations website at http://ir.tyson.com.
The Compensation and Leadership Development Committee intends for its decisions to be consistent with tax regulations, applicable law and NYSE listing requirements. Because the Company meets the definition of a “controlled company” under NYSE corporate governance rules, the Compensation and Leadership Development Committee is not required to determine the compensation of our CEO. However, the Compensation and Leadership Development Committee has approved the employment contracts and total compensation for the CEO position since 2003.
Say-on-Pay. Approximately 98.1% of the votes cast at the 2020 Annual Meeting of Shareholders on the non-binding advisory vote on the compensation of our Named Executive Officers (commonly referred to as a “say-on-pay” vote) were voted in support of our executive compensation program.  Consistent with our shareholders’ approval, the Compensation and Leadership Development Committee continued to apply the same effective principles and philosophy it has used in prior years while also monitoring market trends and best practices to determine executive compensation and will continue to consider shareholder concerns and feedback. Following the say-on-pay vote at the 2020 Annual Meeting of Shareholders, it is expected that the next such vote will be at the Company’s 2023 Annual Meeting of Shareholders.
Executive Officer Compensation Structure. Our executive officers are compensated based on a pay structure (including salary, target annual incentive, and long-term incentive awards (i.e., equity grants)) determined for their respective roles and responsibilities. The pay structure for an executive considers the role, scope of responsibilities, capabilities and experience of the executive.
Interaction Between the Compensation and Leadership Development Committee and Management; Role of the CEO in Compensation Decisions. Key employment terms for NEOs other than the Chairman and the CEO are recommended to the Compensation and Leadership Development Committee by the CEO in consultation with the Company’s human resources group. The Compensation and Leadership Development Committee reviews and discusses the proposed compensation terms and will meet with the Company’s human resources group to discuss any questions or issues it has regarding these decisions. Once all questions and issues have been addressed to the satisfaction of the Compensation and Leadership Development Committee, the Compensation and Leadership Development Committee will approve the compensation terms for each NEO. The Compensation and Leadership Development Committee reviews and discusses pay decisions related to the Chairman and the CEO in executive session, and neither the Chairman nor the CEO is present when the Compensation and Leadership Development Committee discusses and determines their respective compensation.
Our executive compensation structure is periodically reviewed by our human resources group and senior management based on their collective review of information about the Compensation Peer Group (as defined below) and recommendations provided by the Company’s compensation consultant (Korn Ferry during fiscal year 2021), together with analysis of general market trends and data of executive compensation at large public and private companies (“General Industry Data”). The Company’s human resources group and senior management suggest modifications to the Compensation and Leadership Development Committee as they deem necessary to ensure that our executive officers and key employees are generally compensated in accordance with our compensation philosophy and objectives. The Compensation and Leadership Development Committee considers the recommendations made by the human resources group and senior management and may also consult the Company’s compensation consultant before approving decisions on executive compensation. For a more detailed discussion regarding decisions with respect to each element and amount of compensation paid to the NEOs, see the section titled “Elements of Compensation” in this Proxy Statement.
Role of Compensation Consultants/Benchmarking. Since fiscal year 2001, the Company has retained Korn Ferry to periodically identify, and provide market analyses and trend information regarding compensation practices of, a certain group of publicly traded companies in the protein and packaged foods industries (which we refer to as the “Compensation Peer Group”) and to periodically review the General Industry Data. The companies listed below made up the Compensation Peer Group for performance-based equity awards during fiscal year 2021 and for reviewing Messrs. King’s, Glendinning’s and Langholz’s compensation, as well as the compensation of our former CEO, Mr. Banks (General Industry data, rather than Compensation Peer Group data, is used in the determination and review of Ms. Tu’s compensation). The Compensation Peer Group for fiscal year 2021 consisted of the same companies included in the Compensation Peer Group for fiscal years 2020 and 2019.

Archer-Daniels-Midland Company	Hormel Foods Corporation
Bunge Limited	The J.M. Smucker Company
Campbell Soup Company	Kellogg Company
Coca-Cola Co.	Kraft Heinz Co.
ConAgra Foods, Inc.	Mondelez International, Inc.
General Mills, Inc.	PepsiCo, Inc.
The Hershey Company	Pilgrim’s Pride Corporation
Korn Ferry furnishes market analyses and trend information to our human resources group, which is then presented to the Compensation and Leadership Development Committee. The Compensation and Leadership Development Committee uses this market data as one of many factors considered in its review of compensation for the NEOs to assess consistency with our compensation philosophy and objectives.
For fiscal year 2021, Korn Ferry’s aggregate fees for the market analyses, trend information and recommendations described above and input with respect to Mr. King’s employment contract, elements of other NEO compensation and director compensation were approximately $110,000. In fiscal year 2021, Korn Ferry also provided certain services to our human resources group unrelated to executive and non-employee director compensation, primarily related to executive recruiting and job evaluations. For these services, Korn Ferry received compensation totaling approximately $658,000. The Compensation and Leadership Development Committee considered whether any conflict of interest exists with Korn Ferry and concluded that the work of Korn Ferry did not raise any conflict of interest. Both the Company and the Compensation and Leadership Development Committee periodically evaluate the engagement of Korn Ferry and Korn Ferry’s performance.
How NEOs Are Compensated
NEO compensation comprises base salary, subject to adjustment by the Company from time to time, and participation in the Company’s annual cash and long-term equity incentive plans on terms and at levels recommended by the Company’s senior management, including the CEO (except with respect to the compensation of the Chairman and the CEO, each of whose compensation is determined and approved by the Compensation and Leadership Development Committee in executive session), and as approved by the Compensation and Leadership Development Committee. Adjustments to compensation are determined after reviewing the market data, individual and Company performance and internal pay equity based on position with the organization. For a more detailed analysis regarding these decisions, see the section titled “Elements of Compensation” in this Proxy Statement.
Elements of Compensation
The Company’s executive compensation program consists of:
•base salary;
•annual incentive payments;
•long-term incentive compensation;
•financial, retirement and welfare benefit plans; and
•certain defined perquisites.
Compensation Mix
Because of the ability of executive officers to directly influence the overall performance of the Company, and consistent with our philosophy of linking pay to performance, it is our goal to allocate a significant portion of compensation paid to our executive officers to performance-based, short- and long-term incentive programs. In addition, as an executive officer’s responsibility and ability to affect financial results of the Company increases, base salary becomes a smaller component of total compensation and long-term, equity-based compensation becomes a larger component of total compensation, further aligning the executive officer’s interests with those of the Company and its shareholders. The following table illustrates the mix of target compensation components for Messrs. Tyson, King, Glendinning and Langholz, and Ms. Tu as a percentage of target total compensation. Mr. Banks separated from the Company effective as of June 2, 2021 and is not included in the following table.

			Target Equity Based Incentives
Name	Base Salary	Target Annual Cash Incentive	Stock Options	Restricted Stock	Performance Stock
Tyson/King	13%	20%	17%	17%	33%
Glendinning/Langholz/Tu	21%	24%	14%	14%	27%
For Messrs. Tyson and King, approximately 87% of their target total compensation is variable and approximately 67% is equity-based incentives. For Messrs. Glendinning and Langholz and Ms. Tu, approximately 79% of their target total compensation is variable and approximately 55% is equity-based incentives. For details regarding fiscal year 2021 performance, see the below subsection titled “Annual Incentive Payments.”
Base Salary
Each of Messrs. Tyson’s and King’s employment contracts sets, and Mr. Banks’ employment contract set, an amount for base salary. The Compensation and Leadership Development Committee approved such amounts for Messrs. Tyson, King and Banks as part of its process in approving their respective employment contracts, and the Compensation and Leadership Development Committee can adjust base salary as it deems appropriate, except that the base salary under Mr. Tyson’s employment contract can be increased but not decreased. The CEO has discretion to set and adjust base salary amounts for all other NEOs based on each NEO’s role, capabilities, experience and performance. In determining whether to adjust (or, in the case of new hires, setting) an NEO’s base salary, the Compensation and Leadership Development Committee or the CEO, as applicable, considers (i) the Compensation Peer Group and General Industry Data for the NEO’s role, as applicable, (ii) the individual’s past performance and experience, (iii) the NEO’s capabilities, (iv) the NEO’s potential for advancement within the Company, (v) changes in level and scope of responsibility for the NEO, (vi) salaries of other Company executive officers and (vii) internal pay equity based on position with the organization. No requisite weight is assigned to any factor by the CEO or the Compensation and Leadership Development Committee.
The table below discloses the base salary in effect for each NEO at the end of fiscal years 2020 and 2021. Mr. Banks was not an employee of the Company at the end of fiscal year 2021 due to his separation from the Company effective as of June 2, 2021. As noted in the table below, (i) Mr. King’s salary increased approximately 41.1% to $1,200,000 due to the additional duties associated with his appointment as the Company’s President and Chief Executive Officer and (ii) Mr. Langholz’s and Ms. Tu’s salaries increased approximately 19.2% and 3.8% respectively, in each case, to further align with the base salary levels for comparable positions in the Compensation Peer Group and General Industry Data.

Name	End of Fiscal Year 2020 Salary ($)	End of Fiscal Year 2021 Salary ($)
John H. Tyson	1,200,000	1,200,000
Donnie King	850,000	1,200,000
Dean Banks	1,150,000	—
Stewart Glendinning	775,000	775,000
Chris Langholz	600,000	715,000
Amy Tu	650,000	675,000
Annual Incentive Payments
Employment contracts with Messrs. Tyson, King and Banks and employment terms with our other NEOs provided them an opportunity to receive annual incentive payments. In fiscal year 2021, the annual incentive plan in place for senior executive officers was the Executive Incentive Plan. This plan is designed to align the interests of management towards the achievement of common corporate goals. An NEO selected to participate in the Executive Incentive Plan is not eligible to participate in other cash performance incentive payment plans maintained by the Company. For fiscal year 2021, the Compensation and Leadership Development Committee designated all NEOs, as well as other executive officers, as eligible participants under the Executive Incentive Plan. Target annual incentive payment eligibility under the Executive Incentive Plan, expressed as a percentage of base salary, is established each year by the Compensation and Leadership Development Committee.
Annual incentive eligibility under the Executive Incentive Plan is based on one or more performance measures established at the beginning of each fiscal year by the Compensation and Leadership Development Committee. For fiscal year 2021, the Compensation and Leadership Development Committee selected Adjusted Operating Income as the performance measure under the plan. “Operating Income” is the Company’s operating income (which takes into account accruals for annual incentive payments) and “Adjusted Operating Income” for purposes of annual incentive payments means Operating Income but takes into account any unusual or unique items, such as one-time gains or losses, as determined by the Compensation and Leadership Development Committee. The Compensation and Leadership Development Committee believes Adjusted Operating Income is an appropriate metric of Company performance to utilize in making performance-based compensation decisions because it is a good indicator of value creation and is used by senior management to evaluate the day-to-day performance of the business.
In addition to the Adjusted Operating Income metric, in fiscal year 2021, the Compensation and Leadership Development Committee approved the inclusion of a “People Goals” modifier to the Executive Incentive Plan to promote and reward behaviors in support of (1) diversity, equity and inclusion, (2) health, safety and wellness and (3) talent development. The table below summarizes the goals within each of these categories:

Goals
Diversity, Equity & Inclusion •Increase favorability on “Inclusion Index” on engagement survey for diverse groups •Greater than 80% of candidate slates considered are diverse
Health, Safety & Wellness •50% reduction in OSHA recordable rate •0 fatalities
Talent Development

•Increase favorability on Engagement Metrics from engagement survey

•Greater than 80% of transforming/rising talent is actively engaged in a leadership development program or with a mentor

Each of the three above-referenced factors can modify actual performance by plus or minus 5% of target performance incentive payments, with a total potential impact of plus or minus 15% of target performance incentive payments. A positive modifier applies if we achieve or exceed these goals, and a negative modifier applies if we maintain status quo or see a decrease in these measured goals.
The fiscal year 2021 performance levels were set by the Compensation and Leadership Development Committee at the beginning of fiscal year 2021 and continued to be impacted by the COVID-19 global pandemic. When establishing the performance levels, the Compensation and Leadership Development Committee considered that the Company was still facing uncertainty in its expected performance for the year, as well as uncertainty as to assumptions regarding commodity prices, growth and the overall market at the time the targets were set. While the fiscal year 2021 target goal was expected to be a challenging goal to attain, due to the above-referenced uncertainties, the Compensation and Leadership Development Committee set it at a performance level that was lower than the prior year actual Adjusted Operating Income performance. Accordingly, for fiscal year 2021, the Compensation and Leadership Development Committee set the threshold level of Adjusted Operating Income for 50% of target performance incentive payments at $1.937 billion, the target Adjusted Operating Income level for 100% of target performance incentive payments at $2.421 billion, and a maximum level of Adjusted Operating Income for 200% of target performance incentive payments at 120% of the target Adjusted Operating Income level ($2.905 billion). In considering fiscal year 2021 performance levels, the Compensation and Leadership Development Committee also took into account the potential to include an adjustment above or below any performance level to allow the Compensation and Leadership Development Committee to recognize business unit, group, individual or other performance factors.
Actual Adjusted Operating Income for purposes of annual incentive payments for fiscal year 2021 was approximately $4.223 billion, resulting in the NEOs’ eligibility for annual incentive payments at 200% of their respective target eligibilities. Actual Adjusted Operating Income reflected the Company’s strong performance during the fiscal year, which was supported by the Company’s diverse portfolio and continued strength in consumer demand for protein, including an exceptional performance in the Company’s beef segment and share gains in retail core business lines. The “People Goals” modifier had a net zero impact on our NEOs’ fiscal year 2021 annual incentive payments, as based on actual performance, the score was +0%. While we exceeded both goals in the Diversity, Equity & Inclusion category, we did not meet either goal in the Health, Safety & Wellness category. Further, our achievement of the goals in the Talent Development category was split with improvement in our team member development goal, offset by status quo in our talent index goal. While the results of our People Goals were mixed in fiscal year 2021, the Compensation and Leadership Development Committee continues to maintain the importance of including a “People Goals” modifier to the Executive Incentive Plan. The Compensation and Leadership Development Committee will continue to use similar People Goals (with an updated Health, Safety & Wellness goal to take into account both fatalities and significant injuries) in determining whether to enhance or reduce annual incentive payouts to our NEOs for fiscal year 2022.

In November 2021, the Compensation and Leadership Development Committee reviewed with our CEO and other members of management the eligibility of each NEO (other than that of the Chairman and the CEO, which the Compensation and Leadership Development Committee reviewed separately in executive session with neither the Chairman nor the CEO present) based on this Adjusted Operating Income amount and the individual performance of each during fiscal year 2021. Based on this review, the Compensation and Leadership Development Committee awarded the NEOs listed below the annual incentive payment amounts set forth in the following table, reflecting achievement of performance above 120% of the target Adjusted Operating Income level. Given this exceptional achievement in fiscal year 2021, the Compensation and Leadership Development Committee did not make any further adjustments to the payouts to the NEOs despite acknowledging each NEO’s significant contributions to Company performance in fiscal year 2021. Mr. Banks separated from the Company effective as of June 2, 2021 and is not included in the following table. Actual payments upon termination for Mr. Banks are described in the section titled “Executive Compensation—Potential Payments Upon Termination—Separation of Dean Banks” in this Proxy Statement.

Name	Salary at 2021 Fiscal Year End ($)	Eligibility at Target Adjusted OI of $2.421 billion (100% of target annual incentive payment) ($)	Eligibility at Target Adjusted OI (expressed as percentage of base salary)	Maximum Eligibility at 120% of Target Adjusted OI of $2.905 billion (200% of target annual incentive payment) ($)	Actual Annual Incentive Payment for Fiscal Year 2021 ($)
John H. Tyson	1,200,000	1,800,000	150%	3,600,000	3,600,000
Donnie King	1,200,000	1,339,849	150%	2,679,698	2,679,698
Stewart Glendinning	775,000	852,500	110%	1,705,000	1,705,000
Chris Langholz	715,000	694,420	110%	1,388,800	1,388,800
Amy Tu	675,000	738,269	110%	1,476,500	1,476,500

Equity-Based Compensation
The Compensation and Leadership Development Committee believes that long-term incentive compensation allows the Company to provide employees with an incentive different from base salary and cash annual incentive payments, with long-term incentive compensation increasing in value when the Company share price increases. Messrs. Tyson’s and King’s employment contracts provide for equity-based compensation as determined by the Compensation and Leadership Development Committee. For details regarding these awards, see the table titled “Grants of Plan-Based Awards During Fiscal Year 2021” in this Proxy Statement. All long-term incentive compensation is issued under the Tyson Foods, Inc. 2000 Stock Incentive Plan (the “Stock Incentive Plan”).
The amounts and types of long-term incentive compensation to be awarded are determined by management and/or the Compensation and Leadership Development Committee to align the interests of executives and other managers with the interests of the Company’s shareholders. In determining these amounts, management and the Compensation and Leadership Development Committee consider the relationship of long-term incentive stock-based compensation to cash compensation, the goal of providing additional incentives to executives and managers to increase shareholder value and the value of long-term incentive compensation awarded to NEOs and other executives to awards made to executives in similar positions within the applicable peer group, as well as General Industry Data.
For fiscal year 2021, the dollar value of annual long-term incentive compensation was weighted 25%, 25% and 50% among stock options, restricted stock and performance stock, respectively, as discussed further below. From time to time, the Company may award additional equity compensation in connection with hiring, retention and promotions. Accordingly, in February 2021, Mr. King received stock awards prorated with his promotion to the new role of Chief Operating Officer in recognition of the added responsibilities with his newly created role. Furthermore, as described in the section titled “Employment Contracts and Executive Severance Plan—Donnie King” in this Proxy Statement, in June 2021, in connection with his promotion to the role of President and CEO, Mr. King received additional stock awards consisting of non-qualified stock options and restricted stock in recognition of the added responsibilities of his new role. For details regarding equity awards granted to the NEOs in fiscal year 2021, see the table titled “Grants of Plan-Based Awards During Fiscal Year 2021” in this Proxy Statement.
Stock Options. Stock option awards made up approximately 25% of the NEOs’ annual long-term incentive compensation for fiscal year 2021. Stock options are typically awarded and approved annually by the Compensation and Leadership Development Committee prior to a pre-determined grant date. The grant date for fiscal year awards usually occurs four business days after the Company announces fiscal year-end financial results, absent subsequent Compensation and Leadership Development Committee action to the contrary. The actual number of stock options granted during fiscal year 2021 was determined by dividing the target award dollar value assigned by the Compensation and Leadership Development Committee for stock options by the grant date fair value of such stock options. The exercise price for option awards is the closing price for our Class A Common Stock as reported on the NYSE on the grant date. Option awards expire ten years after the grant date. The Company does not backdate, re-price or grant stock option awards retroactively. All stock options vest in equal annual increments on each of the first, second and third anniversary of the grant dates of the awards and become fully vested after three years, subject to certain exceptions in the event of the death or disability of the executive officer or certain other termination events. For the fiscal year 2021 stock option awards, the Compensation and Leadership Development Committee approved the awards at its November 11, 2020 meeting with a grant date of November 20, 2020. In June 2021, the Compensation and Leadership Development Committee also granted certain additional non-qualified stock options to Donnie King, as described in the section titled “Employment Contracts and Executive Severance Plan—Donnie King” in this Proxy Statement.
Restricted Stock. Restricted stock awards made up approximately 25% of the NEOs’ annual long-term incentive compensation for fiscal year 2021. The actual number of shares of restricted stock granted during fiscal year 2021 was determined by dividing the target dollar value assigned by the Compensation and Leadership Development Committee for restricted stock by the closing price of the Company’s stock on the grant date.
In prior years, the Company had granted restricted stock with performance criteria (“restricted stock with performance criteria”) which represented the right to vest in shares of Class A Common Stock if one or more performance criteria were met within the time period indicated in the grant, with the Compensation and Leadership Development Committee determining the performance criteria pertaining to such awards at the time of grant. Performance criteria would be measured over a multi-year period, and the award would vest if the performance criteria were achieved. As restricted stock awards are granted primarily for purposes of retention and given the amendments to Section 162(m) of the Code which eliminated the deductibility previously available under Section 162(m) for qualified performance-based compensation paid to certain officers of the Company, the Compensation and Leadership Development Committee decided to eliminate the performance condition. Therefore, restricted stock awards issued during fiscal year 2021 represent the right to vest in shares of Class A Common Stock conditioned upon the executive officer remaining continuously in the employment of the Company from the grant date through the vesting date, subject to certain exceptions in the event of the death or disability of the executive officer or certain other termination events.
On November 11, 2020, the Compensation and Leadership Development Committee approved the restricted stock awards to be granted on November 20, 2020. In June 2021, the Compensation and Leadership Development Committee also approved a restricted stock award to Donnie King on his promotion, as described in the section titled “Employment Contracts and Executive Severance Plan—Donnie King” in this Proxy Statement. Information regarding restricted stock granted during fiscal year 2021 is shown in the “Grant of Plan-Based Awards Table” in this Proxy Statement.
Performance Stock. Performance stock awards made up approximately 50% of the NEOs’ annual long-term incentive compensation for fiscal year 2021. Performance stock awards represent the right to receive shares of Class A Common Stock if certain performance criteria are met within the time period indicated in the grant. The target number of shares of performance stock granted during fiscal year 2021 was determined by dividing the dollar value assigned by the Compensation and Leadership Development Committee for performance stock by the closing price of the Company’s stock on the grant date. The Compensation and Leadership Development Committee approved the fiscal year 2021 performance stock awards at its November 11, 2020 meeting with a grant date of November 20, 2020. Performance criteria are measured three years from the beginning of the fiscal year in which the performance stock is awarded, and, if the performance criteria are achieved, the award vests as set forth below. The right to receive Class A Common Stock under a performance stock award is conditioned upon the executive officer remaining continuously in the employment of the Company from the grant date through the vesting date, subject to certain exceptions in the event of the death or disability of the executive officer or certain other termination events.
On an annual basis, the Company’s senior management, Compensation and Leadership Development Committee and human resources group meet to discuss the performance criteria and levels to be considered for the following year’s grants. Through the course of its review and discussions, the Compensation and Leadership Development Committee chooses such performance criteria that the Compensation and Leadership Development Committee believes provide the appropriate balance between (i) significant performance measures aimed at increasing shareholder value if achieved and (ii) performance measures that are reasonably attainable to motivate the officers to achieve the performance goals.
The performance criteria adopted by the Compensation and Leadership Development Committee for performance stock awards granted in fiscal year 2021 were as follows:
•achievement of a cumulative Adjusted Operating Income target over the 2021, 2022 and 2023 fiscal years (the “cumulative Adjusted Operating Income criterion”); and
•a comparison of the relative total shareholder return of the Company’s Class A Common Stock relative to the total shareholder return of the Compensation Peer Group over the 2021, 2022 and 2023 fiscal years (the “rTSR criterion”).
The Compensation and Leadership Development Committee utilized Adjusted Operating Income as an element in both the Company’s annual incentive program and long-term incentive program in recognition that this measure is viewed as a core driver of the Company’s performance and shareholder value creation. In designing the Company’s executive compensation program, the Compensation and Leadership Development Committee supplemented this measure in the long-term incentive program with a relative total shareholder return comparison measure to strike an appropriate balance with respect to incentivizing top-line growth and shareholder returns over both the short-term and long-term horizons.
Each performance criterion accounts for one-half of the performance stock award and is subject to the achievement of performance goals as set forth in the below tables. With respect to the cumulative Adjusted Operating Income criterion, the Adjusted Operating Income measure selected is based on management’s projected earnings for the Company over a three-year period. The targeted performance goal was established at a level that was designed to be reasonably attainable to motivate the officers to achieve or exceed the goal. Also, in selecting the cumulative Adjusted Operating Income criterion, the Compensation and Leadership Development Committee recognized the importance placed by senior management on this measure in its evaluation of the day-to-day performance of the business. Based on the percentage of the Adjusted Operating Income measure achieved, our NEOs are entitled to receive upon achievement of the Adjusted Operating Income goals the number of shares as set forth in the following table:

Name	Percentage of Cumulative Adjusted Operating Income Goal Achieved
	80%	100%	120%
John H. Tyson	12,347	24,695	49,390	Number of Shares Awarded*
Donnie King	5,556	11,112	22,225
Stewart Glendinning	4,115	8,231	16,463
Chris Langholz	3,292	6,585	13,170
Amy Tu	3,910	7,820	15,640
Dean Banks(1)	12,347	24,695	49,390
* Amounts rounded down to the nearest share and may differ from the amounts reported in the table entitled “Grants of Plan-Based Awards During Fiscal Year 2021” due to rounding differences.
(1) Mr. Banks separated from the Company effective as of June 2, 2021. Actual payments upon termination for Mr. Banks are described in the section titled “Executive Compensation—Potential Payments Upon Termination—Separation of Dean Banks” in this Proxy Statement.

With respect to the relative total shareholder return criterion, the NEO is entitled to receive the number of shares set forth below, based on the percentile ranking of the Company’s total shareholder return compared to the Compensation Peer Group members’ total shareholder return during the measurement period:

Name	Percentile of Companies’ Relative Total Shareholder Return*
	30th	50th	80th
John H. Tyson	12,347	24,695	49,390	Number of Shares Awarded*
Donnie King	5,556	11,112	22,225
Stewart Glendinning	4,115	8,231	16,463
Chris Langholz	3,292	6,585	13,170
Amy Tu	3,910	7,820	15,640
Dean Banks (1)	12,347	24,695	49,390
* Amounts rounded down to the nearest share and may differ from the amounts reported in the table entitled “Grants of Plan-Based Awards During Fiscal Year 2021” due to rounding differences.
(1) Mr. Banks separated from the Company effective as of June 2, 2021. Actual payments upon termination for Mr. Banks are described in the section titled “Executive Compensation—Potential Payments Upon Termination—Separation of Dean Banks” in this Proxy Statement.
Following certification of the Company’s fiscal year 2021 performance and stock price performance relative to certain peers, the Compensation and Leadership Development Committee approved the vesting of performance stock awarded to the then-serving NEOs in fiscal year 2019 based on the Company’s achievement of (i) three years’ cumulative adjusted operating income (“AOI”) of $10.322 billion where the three-year cumulative target was $9.986 billion and (ii) a Total Shareholder Return Comparison (“rTSR”) percentile ranking of 62.2% among the Compensation Peer Group during the performance period for purposes of this award in the following amounts:

Name	Number of Shares of Performance Stock
	rTSR Criterion (108.33% of Target)	Cumulative AOI Criterion (116.82% of Target)
John H. Tyson	26,435.291	28,507.068
Stewart Glendinning	8,659.837	9,338.522
Amy Tu	6,380.933	6,881.016

Changes to Fiscal Year 2022 Performance Criteria for Performance Stock
For performance stock awards granted in fiscal year 2022, the Compensation and Leadership Development Committee added a return on invested capital (ROIC) metric (the “ROIC criterion”) as a third criterion to be used collectively with the existing cumulative Adjusted Operating Income criterion and rTSR criterion to measure Company performance for the purpose of determining the vesting of such awards. As a result, for performance stock awards granted in fiscal year 2022, the cumulative Adjusted Operating Income criterion will account for 50% of the performance stock award, while the rTSR criterion and the ROIC criterion will account for 25% each. ROIC was selected as an additional performance metric for performance stock awards granted in fiscal year 2022 due to the Compensation and Leadership Development Committee’s view that this metric is a robust indicator of Company performance that is aligned with shareholders, takes into account operating performance and balance sheet health and is complementary to, and not duplicative of, the cumulative Adjusted Operating Income criterion. ROIC reflects both the Company’s profitability and the amount of capital that the Company is investing.
Additional RSU Award
Following the conclusion of fiscal year 2020, the Compensation and Leadership Development Committee evaluated the Company’s performance in light of the unprecedented circumstances in fiscal year 2020. In fiscal year 2020, the Company incurred significant direct incremental expenses related to COVID-19, which reduced Adjusted Operating Income for purposes of determining the payment under the Executive Incentive Plan which decreased the cash payouts under that plan. The Compensation and Leadership Development Committee determined that participants in the Executive Incentive Plan, including the NEOs, should receive additional incentive compensation to recognize their extraordinary efforts during an unprecedented time. Accordingly, the participants in the Executive Incentive Plan, including the NEOs, received the Additional RSU Award. The value of the Additional RSU Award approximated the decreased payout under the Executive Incentive Plan from the impact of the direct incremental expenses related to COVID-19. The award, which further aligns the NEOs’ compensation with that of the Company’s shareholders and includes an additional retentive element in the Company’s executive compensation program, vests in two annual installments subject to the NEO’s continued employment through the applicable vesting dates. The Compensation and Leadership Development Committee determined that the Additional RSU Award was appropriate based on improved performance trends in the second half of fiscal year 2020, the leadership demonstrated by the participants in the Executive Incentive Plan in the face of the ongoing COVID-19 pandemic, and the tremendous efforts to safeguard our team members during the crisis. The Compensation and Leadership Development Committee also considered the fact that in the Company’s separate broad-based annual incentive program in which non-executive employees participated, the direct incremental expenses related to COVID-19 were deemed extraordinary and unusual and, therefore, were excluded from Adjusted Operating Income, which increased the cash payout under that program.
Leadership accomplishments, applicable to all of the NEOs, that influenced the Compensation and Leadership Development Committee’s decisions are summarized below:
•Continued proactive management of the Company and its operations through the COVID-19 pandemic to maintain the liquidity of our business and ensure our ability to operate our processing facilities (thereby ensuring the continuity of our business) and the availability of our products to customers;
•Implementation of safety measures in all our facilities in response to the then-novel COVID-19 pandemic, including personal protective equipment, production facility sanitization, COVID-19 testing, adding temperature and symptom screening stations for employees prior to entering our facilities and increasing physical distancing of our employees;
•The payment of “Thank you” bonuses to approximately 106,000 domestic frontline team members who supported the Company’s operations during the pandemic and encouraging team members who felt sick to stay at home through the implementation of relaxed attendance policies and enhanced benefits; and
•As an expansion of our We Care workplace safety program and continued efforts to boost the overall health and wellness of our workforce, the piloting of health clinics near our production facilities, giving team members and their families easier access to high-quality healthcare.

The following table sets forth the number of shares subject to the RSU awards granted to each of the NEOs in early fiscal year 2021 as part of the Additional RSU Award:

Name	Shares Granted
John Tyson	17,780.705
Donnie King	11,195.258
Dean Banks(1)	13,582.483
Stewart Glendinning	8,643.398
Chris Langholz	6,173.856
Amy Tu	7,655.581
(1) Mr. Banks separated from the Company effective June 2, 2021
Financial, Retirement and Welfare Benefit Plans
Our NEOs are eligible to participate in the Company’s financial, retirement and welfare benefit plans that are generally available to all employees of the Company. The NEOs are also eligible to participate in certain plans described below that are only available to certain eligible officers and managers. We believe these benefits are a basic component in attracting, motivating and retaining executives and are comparable to the benefits offered by peer companies, according to market data.
Deferred Compensation Plan. The Supplemental Executive Retirement Plan (“SERP”) is a non-qualified deferred compensation plan providing a retirement benefit to certain officers of the Company, including Messrs. Tyson, King, Glendinning, and Ms. Tu. Mr. Banks was ineligible, and Mr. Langholz is ineligible, to participate in the SERP because it was frozen prior to either of them joining the Company. The SERP allows participating officers to supplement such officers’ existing anticipated retirement payments and benefits. In fiscal year 2018, the Compensation and Leadership Development Committee elected to freeze benefits under the SERP on December 31, 2018. Additional information about our SERP is included in the narrative text following the section titled “Executive Compensation—Pension Benefits” in this Proxy Statement.
Retirement Plans. We also provide the following qualified and non-qualified plans to the NEOs:
•Employee Stock Purchase Plan;
•Retirement Savings Plan;
•Executive Savings Plan; and
•Executive Long-Term Disability Plan.
The Employee Stock Purchase Plan is a non-qualified benefit plan available to all NEOs and most U.S.-based employees (some bargaining units do not participate). The purpose of the plan is to encourage employees to acquire stock in the Company by offering employees who participate a way to purchase our Class A Common Stock on terms better than those available to a typical investor. Participants are eligible to participate on the first day of the month following 59 days of service and can contribute (on an after-tax basis) up to 20% of eligible pay to this plan per pay period. After one year of service the Company will match 25% of the first 10% of eligible pay contributed. The plan provides for 100% immediate vesting.
The Retirement Savings Plan is a qualified benefit plan (401(k)) available to all NEOs and most U.S.-based employees (some bargaining units do not participate). The plan allows employees who participate to save money for retirement while deferring income taxes until the funds are withdrawn. Participants may elect how their accounts are invested from a selection of investment options. Participants are eligible to participate on the first day of the month following 59 days of service and can contribute from 2% to 60% of eligible pay to this plan per pay period, on either a pre-tax basis, an after-tax Roth basis or a combination of the two, subject to IRS annual limits on contributions and compensation. After one year of service, the Company matches 100% of the first 3% of eligible pay contributed, plus 50% of the next 2% contributed. This plan provides for 100% immediate vesting.
The Executive Savings Plan is a non-qualified deferred compensation plan available to the NEOs and other highly compensated U.S.-based employees of the Company. The plan is available for those who wish to defer additional dollars over and above the IRS limits for qualified plans. After reaching the annual IRS limits in the Retirement Savings Plan, participants can begin deferring up to 60% of base pay into this plan. Participants can also defer up to 100% of the annual incentive payment to this plan. All deferrals and payout elections to this plan must be elected by December 31 of the year prior to the deferral year. This plan provides Company matching contributions in the same manner and amount as the Retirement Savings Plan not otherwise matched under the Retirement Savings Plan. In addition, NEOs and certain other participants receive a non-elective Company contribution equal to 4% of their base salary and annual incentive plan payment. Participants elect notional investment options mirroring those available under the

Retirement Savings Plan. This plan provides for 100% immediate vesting. Additional information on the Executive Savings Plan can be found in the narrative text following the table titled “Nonqualified Deferred Compensation for Fiscal Year 2021” in this Proxy Statement.
U.S.-based officers and certain U.S.-based managers of the Company (including the NEOs) participate in the Executive Long-Term Disability Plan. This plan replaces (tax free) up to 60% of “insured earnings” to a maximum benefit of $25,000 per month. “Insured Earnings” include salary, annual incentive payment and the value of the most recent annual stock option, restricted stock and performance stock awards. The value of the premiums paid by the Company are included in the participant’s taxable income.
Welfare Benefit Plans. Our NEOs and other executives participate in our broad-based employee welfare plans, including medical, dental, vision and other insurance. These plans and benefits are available to all salaried employees. In addition, certain executives, including Messrs. King, Glendinning and Langholz, and Ms. Tu, receive an additional amount of term life insurance (“Executive Basic Life Insurance”) under our Basic Life Insurance Plan equal to two times their respective annual base salaries. Executive Basic Life Insurance coverage ends upon termination of employment or when the executive is no longer employed in an eligible position.
Perquisites
We provide certain perquisites that the Compensation and Leadership Development Committee believes are reasonable and consistent with our overall compensation program. The Company pays taxes owed by the NEOs on certain of these perquisites. The value of these perquisites and the estimated income taxes thereon are imputed as income to the executive. The Compensation and Leadership Development Committee believes that these personal benefits provide executives with benefits that balance our compensation program and help attract executive talent. The Compensation and Leadership Development Committee reviews the perquisites on a periodic basis to evaluate whether they are appropriate given the Company’s total compensation program and market practice. For the last completed fiscal year, Mr. Tyson, Mr. King and Mr. Banks (prior to his separation from the Company) were permitted by their respective employment contracts to have personal use of Company-owned aircraft (subject to certain contractual limits), and all other NEOs were eligible for personal use of Company-owned aircraft in the CEO’s discretion, subject to an overall limit established by the Compensation and Leadership Development Committee. In addition, all NEOs are eligible to receive the Executive Rewards Allowance, pursuant to which they receive an annual cash allowance of $12,000 that can be used for an array of items based on the NEO’s needs. Additionally, in fiscal year 2021, Mr. Langholz received certain payments typically made to expatriates. The attributed costs of the perquisites described above for the NEOs for fiscal year 2021 are included in the “All Other Compensation” column of the “Summary Compensation Table for Fiscal Year 2021” in this Proxy Statement.
Employment Contracts and Executive Severance Plan
The Company maintained employment contracts with Messrs. Tyson, King and Banks during fiscal year 2021. A summary description of these contracts is provided below. NEOs, other than Messrs. Tyson, King and Banks, are participants in the Company’s Executive Severance Plan (the “Executive Severance Plan”), as described below.
John H. Tyson. Mr. Tyson entered into an amended and restated employment contract with the Company on November 9, 2017, the terms of which were approved by the Compensation and Leadership Development Committee prior to execution. Mr. Tyson’s employment contract provides for, among other things, a minimum annual base salary $1,050,000, participation in the Company’s annual performance incentive payment program on terms and in amounts as determined by the Compensation and Leadership Development Committee, eligibility for equity awards under the Company’s equity incentive plans on terms and in amounts as determined by the Compensation and Leadership Development Committee, continued annual payments of $175,196 from his SERP account and participation in the Company’s benefit plans. Mr. Tyson is also entitled to certain perquisites, including personal use of Company-owned aircraft for up to 275 hours per year, use of Company security personnel consistent with past practice (the expense for which the Company estimates to be $80 per hour), security services of up to $50,000 annually and payment of an annual premium on a $7,500,000 life insurance policy. The Company has also agreed to reimburse Mr. Tyson and “gross up” any tax liability incurred by Mr. Tyson from the receipt of any perquisites. The employment contract is for a perpetual term, subject to the Board of Directors’ right to terminate the contract at any time upon written notice to Mr. Tyson. Any such termination without cause is subject to the Company’s obligation to pay, in a lump sum, an amount equal to two years of his base salary and two times his target annual cash bonus, plus continued medical coverage for life. Such termination will also trigger vesting of Mr. Tyson’s equity awards that are outstanding as of the date of termination.
Donnie King. In connection with Mr. King’s appointment as President and CEO, he entered into an employment agreement (the “King Employment Agreement”) with the Company on June 1, 2021, effective as of June 2, 2021. The King Employment Agreement provides for, among other things, an annual base salary of $1,200,000, participation in the Company’s annual performance incentive programs on terms and in amounts as determined by the Compensation and Leadership Development Committee, eligibility for equity awards under the Company’s equity incentive plans on terms and in amounts as determined by the Compensation and Leadership Development Committee and participation in the Company’s benefit plans. In connection with Mr. King’s appointment, the Compensation and Leadership Development Committee approved an initial grant to Mr. King on June 2, 2021 of non-qualified stock options (the “Stock Option Award”) and an initial grant of restricted stock (the “Restricted Stock Award” and together with the Stock Option Award, the “Initial Equity Award”), each valued at approximately $750,000. The Stock Option Award has a three-year vesting schedule and a ten-year term, while the Restricted Stock Award vests in one tranche three years after June 2, 2021. The Initial Equity Award was valued based on the closing price of the Company’s Class A common stock on June 2, 2021.
The King Employment Agreement also provides that upon a termination by the Company (other than for “cause” or by reason of death or permanent disability) or if Mr. King resigns for “good reason,” the Company will pay Mr. King an amount equal to two years of his base salary and two times his target annual cash bonus, to be paid out over two years, plus continued medical coverage for up to 18 months. The King Employment Agreement contains a non-competition restriction for a period of 24 months post termination and a 36-month post-termination non-solicitation restriction.
Additionally, Mr. King is entitled to personal use of Company-owned aircraft in a manner consistent with the Company’s policy governing aircraft use by executive officers. Current Company policy is to “gross up” for tax purposes any approved personal use of Company-owned aircraft.
Dean Banks. In connection with his appointment as President and CEO effective October 3, 2020, Mr. Banks entered into an employment agreement (the “Banks Employment Agreement”) which provided for, among other things, an annual base salary of $1,200,000, participation in the Company’s annual performance incentive programs on terms and in amounts as determined by the Compensation and Leadership Development Committee, eligibility for equity awards under the Company’s equity incentive plans on terms and in amounts as determined by the Compensation and Leadership Development Committee, and participation in the Company’s benefit plans. The Banks Employment Agreement also provided that upon a termination by the Company (other than for “cause” or by reason of death or permanent disability) or if Mr. Banks resigned for “good reason,” the Company would pay Mr. Banks an amount equal to two years of his base salary and two times his target annual cash bonus, to be paid out over two years, plus continued medical coverage for up to 18 months. Additionally, Mr. Banks was entitled to personal use of Company-owned aircraft in a manner consistent with the Company’s policy governing aircraft use by executive officers. Current Company policy is to “gross up” for tax purposes any approved personal use of Company-owned aircraft. The Banks Employment Agreement contained a non-competition restriction for a period of 24 months post termination and a 36-month post-termination non-solicitation restriction. Mr. Banks separated from the Company, and the Banks Employment Agreement terminated, effective as of June 2, 2021.
Executive Severance Plan
Messrs. Glendinning and Langholz, and Ms. Tu are participants in the Executive Severance Plan, which provides eligible employees with certain severance benefits.
Upon a qualifying involuntary termination, the participating NEO will be eligible for (i) cash severance benefits equal to two times his or her annual base salary, payable in installments in accordance with the Company’s normal payroll schedule and (ii) COBRA reimbursements for up to two years of continued coverage. A qualifying involuntary termination includes termination of employment by the Company without cause or by the participating NEO for good reason. Upon a qualifying voluntary termination, the participating NEO will be eligible for (x) cash severance benefits equal to one times his or her annual base salary, payable in installments in accordance with the Company’s normal payroll schedule and (y) COBRA reimbursements for one year of continued coverage. A qualifying voluntary termination is a termination of employment by a participating NEO with at least five years of consecutive service with the Company who provides a qualifying 12-month prior notice to the Company of his or her election to terminate employment. In addition, participating NEOs in the Executive Severance Plan are also eligible to receive a payout under the Executive Severance Plan equal to the amount that they would have received under the Company’s annual incentive plan for the year of termination, provided that the NEO was employed for at least 60 days during the applicable fiscal year. For terminations that occur in the first through third quarters of the fiscal year, the payout will be equal to the NEO’s target opportunity under the annual incentive plan and prorated for the NEO’s service during the year. For terminations that occur in the fourth quarter of the fiscal year, any payout will be determined based on actual Company performance and prorated for the NEO’s service during the year.
An otherwise eligible employee is not eligible to participate in the Executive Severance Plan if he or she (i) has a written employment contract with the Company or any affiliate on his or her date of termination or (ii) is otherwise covered by any other plan or similar arrangement that addresses severance pay or any similar benefits, regardless of whether he or she receives any severance pay or benefits under such contract, plan or similar arrangement.
Severance information is more particularly described in the section titled “Executive Compensation—Potential Payments Upon Termination” in this Proxy Statement.
Certain Benefits Upon a Change in Control
The Compensation and Leadership Development Committee believes that change in control benefits are an important part of the total executive compensation program because they protect the Company’s interest in the continuity and stability of the executive group. The Compensation and Leadership Development Committee also believes that the change in control benefits are necessary to retain and attract highly qualified executives and help to keep them focused on minimizing interruptions in business operations by reducing any concerns they may have of being terminated prematurely and without cause during any ownership transition.
Impact of Change in Control on the SERP. No later than 30 days after a change in control of the Company, a grantor trust created under the SERP will be funded with the present value of all accrued benefits for each participant under the SERP.
Executive Life Insurance Program. Following a change in control of the Company, the Company will continue to pay the annual life insurance premiums (plus a tax gross-up based on the withholding rates for supplemental wages) under the Executive Life Insurance Program for active participants on the date of the change in control up to the earlier of termination of employment or age 62.
Change in control information is more particularly described in the section titled “Executive Compensation—Potential Payments Upon a Change in Control” in this Proxy Statement.
Accounting Considerations
The Company accounts for equity-based awards by recognizing the compensation expense of the equity award to an employee based on the fair value of the award on the grant date. The Company has determined the fair value of these awards based on the assumptions set forth in Note 15 to our fiscal year 2021 audited financial statements included in our Form 10-K for the fiscal year ended October 2, 2021. The compensation expense for stock options, stock appreciation rights, restricted stock, phantom stock and performance stock is ratably recognized over the vesting period.
Stock Ownership Requirements
The Company’s stock ownership requirements require senior officers, including the NEOs, and directors to maintain a minimum equity stake in the Company. These requirements were put into place to strengthen the alignment between the interests of the Company’s directors and senior officers and the interests of its shareholders and are periodically reviewed by the Company’s compensation consultant.
The requirements set forth the minimum number of shares of Company stock a director and certain officers must own. Participants’ holdings are reviewed by the Company annually. Each officer subject to the requirements has five years from the effective date of his or her appointment to a role with share ownership requirements to achieve the applicable level of ownership. Each Director has five years from his or her initial election as director to achieve the required share ownership level.
For officers, the levels are based on a multiple of the officer’s salary. The Chief Executive Officer’s current ownership level is six times annual salary, the President’s current ownership level is five times annual salary and the remaining NEOs’ levels are currently two times annual salary. In fiscal year 2021, Mr. King was appointed President and Chief Executive Officer, and his ownership level was increased to six times annual salary. For directors, the level is four times the annual cash retainer (exclusive of any retainer amounts attributable to positions of Lead Independent Director or committee chairs). As of December 13, 2021, all NEOs and directors complied with the stock ownership requirements or were on track to comply within the five-year period.
Policy on Hedging and Pledging
The Company’s Securities Trading Policy (the “Securities Trading Policy”) prohibits all directors, officers (including all NEOs), and all employees with regular and routine access to material non-public information from engaging in any hedging transactions with respect to Company securities. The Securities Trading Policy also prohibits all senior officers (including all NEOs) and directors from holding Company securities in a margin account or pledging Company securities as collateral for a loan without prior approval from the Chief Legal Officer or a designee.
Clawback Policy
To promote the highest level of financial integrity and ethical behavior, and to discourage excessive risk-taking, in May 2021, the Compensation and Leadership Development Committee and the Board adopted the Clawback Policy, allowing the Company to recoup certain incentive-based compensation in the event of a financial restatement of our financial statements or specific acts of improper conduct (as described below). Specifically, any performance-based compensation granted on or after October 3, 2021, including stock incentive plan compensation and annual incentive plan compensation, is subject to recoupment in the event of a financial restatement (with certain exceptions as set forth in the Clawback Policy) or the employee engaging in fraud, willful misconduct or certain other acts that causes reputational or financial harm to the Company, as described in the Clawback Policy. In the event of a financial restatement, any ELT member or Section 16 officer of the Company would forfeit the amount of any incentive-based compensation paid during the three years preceding the date of the restatement that the Compensation and Leadership Development Committee determines exceeds the amount the employee would have received had the revised financial statement(s) been used to determine the compensation. In the event of fraud, willful misconduct or certain other improper conduct—including violation of an employment agreement or Company policy (including the Code of Conduct), disclosing confidential information or trade secrets, or violating any non-solicitation or non-competition covenant—the employee engaging in such conduct would forfeit the amount of any incentive-based compensation paid with respect to the portion of a three-year lookback period that precedes the earliest known act or occurrence of such improper conduct.
Risk Considerations in Our Overall Compensation Program
We believe that the Company’s compensation program is structured in such a way as to discourage excessive risk-taking. In making this determination, we considered various aspects of our compensation program, including the mix of fixed and performance-based compensation for management and other key employees. The Company’s performance-based compensation awards are designed to reward both short- and long-term performance. By linking a portion of total compensation to the Company’s long-term performance, we seek to mitigate short-term risks that could be detrimental to the Company’s long-term best interests and the creation of shareholder value. Another aspect we considered is our practice of increasing an individual’s long-term incentive equity-based performance compensation as a percentage of his or her total compensation as his or her responsibility and ability to affect the financial results of the Company increases. Such long-term equity-based performance awards are subject to multi-year vesting periods and derive their value from the Company’s total performance, which we believe further encourages decision-making that is in the long-term best interests of the Company and its shareholders. Finally, we considered our stock ownership guidelines for executive officers and directors, which are designed to strengthen the alignment between the interests of our Board of Directors and executive officers and the Company’s shareholders. We believe these guidelines discourage excessive risk-taking that could be detrimental to the long-term interests of the Company, its performance or our stock price. In conclusion, we believe that the Company’s compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.
REPORT OF THE COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE
We, the Compensation and Leadership Development Committee of the Board of Directors of Tyson Foods, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Tyson Foods, Inc.’s Annual Report on Form 10-K for the fiscal year ended October 2, 2021.
Compensation and Leadership Development Committee

Cheryl S. Miller, Chair
Gaurdie E. Banister Jr.
Maria Claudia Borras
David J. Bronczek
Jeffrey K. Schomburger

EXECUTIVE COMPENSATION
Summary Compensation Table for Fiscal Year 2021
The table below summarizes the compensation for our NEOs during fiscal year 2021 and, where required by applicable SEC disclosure rules, fiscal years 2020 and 2019.

Name and Principal Position During Fiscal Year 2021	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
John H. Tyson, Chairman of the Board	2021	1,212,000	0	5,580,000	1,500,000	3,600,000	0	1,849,940	13,741,940
	2020	1,229,769	0	5,053,240	1,500,003	1,761,792	0	1,674,485	11,219,289
	2019	1,062,000	0	4,693,930	1,450,008	1,249,605	36,108	1,830,449	10,322,100

Donnie King, President and Chief Executive Officer	2021	980,462	0	3,669,000	1,425,000	2,679,698	0	245,284	8,999,444
	2020	895,154	0	3,773,958	675,009	1,105,000	111,659	153,083	6,713,863
	2019	577,154	387,550	3,758,000	0	611,594	515,154	408,844	6,258,296

Stewart Glendinning, Executive Vice President and Chief Financial Officer	2021	787,000	0	2,025,000	500,000	1,705,000	0	221,803	5,238,803
	2020	817,269	0	1,600,193	475,012	852,500	15,175	151,864	3,912,013
	2019	777,385	0	1,537,667	475,009	660,391	100,532	181,363	3,732,347

Chris Langholz, President International	2021	642,819	0	1,575,000	400,000	1,388,800	0	1,282,732	5,289,351
	2020	580,956	0	6,763,310	375,005	608,446	0	526,832	8,854,549

Amy Tu, Executive Vice President. Chief Legal Officer and Secretary, Global Governance and Corporate Affairs	2021	683,154	0	1,890,000	475,000	1,476,500	0	205,428	4,730,082

Dean Banks, Former President and Chief Executive Officer	2021	811,015	0	5,325,000	5,721,000	2,383,516	0	240,164	14,480,695
	2020	920,662	5,000,000	3,587,873	1,071,001	1,343,733	0	858,785	12,782,054

_______________________________
(1)The amounts included in these columns are the aggregate grant date fair values for performance stock, restricted stock with performance criteria, restricted stock, restricted stock units and option awards granted in the fiscal year shown, computed in accordance with the stock-based compensation accounting rules set forth in ASC 718. The assumptions used in the calculation of the amounts shown are included in Note 15 to our audited consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended October 2, 2021. Recipients do not realize the value of equity-based awards until the awards vest (or are exercised in the case of stock options). The actual value that a recipient will realize from these awards is determined by the Company’s future share price and may be higher or lower than the amounts indicated in the table, which represent the full grant date fair value of such awards. The grant date fair values of the performance stock and restricted stock with performance criteria reflect target payout (which for restricted stock with performance criteria is also maximum payout). The number of shares of performance stock and restricted stock with performance criteria that vest, if any, depends on the specified level of performance achieved with respect to the performance measures tied to these awards. The table below shows the grant date fair values of the performance stock awards granted to each NEO during fiscal year 2021 at the target payout and the maximum payout that would result if the highest levels of performance goals are achieved. Description of the performance stock granted in fiscal year 2021 is provided in the section titled “Compensation Discussion and Analysis—Elements of Compensation—Equity-Based Compensation—Performance Stock” in this Proxy Statement.

	Grant Date Fair Value of Performance Stock Awards ($)
Name	Target Payout	Maximum Payout
John H. Tyson	3,000,000	6,000,000
Donnie King	1,350,000	2,700,000
Stewart Glendinning	1,000,000	2,000,000
Chris Langholz	800,000	1,600,000
Amy Tu	950,000	1,900,000
Dean Banks	3,000,000	6,000,000

(2)Amounts reflected in this column are cash payments made pursuant to the Executive Incentive Plan or in the case of Mr. Banks, pursuant to the terms of his Release Agreement. For a more detailed discussion, see the section titled “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Payments” in this Proxy Statement.
(3)For the assumptions used to determine the change in the pension value, see the table titled “SERP Assumptions” in the section titled “Pension Benefits” in this Proxy Statement. Mr. King participated in the SERP prior to his retirement in 2017, but when he rejoined the Company in January 2019, the SERP was frozen and he was, therefore, ineligible to resume participation. Mr. Banks was ineligible, and Mr. Langholz is ineligible, to participate in the SERP because it was frozen prior to either of them joining the Company. Mr. Tyson and Mr. King are currently receiving distributions under the SERP.
(4)The amounts reflected in this column for fiscal year 2021 represent the sum of all other compensation and perquisites received by the NEOs from the Company, as more fully set forth in the table below.

Name	Year	Reimbursement of Taxes ($)	Executive Basic Life Insurance Premiums ($)	Company Contribution under the Employee Stock Purchase Plan ($)	Company Contribution under the Executive Savings Plan ($)(a)	Company Contribution under the Retirement Savings Plan ($)	Severance Pay ($)(b)	Perquisites ($)(c)
John H. Tyson	2021	126,018	0	0	374,246	11,600	0	1,338,076	(d)
Donnie King	2021	24,755	3,214	24,212	148,826	11,600	0	32,677	(e)
Stewart Glendinning	2021	14,134	2,827	0	187,992	11,600	0	*
Chris Langholz	2021	160,079	2,213	5,455	148,087	11,482	0	955,416	(f)
Amy Tu	2021	7,946	2,304	0	161,212	11,600	0	22,366	(g)
Dean Banks	2021	45,329	2,261	14,308	41,569	11,600	2,365,385	125,097	(h)
_______________________________
* Indicates value less than $10,000
(a)Included in these amounts are Company contributions to the applicable NEOs pursuant to the Executive Savings Plan subsequent to the end of the fiscal year 2021, though attributable to performance in fiscal year 2021, as follows: Mr. Tyson - $288,000; Mr. King - $107,188; Mr. Banks - $0; Mr. Glendinning - $136,400; Mr. Langholz - $111,104 and Ms. Tu - $118,120 (a description of the Executive Savings Plan is provided under the heading “Financial, Retirement and Welfare Benefit Plans” in the “Compensation Discussion and Analysis” section of this Proxy Statement, as well as following the table titled “Nonqualified Deferred Compensation for Fiscal Year 2021” under the heading “Executive Savings Plan”). The amounts do not include matching contributions that were attributable to performance in fiscal year 2020 but paid in fiscal year 2021, as those awards were previously reported as fiscal year 2020 compensation.
(b)The amount in this column includes severance pay in the amount of $2,365,385 payable to Mr. Banks during fiscal year 2021 (but paid on December 9, 2021 for tax reasons). In addition, pursuant to the terms of Mr. Banks’ Release Agreement described in the section titled “Executive Compensation—Potential Payments Upon Termination—Separation of Dean Banks” in this proxy statement, Mr. Banks is entitled to receive certain premium subsidies and/or monthly reimbursement payments for COBRA continuation coverage.
(c)The amounts in this column include premiums paid by the Company for a long-term disability insurance policy for each NEO. The values expressed for personal use of Company-owned aircraft in footnotes (d) through (h), below, are based on the aggregate incremental cost to the Company using a method that accounts for fuel, maintenance, landing fees, other associated travel costs and charter fees. Mr. Tyson’s, Mr. King’s and Mr. Banks’ personal use of Company-owned aircraft is permitted under their respective employment contracts, and the other NEOs’ personal use of Company-owned aircraft is at the CEO’s discretion, subject to an overall limit established by the Compensation and Leadership Development Committee. In each case, the executives’ use must comply with the Company’s aircraft policy and not interfere with the Company’s use of the aircraft. The values of all perquisites are based on the incremental aggregate cost to the Company and are individually quantified only if they exceed the greater of $25,000 or 10% of the total amount of perquisites for such NEO.
(d)This amount includes $1,318,414 for personal use of Company-owned aircraft and amounts for cellular devices, meat purchases, donation matching and event tickets.

(e)This amount includes $31,153 for personal use of Company-owned aircraft.
(f)As a result of Mr. Langholz working from Singapore, he receives certain expatriate benefits including a tax equalization credit of $156,000, tax equalization payments totaling $586,422, a transportation allowance of $27,600, a housing allowance of $209,534, a dependent education allowance of $40,068, a cost of living allowance of $88,267 and an amount for tax preparation fees.
(g)This amount includes $20,842 for personal use of Company-owned aircraft.
(h)This amount includes $103,058 for personal use of Company-owned aircraft, $20,910 for moving expenses and an amount for event tickets.
Grants of Plan-Based Awards During Fiscal Year 2021
The table below provides information on equity and cash-based performance awards granted to each of the Company’s NEOs during fiscal year 2021. The equity awards were granted under the Stock Incentive Plan. The cash-based performance awards were granted under the Executive Incentive Plan. More information on plan-based awards is provided in the section titled “Compensation Discussion and Analysis—Elements of Compensation” in this Proxy Statement.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Under- lying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
John H. Tyson	11/11/2020	11/11/2020	900,000	1,800,000	3,600,000
	11/20/2020	11/11/2020				24,695	49,390	98,781				3,000,000
	11/20/2020	11/11/2020							24,695			1,500,000
	11/20/2020	11/11/2020							17,781			1,080,000
	11/20/2020	11/11/2020								134,048	60.74	1,500,000
Donnie King	11/11/2020	11/11/2020	552,500	1,105,000	2,210,000
	11/20/2020	11/11/2020				11,112	22,225	44,451				1,350,000
	11/20/2020	11/11/2020							11,113			675,000
	11/20/2020	11/11/2020							11,195			680,000
	11/20/2020	11/11/2020								60,322	60.74	675,000
	5/14/2021	2/20/2021							2,664			214,000
	6/2/2021	6/1/2021							9,343			750,000
	6/2/2021	6/1/2021								50,725	80.27	750,000
Stewart Glendinning	11/11/2020	11/11/2020	426,250	852,500	1,705,000
	11/20/2020	11/11/2020				8,232	16,463	32,927				1,000,000
	11/20/2020	11/11/2020							8,232			500,000
	11/20/2020	11/11/2020							8,643			525,000
	11/20/2020	11/11/2020								44,683	60.74	500,000
Chris Langholz	11/11/2020	11/11/2020	343,750	687,500	1,375,000
	11/20/2020	11/11/2020				6,585	13,170	26,341				800,000
	11/20/2020	11/11/2020							6,585			400,000
	11/20/2020	11/11/2020							6,174			375,000
	11/20/2020	11/11/2020								35,746	60.74	400,000
Amy Tu	11/11/2020	11/11/2020	371,250	742,500	1,485,000
	11/20/2020	11/11/2020				7,820	15,640	31,280				950,000
	11/20/2020	11/11/2020							7,820			475,000
	11/20/2020	11/11/2020							7,656			465,000
	11/20/2020	11/11/2020								42,449	60.74	475,000

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Under- lying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Dean Banks	10/5/2020	10/2/2020								150,000	59.00	1,747,500
	10/5/2020	10/2/2020								150,000	69.62	1,423,500
	10/5/2020	10/2/2020								150,000	86.73	1,050,000
	11/11/2020	11/11/2020	900,000	1,800,000	3,600,000
	11/20/2020	11/11/2020				24,695	49,390	98,781				3,000,000
	11/20/2020	11/11/2020							24,695			1,500,000
	11/20/2020	11/11/2020							13,582			825,000
	11/20/2020	11/11/2020								134,048	60.74	1,500,000
_______________________________
(1)The amounts in these columns represented the threshold, target and maximum amounts payable for performance in fiscal year 2021 under the Executive Incentive Plan based on the NEO’s salary on October 2, 2021. The amounts paid to each NEO pursuant to this plan for fiscal year 2021 are set forth in the column titled “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table for Fiscal Year 2021” in this Proxy Statement. For more detailed information on the Executive Incentive Plan and potential payments thereunder, see the discussion and tables in the section titled “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Payments” in this Proxy Statement.
(2)The amounts in these columns represent (i) the threshold, target and maximum number of shares of performance stock which would be awarded upon the achievement of specified performance criteria for the awards granted, (ii) the number of shares of restricted stock, and (iii) the number of shares of restricted stock units (“RSUs”). The vesting terms of the performance stock include the achievement of a three-year cumulative Adjusted Operating Income target and a favorable relative total shareholder return comparison with the Compensation Peer Group. The vesting terms of the restricted stock are based on the NEOs’ continued employment through the vesting date of November 20, 2023 (and January 26, 2024 and May 14, 2024 for Mr. King). The RSUs vest in two annual installments based on the NEO’s continued employment through the applicable vesting date. For a more detailed discussion, see the sections titled “Compensation Discussion and Analysis—Elements of Compensation—Equity-Based Compensation—Performance Stock” and “Compensation Discussion and Analysis—Elements of Compensation—Equity-Based Compensation—Restricted Stock” in this Proxy Statement.
(3)The amounts in this column represent non-qualified stock options that expire on November 20, 2030 (and October 5, 2030 for Mr. Banks and June 2, 2031 for Mr. King). These options vest in equal annual increments on each of the first, second and third anniversary dates of the grant and become fully vested after three years. The three October 5, 2020 grants of non-qualified stock options to Mr. Banks (collectively, the “October 2020 Banks Stock Option Awards”), consisting of 150,000 shares each, were each originally scheduled to vest on October 5, 2025. However, as described in the section titled “Executive Compensation—Potential Payments Upon Termination—Separation of Dean Banks” in this Proxy Statement, Mr. Banks separated from the Company effective as of June 2, 2021, resulting in, among other things, accelerated vesting of stock options with an aggregate value on October 2, 2021 of $6,555,223, including the October 2020 Banks Stock Option Awards.
(4)Pursuant to the terms of the Stock Incentive Plan, the exercise price for all options listed in this column is generally the closing price of our Class A Common Stock on the grant date. However, with respect to two out of the three October 2020 Banks Stock Option Awards, the exercise price was $69.62 and $86.73, respectively, which was higher than the closing price of our Class A Common Stock of $59.00 on October 5, 2020. The exercise price for the third October 2020 Banks Stock Option Award was $59.00.
(5)For a description of the methodology used to determine the grant date fair value of stock and option awards, see footnote (1) to the “Summary Compensation Table for Fiscal Year 2021” in this Proxy Statement.
Outstanding Equity Awards at 2021 Fiscal Year-End
The table below provides information on the stock option, restricted stock, restricted stock units and performance stock awards held by each of the Company’s NEOs as of October 2, 2021.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John H. Tyson	11/26/2012	160,600	0		19.36	11/26/2022
	11/22/2013	160,600	0		31.82	11/22/2023
	11/21/2014	231,239	0		42.26	11/21/2024
	11/30/2015	109,202	0		50.00	11/30/2025
	11/28/2016	93,334	0		58.34	11/28/2026
	11/17/2017	71,997	0		77.97	11/17/2027
	11/19/2018	85,170	42,584	(2)	59.42	11/19/2028
	11/19/2018						26,205	(3)	2,052,114
	11/19/2018						54,942	(4)	4,302,508
	11/18/2019	29,834	59,665	(5)	89.98	11/18/2029
	11/18/2019									17,524	(6)	1,372,304
	11/18/2019									66,681	(7)	5,221,789
	11/20/2020	0	134,048	(8)	60.74	11/20/2030
	11/20/2020						25,289	(9)	1,980,382
	11/20/2020									98,781	(10)	7,735,540
	11/20/2020						18,208	(11)	1,425,868

Donnie King	02/13/2019									24,607	(12)	1,926,974
	02/13/2019									35,153	(13)	2,752,831
	05/10/2019									4,758	(14)	372,599
	11/18/2019	13,426	26,849	(5)	89.98	11/18/2029
	11/18/2019						17,524	(15)	1,372,304
	11/18/2019									7,886	(6)	617,553
	11/18/2019									30,006	(7)	2,349,770
	11/20/2020	0	60,322	(8)	60.74	11/20/2030
	11/20/2020						11,380	(16)	891,168
	11/20/2020									44,451	(10)	3,480,958
	11/20/2020						11,465	(11)	897,824
	05/14/2021									2,695	(17)	211,045
	06/02/2021	0	50,725	(18)	80.27	06/02/2031
	06/02/2021						9,398	(19)	735,957

Stewart Glendinning	12/15/2017	15,270	0		81.28	12/15/2027
	12/15/2017	37,774	0		81.28	12/15/2027
	11/19/2018	27,901	13,950	(2)	59.42	11/19/2028
	11/19/2018						8,584	(3)	672,213
	11/19/2018						17,998	(4)	1,409,423
	11/18/2019	9,448	18,894	(5)	89.98	11/18/2029
	11/18/2019									5,549	(6)	434,542
	11/18/2019									21,115	(7)	1,653,516
	11/20/2020	0	44,683	(8)	60.74	11/20/2030
	11/20/2020						8,430	(16)	660,153
	11/20/2020									32,927	(10)	2,578,513
	11/20/2020						8,851	(11)	693,122

Chris Langholz	11/18/2019	7,459	14,916	(5)	89.98	11/18/2029
	11/18/2019						51,405	(20)	4,025,526
	11/18/2019									4,381	(6)	343,076
	11/18/2019									16,670	(7)	1,305,428
	11/20/2020	0	35,746	(8)	60.74	11/20/2030
	11/20/2020						6,744	(16)	528,123
	11/20/2020									26,341	(10)	2,062,764
	11/20/2020						6,322	(11)	495,076

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Amy Tu	12/15/2017	15,271	0		81.28	12/15/2027
	11/19/2018	20,559	10,279	(2)	59.42	11/19/2028
	11/19/2018						6,325	(3)	495,311
	11/19/2018						13,261	(4)	1,038,469
	05/10/2019									1,316	(14)	103,056
	11/18/2019	8,453	16,905	(5)	89.98	11/18/2029
	11/18/2019						17,524	(15)	1,372,304
	11/18/2019									4,965	(6)	388,809
	11/18/2019									18,893	(7)	1,479,511
	11/20/2020	0	42,449	(8)	60.74	11/20/2030
	11/20/2020						8,008	(16)	627,106
	11/20/2020									31,280	(10)	2,449,537
	11/20/2020						7,840	(11)	613,950

Dean Banks	02/08/2018						2,208	(21)	172,908
	02/07/2019						2,839	(21)	222,322
	12/23/2019	62,926	0	(22)	91.39	06/02/2022
	12/23/2019									23,239	(7)	1,819,846
	10/05/2020	150,000	0	(22)	59.00	06/02/2022
	10/05/2020	150,000	0	(22)	69.62	06/02/2022
	10/05/2020	150,000	0	(22)	86.73	06/02/2022
	11/20/2020									17,410	(10)	1,363,377
	11/20/2020						13,909	(11)	1,089,214
	11/20/2020	134,048	0	(22)	60.74	06/02/2022
_______________________________
The footnotes below are applicable to more than one executive where noted.
(1)The amounts listed in this column reflect a share price of $78.31, the closing price of our shares on the NYSE on October 1, 2021, the last trading day of our 2021 fiscal year.
(2)These options vested and became exercisable on November 19, 2021.
(3)This represents an award of restricted stock with performance criteria that vested on November 29, 2021, resulting from the satisfaction of the applicable performance criterion for the 2019-2021 fiscal years.
(4)This represents an award of performance stock that vested on November 29, 2021, with any vesting determined based on the satisfaction of the following performance criteria: (a) cumulative Adjusted Operating Income target of $9,986 million for the 2019-2021 fiscal years and (b) a favorable comparison of the Company's Class A Common Stock price relative to the stock prices of a predetermined peer group of publicly traded companies over the 2019-2021 fiscal years. Based on the actual level of performance, this award vested at 116.82% of the target award with respect to the cumulative adjusted operating income criterion and 108.33% with respect to the stock price comparison criterion.
(5)One-half of these options vested and became exercisable on November 18, 2021 and the remaining options are scheduled to vest and become exercisable on November 18, 2022.
(6)This represents an award of restricted stock with performance criteria that vests on November 18, 2022, subject to the achievement of a three-year cumulative adjusted Operating Income of $125 million. The amount includes shares accrued under the Company’s dividend reinvestment plan.
(7)This represents an award of performance stock that vests on November 18, 2022, subject to the achievement of a three-year cumulative adjusted Operating Income target and favorable comparison of the Company's relative total shareholder return to a predetermined peer group of publicly traded companies over the 2020-2022 fiscal years. The number of shares reported is based on the maximum potential payout. Mr. Banks’ award reflects a prorated amount pursuant to his Release Agreement.
(8)One-third of these options vested and became exercisable on November 20, 2021. One-half of the remaining options are scheduled to vest and become exercisable on November 20, 2022, and the remaining options are scheduled to vest and become exercisable on November 20, 2023.
(9)This represents an award of restricted stock that vested on November 20, 2021. The amount includes shares accrued under the Company’s dividend reinvestment plan.
(10)This represents an award of performance stock that vests on November 20, 2023, subject to the achievement of a three-year cumulative adjusted Operating Income target and favorable comparison of the Company's relative total shareholder return to a predetermined peer group of publicly traded companies over the 2021-2023 fiscal years. The number of shares reported is based on the maximum potential payout. Mr. Banks’ award reflects a prorated amount pursuant to his Release Agreement.

(11)This represents an award of RSUs that vest in two annual installments based on the NEO’s continued employment through the applicable vesting date. One-half of these RSUs vested on November 20, 2021 and the remaining shares are scheduled to vest on November 20, 2022 subject to the continued employment through the applicable vesting date. The amount includes shares accrued under the Company’s dividend reinvestment plan. Mr. Banks’ award reflects an amount pursuant to his Release Agreement.
(12)This represents an award of restricted stock with performance criteria that vests on February 13, 2022, subject to the achievement of a three-year cumulative adjusted Operating Income of $125 million and continued employment through the applicable vesting date. The amount includes shares accrued under the Company’s dividend reinvestment plan.
(13)This represents a special award of restricted stock with performance criteria that vests on February 13, 2022, subject to the achievement of a three-year cumulative adjusted Operating Income of $125 million and continued employment through the applicable vesting date. The amount includes shares accrued under the Company’s dividend reinvestment plan.
(14)This represents an award of restricted stock with performance criteria that vests on May 10, 2022, subject to the achievement of a three-year cumulative adjusted Operating Income of $125 million and continued employment through the applicable vesting date. The amount includes shares accrued under the Company’s dividend reinvestment plan.
(15)This represents an award of restricted stock with performance criteria that vests on November 18, 2021, subject to the achievement of a three-year cumulative adjusted Operating Income of $125 million. The amount includes shares accrued under the Company’s dividend reinvestment plan.
(16)This represents an award of restricted stock that vests on November 20, 2023 based on the NEO’s continued employment through the applicable vesting date. The amount includes shares accrued under the Company’s dividend reinvestment plan.
(17)This represents an award of restricted stock that vests on May 14, 2024 based on the continued employment of Mr. King through the vesting date. The amount includes shares accrued under the Company’s dividend reinvestment plan.
(18)One-third of these options are scheduled to vest and became exercisable on June 2, 2022. One-half of the remaining options are scheduled to vest and become exercisable on June 2, 2023, and the remaining options are scheduled to vest and become exercisable on June 2, 2024.
(19)This represents an award of restricted stock that vests on January 26, 2024 based on the continued employment of Mr. King through the vesting date. The amount includes shares accrued under the Company’s dividend reinvestment plan.
(20)This represents an award of restricted stock with performance criteria which vested on November 18, 2021, resulting from the satisfaction of the achievement of a one-year cumulative adjusted Operating Income of $125 million and the continued employment of Mr. Langholz through the vesting date. The amount includes shares accrued under the Company’s dividend reinvestment plan.
(21)This represents a stock award for shares of the Issuer's Class A Common Stock granted on the date of re-election as a director at the Annual Meeting of Shareholders. Per the Tyson Foods, Inc. Board of Director Compensation Policy, these shares shall vest 180 days after termination as a member of the Board of Directors. The amount includes shares accrued under the Company’s dividend reinvestment plan.
(22)These options vested and became exercisable on June 1, 2021 and must be exercised by June 2, 2022 or they will expire.
Option Exercises and Stock Vested During Fiscal Year 2021
The table below sets forth the number of shares acquired and the value realized upon exercise of stock options and vesting of stock awards during fiscal year 2021 by the listed NEOs. None of our NEOs exercised stock options during the year.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
John H. Tyson			17,948	(1)	1,090,204	(2)
			10,453	(3)	634,948	(2)
Donnie King			—		—
Stewart Glendinning			9,699	(1)	589,130	(2)
			5,669	(3)	344,387	(2)
Chris Langholz			12,549	(4)	796,262	(5)
Amy Tu			3,920	(1)	238,160	(2)
			2,292	(3)	139,221	(2)
Dean Banks			10,629	(6)	851,419	(7)
_______________________________
(1)Represents previously awarded restricted stock with performance criteria that vested on November 20, 2020.
(2)The value is based on our stock price of $60.74 on November 20, 2020.
(3)Represents previously awarded performance stock that vested on November 20, 2020.
(4)Represents previously awarded restricted stock with performance criteria that vested on November 18, 2020.

(5)The value is based on our stock price of $63.45 on November 18, 2020.
(6)Represents previously awarded restricted stock and restricted stock with performance criteria that vested on June 2, 2021.
(7)The value is based on our stock price of $80.10 on June 1, 2021.

Pension Benefits
The SERP is a non-qualified deferred compensation plan that provides a retirement benefit to certain officers of the Company, including certain of the NEOs. It also provides life insurance protection for certain officers. The retirement benefit is a “single life” or a “Joint and 50% to Survivor” annuity. In fiscal year 2018, the Compensation and Leadership Development Committee elected to suspend new participation and vest benefits for all existing participants in the SERP as of December 31, 2018. The primary formula for calculating the amount of such benefit uses one percent of the average annual compensation paid to the officer for his or her final five years of service multiplied by his or her years of creditable service (the “normal retirement allowance”). “Creditable service” is the number of years and months that the participant has been a contracted officer beginning January 1, 2004, subject to certain grandfathering and grade level criteria. The SERP also provides for catch-up accruals for certain grandfathered participants (officers prior to 2002 receive an additional one percent of their final five-year average annual compensation multiplied by their final five years of creditable service). An officer’s normal retirement allowance cannot decrease from the highest normal retirement allowance amount calculated during the officer’s tenure. In addition, participants in the plan as of July 1, 2014, with at least 20 years of vesting service are generally eligible for a minimum benefit and a tax allowance based on the amount of their executive life insurance premium at the male non-smoker rate. The Compensation and Leadership Development Committee has the discretion to grant early retirement benefits under the plan.
If a Company-employed participant was in the SERP as of July 1, 2014, and subsequently dies, the participant’s beneficiaries receive a death benefit under the life insurance portion of the SERP. Mr. Tyson no longer participates in the life insurance portion of the SERP in connection with his becoming a non-executive officer in fiscal year 2008, and Mr. Tyson is currently receiving benefits under the SERP. Mr. King participated in the SERP, including the life insurance portion, prior to his retirement in 2017, but when he rejoined the Company in January 2019, the SERP was frozen and he was, therefore, ineligible to resume participation, including with respect to the life insurance portion. Mr. King is currently receiving benefits under the SERP. When Mr. Glendinning and Ms. Tu began participating in the SERP, the life insurance feature was no longer offered. Mr. Banks was ineligible, and Mr. Langholz is ineligible, to participate in the SERP because it was frozen prior to either of them joining the Company.
The following table shows the years of creditable service for benefit accrual purposes and the present value of the accrued benefits for each of the NEOs under the SERP as of October 2, 2021.

Name	Plan Name	Numbers of Years of Creditable Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
John H. Tyson	Tyson Foods, Inc. SERP	15.75	4,903,010	175,196
Donnie King(3)	Tyson Foods, Inc. SERP	18.50	4,804,460	268,799
Stewart Glendinning	Tyson Foods, Inc. SERP	1.00	175,836
Amy Tu	Tyson Foods, Inc. SERP	1.00	119,938
_______________________________
(1)The plan considers only creditable service, as more fully described above. The NEOs’ actual years of service are as follows: Mr. Tyson - 49 years; Mr. King - 35 years prior to his 2017 retirement plus 2 years after he rejoined the Company on January 22, 2019; Mr. Glendinning - 4 years; and Ms. Tu - 4 years.
(2)The present value of these benefits is based on the following assumptions:

SERP Assumptions

	As of October 3, 2020	As of October 2, 2021
Discount Rate	2.74%	2.87%
Mortality Table for Annuities	PRI-2012 mortality tables with MP-2019 generational improvement for males and females with white collar adjustment	PRI-2012 mortality tables with MP-2020 generational improvement for males and females with white collar adjustment
(3)Mr. King’s SERP benefits are the result of his employment by the Company prior to his 2017 retirement.

The following table shows the estimated annual single life annuity payable from the plan upon retirement at age 62, based on the specific compensation and years of service classifications indicated below:
SERP Estimates

Average Cash Compensation	Years of Service
	15	20	25	30	35
$500,000	$75,000	$100,000	$125,000	$150,000	$175,000
$750,000	$112,500	$150,000	$187,500	$225,000	$262,500
$1,000,000	$150,000	$200,000	$250,000	$300,000	$350,000
$1,500,000	$225,000	$300,000	$375,000	$450,000	$525,000
$2,000,000	$300,000	$400,000	$500,000	$600,000	$700,000
$3,000,000	$450,000	$600,000	$750,000	$900,000	$1,050,000
$5,000,000	$750,000	$1,000,000	$1,250,000	$1,500,000	$1,750,000
Nonqualified Deferred Compensation for Fiscal Year 2021
The table below provides information on benefits available to the NEOs for fiscal year 2021 under the Executive Savings Plan.

Name	Plan(1)	Executive Contributions in Last Fiscal Year ($)(2)	Company Contributions in Last Fiscal Year ($)(3)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)(5)
John H. Tyson	Executive Savings Plan	226,154	374,246	1,879,617	1,529,424	7,794,383
Donnie King	Executive Savings Plan	0	148,826	24,708	0	308,528
Stewart Glendinning	Executive Savings Plan	403,596	187,992	243,145	103,266	1,981,356
Chris Langholz	Executive Savings Plan	1,165,928	148,087	92,687	0	1,794,113
Amy Tu	Executive Savings Plan	174,496	161,212	34,604	0	554,983
Dean Banks	Executive Savings Plan	12,462	41,569	25,662	0	173,908
_______________________________
(1)As further detailed in the narrative below, all NEOs may participate in the Executive Savings Plan.
(2)Amounts in this column are included in the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns of the “Summary Compensation Table for Fiscal Year 2021” in this Proxy Statement. The amounts in this column include post-fiscal year 2021 contributions made from the NEOs’ non-equity incentive plan compensation attributable to fiscal year 2021 performance as follows: Mr. Tyson - $180,000; Mr. King - $0; Mr. Glendinning - $341,000; Mr. Langholz - $1,041,600; and Ms. Tu - $147,650.
(3)Included in these amounts are Company contributions to the applicable NEOs and pursuant to the Executive Savings Plan subsequent to the end of the fiscal year 2021, though attributable to performance in fiscal year 2021, as follows: Mr. Tyson - $288,000; Mr. King - $107,188; Mr. Glendinning - $136,400; Mr. Langholz - $111,104; and Ms. Tu - $118,120. A description of the Executive Savings Plan is provided in the section titled “Compensation Discussion and Analysis—Financial, Retirement and Welfare Benefit Plans” in this Proxy Statement, as well as below under the heading “Executive Savings Plan.”
(4)The amounts in this column include post-fiscal year 2021 executive contributions and Company contributions as described in footnotes (2) and (3) above.
(5)In addition to the amounts described in footnotes (2) and (3) above, the amount shown in this column includes the following amounts reported as compensation for each of the NEOs in the Company’s Summary Compensation Tables in previous years:

Name	Amount ($)
John H. Tyson	2,955,798
Donnie King	185,144
Stewart Glendinning	1,702,676
Chris Langholz	1,699,914
Amy Tu	335,708
Dean Banks	144,226

Executive Savings Plan
The Company sponsors the Executive Savings Plan which is available to NEOs and other highly compensated employees of the Company and is intended to provide participants the opportunity to defer up to 60% of their salaries in excess of the limits of the Internal Revenue Code imposed on the Retirement Savings Plan (the qualified 401(k) plan) and 100% of cash performance incentive payments. Participants must elect to defer their compensation for a year in the year prior to performing services, and deferral elections are generally irrevocable. The Executive Savings Plan also provides a matching contribution by the Company equal to 100% of the first 3% of eligible pay contributed, plus 50% of the next 2% contributed which is not otherwise matched under the Company’s Retirement Savings Plan. Performance incentive payment deferrals are also matched at the same rates. In addition, NEOs and certain other participants receive a non-elective Company contribution equal to 4% of their base salary and annual incentive plan payment. Participants’ accounts under the Executive Savings Plan are adjusted for investment gains or losses. Participants may elect how their accounts are invested from a notional investment based on the investment options available under the Retirement Savings Plan.
For amounts deferred to the Executive Savings Plan on or after January 1, 2005, and any earnings, gains or losses thereon, the following distribution rules apply. Participants must elect the amount of their deferrals and the time and form of their distributions prior to the year their salaries and performance incentive payments to be deferred are earned. Participants may elect to receive distributions in January following termination of employment, in January of a specified calendar year as elected by the participant, or a combination of the foregoing. Participants may apply for an earlier distribution on account of an extraordinary and unforeseeable event. Participants may elect the form of their distributions in either a lump sum payment or annual installments payable over a period not to exceed 15 years from the later of the date the participant terminates employment or attains age 62. Notwithstanding the foregoing, a participant’s account will be distributed in a lump sum if it does not exceed the maximum annual contribution limit under the Retirement Savings Plan following termination of employment. Changes are permitted to these elections only in accordance with limited rules of the plan. Certain key employees may be required to delay a distribution payable at termination of employment for six months as required by law. Notwithstanding a participant’s distribution election, if a participant dies prior to distribution of the account, the account will be paid to the participant’s designated beneficiary beginning in January of the year following the participant’s death in five annual installments or in a lump sum in January of the year following the participant’s death if the value of the account does not exceed the maximum annual contribution limit under the Retirement Savings Plan at the time of distribution. If a participant dies after distributions have begun to the participant, the participant’s designated beneficiary receives payment in accordance with the participant’s distribution election. For account balances prior to January 1, 2005, and earnings, gains and losses thereon, the distribution rules described in the section below titled “Retirement Income Plan” apply.
Any assets reserved for Company payments under the Executive Savings Plan remain subject to the claims of our creditors. Benefits are currently paid from a grantor trust originally established to pay benefits under the Retirement Income Plan. Assets from this grantor trust can be used to pay benefits under the Executive Savings Plan only if there are sufficient assets remaining in the trust after any such payment to satisfy all benefit obligations under the Retirement Income Plan. The Company currently provides funding for this grantor trust on an ongoing basis.
Retirement Income Plan
The Company maintains the Retirement Income Plan, which is a non-qualified deferred compensation plan originally maintained by IBP, inc. (“IBP”). The Retirement Income Plan is currently frozen, meaning that no further contributions can be made. Prior to being frozen, certain employees of IBP could defer their compensation to the Retirement Income Plan and receive matching contributions on their deferrals in excess of limits imposed on qualified plans under the Internal Revenue Code. Accounts under the Retirement Income Plan continue to realize gain or loss. Participants may elect how their accounts are invested from the investment options available under the Retirement Savings Plan. The Retirement Income Plan will terminate after all distributions from the plan have been made.
A participant is eligible for a distribution from the Retirement Income Plan at termination or, if the participant elects, while in-service or on account of a hardship. In-service distributions requested by June 30 are paid in January of the year following the request. Distributions requested on account of hardship may be requested at any time and distributed when approved by the plan’s administrative committee. Distributions are made in the form elected by the participant from a lump sum payment or annual or biannual installments payable over a period not to exceed 15 years from the later of the date the participant terminates employment or attains age 62. Notwithstanding the foregoing, a participant’s account will be distributed in a lump sum if it does not exceed $50,000 at the time of distribution following termination of employment. If a participant dies prior to distribution of the account, the account will be paid to the participant’s designated beneficiary in ten annual installments following the later of the year the participant dies or would have attained age 62, in a lump sum if the value of the account does not exceed $50,000 at the time of distribution or as the beneficiary elects from the distribution options available to the participant. If a participant dies after distributions have begun to the participant, the participant’s designated beneficiary receives payment in accordance with the participant’s distribution election.

The assets of the Retirement Income Plan, including NEOs’ deferrals, are subject to the claims of our creditors and benefits are paid from a trust we established to secure our obligations under the plan. As of the end of fiscal year 2021, none of our NEOs participated in the Retirement Income Plan.
Potential Payments Upon Termination
Separation of Dean Banks
As discussed in the section titled “Compensation Discussion and Analysis—Introduction—Executive Transitions” in this Proxy Statement, Mr. Banks separated from the Company effective as of June 2, 2021. As a result, the Banks Employment Agreement terminated effective as of June 2, 2021. In accordance with the Banks Employment Agreement and the Release Agreement, dated as of June 1, 2021, between the Company and Mr. Banks, Mr. Banks received (or is entitled to receive) the following severance payments: (i) cash severance payments of $6,000,000 (the “Separation Payments”), representing an amount equivalent to the sum of (x) 24 months’ base salary, which was $1,200,000 per year, and (y) two times Mr. Banks’ annual cash-based target bonus, which was $1,800,000 per year, which Separation Payments are payable over 24 months in periodic installments in accordance with the Company’s regular payroll practices, subject to Mr. Banks’ continued compliance with a 24-month post-termination non-competition restriction and a 36-month post-termination non-solicitation restriction, (ii) a prorated annual incentive bonus for 2021, based upon actual Company performance, which was paid in the amount of $2,383,516 and (iii) certain premium subsidies and/or monthly reimbursement payments for COBRA continuation coverage for up to 18 months (approximately $21,746) (provided, that in the event Mr. Banks exhausts a full 18 months of COBRA, all monthly reimbursement payments will end and the Company will pay Mr. Banks a final amount equal to six (6) times his last monthly premium reimbursement) (approximately $7,301)). In addition, Mr. Banks’ outstanding equity awards were treated in accordance with the respective agreements pursuant to which such awards were granted, resulting in (i) accelerated vesting of restricted stock and restricted stock units (as set forth in the section titled “Option Exercises and Stock Vested During Fiscal Year 2021” in this Proxy Statement), (ii) accelerated vesting of stock options with an aggregate value on October 2, 2021 of $6,555,223 and (iii) a right to receive a pro rata portion of outstanding performance stock awards based on final company performance with an aggregate value of $3,183,223, based on maximum payout level and our stock price on October 2, 2021.
Other NEOs’ Severance Terms
The severance terms for Messrs. Tyson and King are reflected in their respective employment contracts. The severance terms for Messrs. Glendinning and Langholz and Ms. Tu are based on the Executive Severance Plan.
As of the end of fiscal year 2021, in the event the Company terminated the employment of Messrs. Tyson or King prior to the expiration of the NEO’s respective employment contract term (other than for “cause” or by reason of their death or permanent disability), a termination by Mr. King due to good reason or, in the case of the other NEOs, a termination of employment due to a job elimination or by the NEO due to good reason, the Company will pay, in the case of Mr. Tyson, a lump sum payment equal to two years of his then-current base salary and two times his annual bonus target, in the case of Mr. King, his then-current base salary for a period of two years and two times his annual bonus target plus continued medical coverage for up to 18 months, and, in the case of the other NEOs, such officer’s then current base salary for a period of two years, COBRA reimbursements for up to two years of continued coverage, and 12-months of outplacement assistance. In addition, participating NEOs in the Executive Severance Plan are eligible to receive a prorated payout equal to the amount that they would have received under the Company’s annual incentive plan for the year of termination, provided that the NEO was employed for at least 60 days during the applicable fiscal year, with such payout based on target performance for terminations in the first three quarters of a fiscal year and actual performance for terminations in the fourth quarter.
If an NEO’s employment terminates for “cause,” he is not entitled to any of the foregoing benefits and will receive only his accrued but unpaid compensation as of the date of his termination. The term “cause” generally includes, among other things, the NEO engaging in wrongful conduct which results in injury to the Company or engaging in certain criminal activities.
The Executive Severance Plan also provides severance benefits in the event of a qualifying voluntary termination; however, as of October 2, 2021, none of the NEOs were eligible to terminate under the Executive Severance Plan due to a qualifying voluntary termination.
Equity-Based Compensation Awards
Subject to certain exceptions, the award agreements under the Stock Incentive Plan generally provide that in the event that the employment of an NEO is terminated by reason of death, disability or retirement, by the NEO with good reason or pursuant to a qualifying voluntary termination under the Executive Severance Plan or by the Company without cause, a pro rata portion of any unvested equity award will be accelerated and will vest.

Payments and Benefits as of the Last Day of Fiscal Year 2021
The NEOs (other than Mr. Banks, who as noted above, separated from the Company effective as of June 2, 2021) would have been entitled to the following estimated payments and benefits from the Company if a termination occurred on the last day of the fiscal year, under the following circumstances. In addition, NEOs may be eligible for payment of their accounts under the Company’s qualified retirement plan, the Employee Stock Purchase Plan and non-qualified plans. For the benefits under these plans, see the sections titled “Compensation Discussion and Analysis,” “Pension Benefits” and “Nonqualified Deferred Compensation for Fiscal Year 2021” in this Proxy Statement.

	Tyson				King
	Termination by Company Without Cause or by NEO for Good Reason ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)	Termination by Company Without Cause or by NEO for Good Reason ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)
Severance	6,000,000	(1)	0	3,600,000	6,000,000	(1)	0	3,600,000
Accrued and Unpaid Vacation	92,308		92,308	92,308	92,308		92,308	92,308
Acceleration of vesting of equity-based compensation awards(2)	13,044,845		0	13,667,775	6,051,901		0	6,694,454
Health Insurance(3)	0		0	0	17,241		0	17,241
Outplacement Assistance	9,000		0	0	9,000		0	0
Total	19,146,153		92,308	17,360,083	12,170,450		92,308	10,404,003

	Glendinning				Langholz
	Termination by Company Without Cause or by NEO for Good Reason ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)	Termination by Company Without Cause or by NEO for Good Reason ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)
Severance	3,255,000	(4)	0	1,705,000	2,818,800	(4)	0	1,388,800
Accrued and Unpaid Vacation	59,615		59,615	59,615	55,000		55,000	55,000
Acceleration of vesting of equity-based compensation awards(2)	4,344,836		0	4,344,836	5,516,709		0	5,516,709
Health Insurance(3)	14,418		0	14,418	25,878		0	25,878
Outplacement Assistance	9,000		0	0	9,000		0	0
Total	7,682,869		59,615	6,123,869	8,425,387		55,000	6,986,387

	Tu
	Termination by Company Without Cause or by NEO for Good Reason ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)
Severance	2,826,500	(4)	0	1,476,500
Accrued and Unpaid Vacation	51,923		51,923	51,923
Acceleration of vesting of equity-based compensation awards(2)	4,536,899		0	4,536,899
Health Insurance(3)	9,364		0	9,364
Outplacement Assistance	9,000		0	0
Total	7,433,686		51,923	6,074,686

_______________________________
(1)    These amounts represent (i) in the case of Mr. Tyson, a lump sum payment equal to two years of his then-current base salary and two times his annual target performance incentive and (ii) in the case of Mr. King, the continued payment of the NEO’s base salary for two years and two times the annual target performance incentive.
(2)    These amounts represent the value of each NEO’s unvested stock options, restricted stock with performance criteria, restricted stock, restricted stock units and performance stock at the target level that would have vested in the event of a termination on October 2, 2021, based on our stock price of $78.31 on October 1, 2021, the last trading day of our 2021 fiscal year.
(3)With the exception of Mr. Tyson and Mr. King, these amounts represent the premiums to continue the NEOs’ health insurance for the severance period provided in the Executive Severance Plan.  Mr. Tyson’s contract provides that in the case of his disability, he and his spouse are entitled to health insurance until each of their deaths, and his eligible dependents are entitled to health insurance until such time as their eligibility has ceased. In the case of Mr. Tyson’s death, his spouse and eligible dependents are entitled to the same coverage.  With respect to Mr. Tyson, this amount (a) excludes any amount for a spouse, as Mr. Tyson was not married as of October 2, 2021, and (b) excludes any amount for Mr. Tyson, as the period of time for coverage cannot be determined.  As of October 2, 2021, the annual costs for Mr. Tyson’s health insurance totaled $5,942. Mr. King’s contract provides that upon a termination by the Company (other than for “cause” or by reason of death or permanent disability) or if Mr. King resigns for “good reason,” the Company will provide Mr. King with certain premium subsidies and/or monthly reimbursement payments for COBRA continuation coverage for up to 18 months.
(4)These amounts represent continued payment of the NEO’s base salary for two years and one annual incentive target payment under the Company’s annual incentive plan.
Potential Payments Upon a Change in Control
The award agreements under the Stock Incentive Plan currently provide for the acceleration of vesting of all unvested equity-based compensation awards held by an NEO in the event of either (i) a termination of employment by the Company without cause or (ii) a resignation by the NEO for good reason (as defined therein) occurring within twenty-four (24) months following a change in control of the Company. In these provisions, “change in control” is defined as any one of the following: (1) the acquisition by any individual or entity of the Company’s voting securities where the acquisition caused the individual or entity to own 25% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote in the election of directors; (2) a merger, consolidation, combination or like transaction involving the Company in which the shareholders of the Company immediately prior to the transaction did not own at least 50% of the voting power of the issued and outstanding capital stock of the Company immediately after the transaction; (3) the sale or transfer by the Company of more than 50% of its assets or by any shareholder or shareholders of the Company of more than 50% of the voting power of the issued and outstanding capital stock of the Company in any one transaction or a series of related transactions occurring within a one year period in which the Company, any corporation controlled by the Company or the shareholders of the Company immediately prior to the transaction did not own at least 50% of the voting power of the issued and outstanding equity securities of the acquirer immediately after the transaction; (4) a majority of the persons who were members of the Board ceased to be directors within any 12-month period; or (5) the dissolution or liquidation of the Company. However, for the purpose of the acceleration of vesting of equity-based compensation awards, a change in control does not include any event as a result of which one or more of the following persons or entities possessed, immediately after such event, over 50% of the combined voting power of the Company or any successor entity: (i) Tyson Limited Partnership, or any successor entity; (ii) individuals related to Don Tyson by blood, marriage or adoption, or the estate of any such individual (including Don Tyson); or (iii) any entity in which one or more individuals or estates described in the preceding clauses (i) and (ii) possessed over 50% of the combined voting power or beneficial interests of such entity.
Each NEO would have been entitled to the estimated payments from the Company or its successor described in the table below if a change in control occurred and the NEO’s employment was terminated by the Company without cause or by the NEO for good reason, in each case, on October 2, 2021. The amounts represent the value of the listed NEOs’ unvested stock options, restricted stock with performance criteria, restricted stock, restricted stock units and performance stock that would vest, based on a closing stock price of $78.31 on October 1, 2021, the last trading day of fiscal year 2021. However, if the payments due to a change in control were to result in an excise tax being due, the aggregate payments would be reduced to the largest amount which could be paid without triggering an excise tax. The amounts reported in the table below do not reflect the application of any reduction in benefits pursuant to the applicable employment contracts or the Executive Severance Plan.

Name	Estimated Amount ($)
John H. Tyson	17,597,701
Donnie King	13,753,528
Stewart Glendinning	6,876,771
Chris Langholz	7,704,034
Amy Tu	7,427,702

If the Company were to terminate any NEO following a change in control, such officer would not be entitled to any additional severance benefits because his or her termination followed a change in control. Instead, the officer would receive the severance benefits described in the section titled “Potential Payments Upon Termination” in this Proxy Statement.
CEO PAY RATIO DISCLOSURE
We are required by Item 402(u) of Regulation S-K, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, to disclose the ratio of our fiscal year 2021 CEO’s annual total compensation to the median of the annual total compensation of all of our employees. The SEC’s rules for calculating this ratio allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to our pay ratio disclosed below.
We strive to offer competitive compensation for each position considering local labor markets. As a result, our compensation program varies amongst each local market and by position in order to allow us to provide a competitive total rewards package.
The median of the fiscal year 2021 annual total compensation of all of our employees, other than Mr. King, was $40,136. Mr. King’s fiscal year 2021 annual total compensation was $8,999,444, as reported in the Summary Compensation Table for Fiscal Year 2021. The ratio of these amounts (our “Pay Ratio”) for fiscal year 2021 is approximately 224:1.
We believe our fiscal year 2021 Pay Ratio is a reasonable estimate calculated in a manner consistent with SEC rules and in accordance with the methodology described below. From the employee population as of the last day of our 2021 fiscal year (October 2, 2021) based on our payroll records, we identified the median compensated employee (the “Median Compensated Employee”) using as our consistently applied compensation measure gross taxable wages prior to any pre-tax deductions, as reported in the Company’s payroll records for the twelve months ended October 2, 2021. We calculated the annual total compensation for the Median Compensated Employee in accordance with the rules applicable to the Summary Compensation Table for Fiscal Year 2021.
As of October 2, 2021, we had 137,128 employees globally, with 119,716 employees based in the U.S. and 17,412 employees located outside of the U.S. The pay ratio disclosure rules provide an exemption for companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent (5%) or less of the company's total number of employees. We applied this de minimis exemption when identifying the Median Compensated Employee by excluding certain employees located outside of the U.S.1
After applying the de minimis exemption, we calculated the Pay Ratio based on our 119,716 U.S. employees, 4,591 China employees, and 8,673 Thailand employees, representing approximately 97% of our global2 full-time, part-time, temporary and seasonal employees who were employed as of October 2, 2021.
___________________________________
1 Excluded employee count by each location was as follows: Australia (220); Austria (47); Belgium (1); Brazil (911); Canada (8); Colombia (29); Egypt (1); Germany (2); Hong Kong (10); India (132); Indonesia (2); Ireland (1); Italy (12); Japan (9); Lebanon (1); Malaysia (1,558); Mexico (111); Netherlands (354); New Zealand (92); Peru (85); Philippines (106); Portugal (3); South Africa (1); South Korea (193); Taiwan (8); Turkey (36); UAE (2); and United Kingdom (213).
2 We employ people in 30 countries globally.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended October 2, 2021. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP its independence. Based on the review and discussions above, the Audit Committee recommended to the Board that the year-end audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2021 for filing with the SEC.
The Board has delegated to the Audit Committee the responsibility to, among other things, (i) oversee and monitor the Company’s financial reporting, auditing and accounting process, (ii) be directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm, (iii) review and oversee the Company’s internal audit department, and (iv) provide an open avenue of communication among the Company’s independent registered public accounting firm, financial and senior management, the internal auditor and the Board. The Audit Committee’s duties and responsibilities are embodied in a written charter, which is evaluated annually. The Audit Committee’s charter was last amended by the Board in August 2021 and is available on the Company’s Investor Relations website at http://ir.tyson.com or in print to any shareholder who sends a request to Tyson Foods, Inc., Attention: Office of the Secretary, 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999.
Audit Committee
Jonathan D. Mariner, Chair
Maria Claudia Borras
David J. Bronczek
Cheryl S. Miller

CERTAIN TRANSACTIONS
The following are the transactions occurring since October 3, 2020 (i) in which the Company was a participant, (ii) where the annual amount involved exceeded $120,000, and (iii) in which the Company’s NEOs, directors, director nominees, principal shareholders and other related parties had a direct or indirect material interest or which the Company has chosen to voluntarily disclose. Other than described in this section, no other transactions of this type are currently proposed.
The Company has contracts with an entity for the lease of wastewater treatment plants that service chicken processing facilities owned by the Company in Nashville, Arkansas, and Springdale, Arkansas. During fiscal year 2021, interests in the lessor entity were owned by the following persons: the Donald J. Tyson Revocable Trust (of which John H. Tyson, the Chairman of the Board, is one of the trustees); Berry Street Waste Water Treatment Plant, LP (of which the TLP owns 90%); Carla Tyson (sister of John H. Tyson), Cheryl Tyson (sister of John H. Tyson), and J.J. Caldwell-Tyson (sister of John H. Tyson). Aggregate lease payments made by the Company during fiscal year 2021 with respect to the Nashville facility were $812,500 plus $8,971 for property taxes attributable to the treatment plant. Aggregate lease payments made by the Company during fiscal year 2021 with respect to the Springdale facility were $450,000 plus an amount for property taxes; however, for property tax purposes the treatment plant is not segregated from the processing facility and, as such, the amount of property tax attributable to the treatment plant is not determinable.
In fiscal year 2021, the Company provided administrative services to the Tyson Limited Partnership. In fiscal year 2021, the Tyson Limited Partnership, through its affiliate, TLP Investments, L.P (“TLP Investments”), reimbursed the Company $186,629 for administrative services provided in fiscal year 2020. Consistent with the foregoing reimbursement practice, the Company expects that the Tyson Limited Partnership, through TLP Investments, will reimburse the Company in fiscal year 2022 for administrative services provided by the Company to the Tyson Limited Partnership in fiscal year 2021.
Ms. Durham, a member of the Board, is Chief Executive Officer of American Seafoods Group. During fiscal year 2021, the Company paid American Seafoods Group $9,699,743 for direct purchases of fish for the manufacture of certain products for a customer of the Company.
Kyle Guziec, son-in-law of Mr. White, was employed as Director Commodity during fiscal year 2021, and received compensation including a base salary of $137,834, bonuses totaling $56,943 and $9,559 in other employee benefits (including Company contributions to his Retirement Savings Plan and Employee Stock Purchase Plan accounts and premiums paid by the Company for a long-term disability benefit). Taylor White, son of Mr. White, was employed as Associate Director Commodity during fiscal year 2021, and received compensation including a base salary of $125,077, bonuses totaling $51,274 and $5,368 in other employee benefits (including Company contributions to his Retirement Savings Plan and Employee Stock Purchase Plan accounts and premiums paid by the Company for a long-term disability benefit).
John R. Tyson, son of John H. Tyson, was employed as Chief Sustainability Officer during fiscal year 2021. During fiscal year 2021, John R. Tyson received compensation including a base salary of $406,827, bonuses totaling $561,600, and $54,796 in other employee benefits (including Company contributions to his Retirement Savings Plan, Executive Savings Plan and Employee Stock Purchase Plan accounts and premiums paid by the Company for a long term disability benefit). On November 20, 2020, John R. Tyson was granted an award of restricted stock with a grant date fair value of $75,000, an award of performance stock with a grant date fair value of $150,000, an award of restricted stock units with a grant date fair value of $85,000, and an award of non-qualified stock options which will vest in equal annual installments over three years with a grant date fair value of $75,000. All grants were made under the Stock Incentive Plan.
Randy King, brother of Mr. King, was employed as Complex Manager during fiscal year 2021, and received compensation including a base salary of $236,198, bonuses totaling $161,420 and $9,791 in other employee benefits (including Company contributions to his Retirement Savings Plan and Employee Stock Purchase Plan accounts and premiums paid by the Company for a long-term disability benefit). On November 20, 2020, Randy King was granted an award of restricted stock with a grant date fair value of $56,250 and an award of non-qualified stock options which will vest in equal annual installments over three years with a grant date fair value of $18,750. All grants were made under the Stock Incentive Plan.
The related party transactions described above have been reviewed by the Governance and Nominating Committee, which has determined that the transactions are fair to the Company. The Governance and Nominating Committee oversees and reviews related party and other special transactions between the Company and directors, executive officers or affiliates of the Company. This review typically entails the receipt of appraisals or other information from independent third parties which are utilized in the Governance and Nominating Committee’s determination of fairness. However, our Governance and Nominating Committee charter requires that the Governance and Nominating Committee review and approve all transactions with related persons as may be required to be disclosed by the rules of the SEC. The Governance and Nominating Committee is responsible for determining whether such transactions are fair to the Company. Directors and executive officers are specifically asked to disclose such transactions annually.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
The Company currently anticipates that the 2023 Annual Meeting of Shareholders (“2023 Annual Meeting”) will be held on February 9, 2023. Shareholder proposals must be received by the Company’s corporate secretary at the Company’s principal executive offices on or before August 24, 2022 to be eligible for inclusion in the Company’s Proxy Statement and form of proxy for the 2023 Annual Meeting. To be so included, a proposal must also comply with all applicable provisions of Rule 14a-8 under the Exchange Act.
The Company’s by-laws provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise properly brought before the meeting by or at the direction of the Company’s board of directors or by a shareholder. The Company’s by-laws provide that for any business (other than a proposal included in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act) to be brought before an annual meeting by a shareholder, the shareholder must (i) be a shareholder of record on the date the shareholder provides notice to the Company of its intention to bring business before the annual meeting and on the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting, (ii) be entitled to vote at the annual meeting, and (iii) give timely notice of the proposed business in proper written form in compliance with the notice procedures and informational requirements set forth in Article II, Section 10 of the Company’s by-laws. To be timely, the notice must be received by the secretary of the Company at the principal executive office of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is convened more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the shareholder to be timely must be so received no more than 120 days prior to such annual meeting nor less than the later of (i) 90 days prior to such annual meeting and (ii) ten days after the day on which public disclosure of the date of the annual meeting was made. To be timely for purposes of the 2023 Annual Meeting, the notice must be received by the Company’s corporate secretary at the Company’s principal executive offices on or before November 12, 2022, but in no event earlier than October 13, 2022.
Under the Company’s by-laws, nominations for director may be made only by the Board (or any duly authorized committee of the Board) or by any shareholder that (i) is a shareholder of record on the date the shareholder provides notice to the Company of its intention to nominate a director nominee for election to the Board and on the record date for the determination of shareholders entitled to notice of and to vote at the meeting at which directors will be elected, (ii) is entitled to vote at such meeting, and (iii) gives timely notice of such nomination in proper written form in compliance with the notice procedures and informational requirements set forth in Article II, Section 9 of the Company’s by-laws. To be timely, the notice must be received by the secretary of the Company at the principal executive offices of the Company (i) in the case of an annual meeting, not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is convened more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the shareholder to be timely must be so received no more than 120 days prior to such annual meeting nor less than the later of (x) 90 days prior to such annual meeting and (y) ten days after the day on which public disclosure of the date of the meeting was made; and (ii) in the case of a special meeting called for the purpose of electing directors, no more than ten days after the day on which public disclosure of the date of such special meeting was made. To be timely for purposes of the 2023 Annual Meeting, the notice must be received by the Company’s corporate secretary at the Company’s principal executive offices on or before November 12, 2022, but in no event earlier than October 13, 2022.
The Company’s principal executive offices for notices of shareholder proposals, other Company business to be brought at an annual meeting, or nominations for director are located at the address provided below in “Shareholder Communications.”
SHAREHOLDER COMMUNICATIONS
Shareholders and other interested parties may direct communications to individual directors, including the Lead Independent Director, a Board committee, the non-management directors as a group or the Board as a whole, by addressing the communication to the named individual, the committee, the non-management directors as a group or the Board as a whole, c/o Tyson Foods, Inc., Attention: Office of the Secretary, 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999.
EXPENSES OF SOLICITATION
The cost of soliciting proxies will be borne by the Company. Solicitations may be made by executive officers, directors and employees of the Company personally or by mail, telephone or other similar means of communication. Solicitations by such persons will be made on a part-time basis and no special compensation other than reimbursement of actual expenses incurred in connection with such solicitations will be paid.
ADDITIONAL INFORMATION AVAILABLE
Upon written request of any shareholder, the Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2021, as filed with the SEC, including the financial statements and data supplementary thereto. The written request should be sent to the corporate secretary at the Company’s principal executive offices at the address provided above under “Shareholder Communications.” The written request must state that as of December 13, 2021, the person making the request was a beneficial owner of securities entitled to vote at the Annual Meeting. In addition, the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2021, including the financial statements and data supplementary thereto, is available on the Company’s Investor Relations website at http://ir.tyson.com.
OTHER MATTERS
The material referred to in this Proxy Statement under the captions “Report of the Audit Committee” and “Report of the Compensation and Leadership Development Committee” shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933, as amended, or the Exchange Act.
So far as is now known, there is no business other than that described above to be presented to the shareholders for action at the Annual Meeting. Should other business come before the Annual Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.
By Order of the Board of Directors
Amy Tu, Executive Vice President, Chief Legal Officer and Secretary, Global Governance and Corporate Affairs
December 22, 2021

Tyson

2200 WEST DON TYSON PARKWAY
SPRINGDALE, AR 72762-6999

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on February 9, 2022 for shares held directly and by 11:59 P.M. Eastern Time on February 7, 2022 for shares held in a Plan. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on February 9, 2022 for shares held directly and by 11:59 P.M. Eastern Time on February 7, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D63621-P64280 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TYSON FOODS, INC.

The Board of Directors recommends that you vote FOR items 1 and 2:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. John H. Tyson	☐	☐	☐
1b. Les R. Baledge	☐	☐	☐
1c. Mike Beebe	☐	☐	☐
1d. Maria Claudia Borras	☐	☐	☐
1e. David J. Bronczek	☐	☐	☐
1f. Mikel A. Durham	☐	☐	☐
1g. Donnie King	☐	☐	☐
1h. Jonathan D. Mariner	☐	☐	☐
1i. Kevin M. McNamara	☐	☐	☐
1j. Cheryl S. Miller	☐	☐	☐
1k. Jeffrey K. Schomburger	☐	☐	☐
1l. Barbara A. Tyson	☐	☐	☐
1m. Noel White	☐	☐	☐
2. To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for fiscal year ending October 1, 2022.	☐	☐	☐

The Board of Directors recommends that you vote AGAINST item 3:

	For	Against	Abstain
3. Shareholder proposal to request a report on sustainable packaging efforts.	☐	☐	☐

NOTE: The undersigned also authorizes the named proxies to vote in their discretion upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournments or postponements thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

The Annual Meeting of Shareholders will consist of a business meeting and brief reports from Company executives and is expected to last approximately 30 minutes. The Annual Meeting of Shareholders will be webcast live and a replay will be available at http://ir.tyson.com. To attend in person at the Holiday Inn Springdale/Fayetteville Area, 1500 South 48th Street, Springdale, Arkansas, please contact Tyson Foods Investor Relations for tickets via email at ir@tyson.com or by telephone at 479-290-4524. A ticket is required for entry to the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D63622-P64280

PROXY
TYSON FOODS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
FEBRUARY 10, 2022

The undersigned shareholder(s) of TYSON FOODS, INC. hereby appoint(s) John H. Tyson and Kevin M. McNamara, and each or either of them, the true and lawful agents and attorneys-in-fact for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed on the reverse side, at the Annual Meeting of Shareholders to be held at the Holiday Inn Springdale/Fayetteville Area, 1500 South 48th Street, Springdale, Arkansas on Thursday, February 10, 2022 at 10:00 a.m., Central time and at any adjournments or postponements thereof, for the transaction of the business listed on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

IMPORTANT - PLEASE SIGN AND DATE ON BACK OF CARD. RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE; NO POSTAGE NECESSARY.

Continued and to be signed on reverse side